UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

[ X ]		Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[	]	Definitive Additional Materials
[	]	Soliciting Material Pursuant to §240.14a-12

NorthWestern Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of NorthWestern Corporation
	(2)	Aggregate number of securities to which transaction applies:
35,493,837 shares of Common Stock 37,966 Deferred Stock Units 35,164 shares of Unvested Restricted Stock
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) (i) 35,493,837 shares of common stock, (ii) 37,966 deferred stock units, and (iii) 35,164 shares of unvested restricted stock, multiplied by the merger consideration of $37.00 per share, and (b) warrants to purchase 4,838,448 shares of common stock, multiplied by $9.83 (which is the difference between $37.00 and the exercise price of those warrants. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $107 per $1,000,000 of the amount calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$1,363,539,726
	(5)	Total fee paid:
$145,898.75
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2006

Notice of Annual Meeting

and

Proxy Statement

NorthWestern Corporation

d/b/a NorthWestern Energy

Sioux Falls, SD 57104

125 S. Dakota Ave.

www.northwesternenergy.com

June	, 2006

Dear NorthWestern Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of NorthWestern Corporation, which will be held at the Sioux Falls Convention Center, 1201 N. West Avenue, Sioux Falls, South Dakota, on Wednesday, August 2, 2006, at 2:00 p.m. local time.

On April 25, 2006, our board of directors approved a merger agreement providing for the acquisition of NorthWestern by Babcock & Brown Infrastructure Limited, an Australian public company, or BBIL. If the merger is completed, you will be entitled to receive $37.00 in cash, without interest, for each share of our common stock that you own.

At the annual meeting, you will be asked to adopt the merger agreement and to elect directors, among other matters. After careful consideration, the board of directors unanimously (i) approved the merger agreement, (ii) determined that the merger is advisable and is fair to, and in the best interests of, NorthWestern and its stockholders and (iii) recommends that NorthWestern stockholders vote “FOR” adoption of the merger agreement.

The proxy statement included with this letter provides you with information about the annual meeting, the merger agreement, the proposed merger and other related matters. We encourage you to read the entire proxy statement carefully. You also may obtain more information about NorthWestern from documents we have filed with the Securities and Exchange Commission, or SEC.

Your vote is very important. The merger cannot be completed unless we receive the affirmative vote of holders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote. The completion of the merger is also subject to the satisfaction or waiver of other conditions, including receipt of required regulatory approvals. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the annual meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement.

If you properly transmit your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the other matters set forth in the accompanying notice of annual meeting, including any proposal to adjourn the annual meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Thank you for your continued support of NorthWestern Corporation.

Very truly yours,

Michael J. Hanson

President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED JUNE    , 2006,

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE    , 2006.

NorthWestern Corporation

d/b/a NorthWestern Energy

125 S. Dakota Avenue • Sioux Falls, South Dakota 57104

Notice of Annual Meeting of Stockholders

August 2, 2006

To Our Stockholders:

The 2006 annual meeting of stockholders of NorthWestern Corporation, a Delaware corporation, will be held on August 2, 2006, beginning at 2:00 p.m. Central Daylight Time at the Sioux Falls Convention Center, 1201 N. West Avenue, Sioux Falls, South Dakota, to consider and vote upon the following proposals:

1.

To adopt the Agreement and Plan of Merger, dated as of April 25, 2006, among Babcock & Brown Infrastructure Limited, an Australian public company (“BBIL”), BBI US Holdings Pty Ltd., an Australian company and a direct wholly owned subsidiary of BBIL (“Holding Company”), BBI US Holdings II Corp., a Delaware corporation and direct wholly owned direct subsidiary of Holding Company (“Holdings”), BBI Glacier Corp., a Delaware corporation and direct wholly owned subsidiary of Holdings (“Sub”), and the Company, as the same may be amended from time to time, pursuant to which, among other things, (i) Sub will merge with and into NorthWestern upon the terms and subject to the conditions set forth in the merger agreement, with NorthWestern continuing as the surviving corporation, and (ii) upon consummation of the merger, each issued and outstanding share of NorthWestern common stock will be converted into the right to receive a cash payment of $37.00, without interest.

2.

To elect seven (7) members of our board of directors to hold office until the annual meeting of stockholders in 2007 and until their successors are duly elected and qualified or the merger is completed, whichever is earlier;

3.	To ratify the appointment by the audit committee of our board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2006;
4.	Any proposal to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and
5.	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Our board of directors has fixed the close of business on June 5, 2006, as the record date for determining the stockholders entitled to receive notice of and to attend and vote at the annual meeting and any adjournments or postponements of the annual meeting. A complete list of NorthWestern stockholders will be available at our executive offices at 125 S. Dakota Ave., Sioux Falls, South Dakota, for 10 days before the annual meeting and will also be available for inspection at the annual meeting itself.

You are cordially invited to attend the annual meeting in person. An admission ticket is enclosed with this proxy statement. The annual meeting is open to stockholders and those guests invited by us. Stockholders may be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the annual meeting. If you wish to attend the annual meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date. For additional information about attendance at the annual meeting, please refer to Annual Meeting Guidelines included with this proxy statement as Annex F.

Your vote is very important. Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the annual meeting, whether or not you plan to attend the annual meeting. Whether you attend the annual meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail with a later date or by appearing at the annual meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the annual meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or other nominee to revoke your proxy.

Under Delaware law, if the merger is completed, our stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with other Delaware law procedures and requirements explained in the accompanying proxy statement. The procedures are described more fully in the accompanying proxy statement, and a copy of the applicable Delaware law provision is included as Annex D to the proxy statement.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement included with it as Annex A. The proposals to elect seven (7) directors to serve on our board of directors, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006, and to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement are also described in detail in the accompanying proxy statement.

By Order of the Board of Directors,

Thomas J. Knapp

Vice President, General Counsel and Corporate Secretary

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your shares of NorthWestern common stock can be voted at the annual meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement.

If your NorthWestern shares are registered in the name of a broker, bank or other nominee, check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted on the proposals at the annual meeting.

If your NorthWestern shares are registered in your name, submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted on the proposals at the annual meeting.

If you need assistance in completing your proxy card or have questions regarding the NorthWestern annual meeting, please contact:

NorthWestern Corporation Dan Rausch, Director – Investor Relations Telephone: (605) 978-2902 or Tammy Lydic, Assistant Corporate Secretary Telephone: (605) 978-2913	or	Innisfree M&A Incorporated Stockholders: call toll-free at (888) 750-5834 Bankers and Brokers: call collect at (212) 750-5833

Page

QUESTIONS AND ANSWERS ABOUT THE

ANNUAL MEETING AND THE MERGER	1
SUMMARY TERM SHEET ABOUT THE MERGER	9
FORWARD-LOOKING INFORMATION	19
THE NORTHWESTERN CORPORATION ANNUAL MEETING	20
Date, Time and Place	20
Purpose of the Annual Meeting	20
Recommendation of Our Board of Directors	21
Record Date; Stockholders Entitled to Vote; Quorum	21
Vote Required	22
Voting by Our Directors and Executive Officers	22
Voting Procedures	22
Adjournments; Other Business	23
Revocation of Proxies	23
Solicitation of Proxies	23
Appraisal Rights	24
Assistance	24
PROPOSAL – 1 ADOPTION OF THE MERGER AGREEMENT	25
THE MERGER	25
The Companies	25
Structure of Transaction	28
Management and Board of Directors of the Surviving Corporation	30
Background of the Merger	30
Recommendation of Our Board of Directors; Our Reasons for the Merger	43
Opinion of Credit Suisse Securities (USA) LLC	46
Opinion of The Blackstone Group L.P.	52
Certain Effects of the Merger	57
Dividends	58
Interests of Our Directors and Executive Officers in the Merger	58

-i-

(continued)

Page

Regulatory Matters	62
Appraisal Rights	65
Material United States Federal Income Tax Consequences	69

Consequences of the Merger to

United States Holders of Our Common Stock	70

Consequences of the Merger to

Non-United States Holders of Our Common Stock	71
Accounting Treatment	72
Delisting and Deregistration of NorthWestern Common Stock	72
Financing	72
Litigation Related to the Merger	74
THE MERGER AGREEMENT	76
The Merger	76
Completion of the Merger	76

Certificate of Incorporation, Bylaws and Directors and Officers

of the Surviving Corporation	77
Conversion of Stock	77
Payment for Shares	78
Transfer of Shares	79
Treatment of Warrants and Deferred Stock Units	79
Representations and Warranties	80
Conduct of Our Business Pending the Merger	83
Stockholders’ Meeting; Proxy Statement	87
Covenant to Recommend	87
No Solicitation	89
Access to Information; Confidentiality	89
Regulatory Matters; Reasonable Best Efforts	90
Fee and Expenses	91
Public Announcements	91

-ii-

(continued)

Page

Notification of Certain Matters	91
Employee Benefit Matters	91
Delisting	92
Rule 16b-3	92
BBIL Financing	92
No Agreement with NorthWestern Stockholders	94
Irrevocable Letter of Credit	94
Conditions to the Merger	95
Termination	96
Termination Fee and Business Interruption Fee	97
Amendment and Waiver	98
AMENDMENT TO NORTHWESTERN’S STOCKHOLDER RIGHTS PLAN	99
MARKET PRICES OF COMMON STOCK AND DIVIDENDS	101
PROPOSAL 2 – ELECTION OF DIRECTORS	103
BENEFICIAL OWNERSHIP OF COMMON STOCK	105
MEETINGS OF OUR BOARD OF DIRECTORS AND COMMITTEES	106
EXECUTIVE OFFICERS	109
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	111

REPORT OF HUMAN RESOURCES COMMITTEE

ON EXECUTIVE COMPENSATION	117
AUDIT COMMITTEE REPORT	120
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	121
PERFORMANCE GRAPH	121

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM	122
PROPOSAL 4 – ADJOURNMENT OF THE ANNUAL MEETING	123
STOCKHOLDER PROPOSALS	124
COMMUNICATIONS WITH OUR BOARD OF DIRECTORS	124
OTHER MATTERS	125

-iii-

(continued)

ANNEX A

Agreement and Plan of Merger, dated as of April 25, 2006, among Babcock & Brown Infrastructure Limited, BBI US Holdings Pty Ltd., BBI US Holdings II Corp., BBI Glacier Corp. and NorthWestern Corporation

ANNEX B	Opinion of Credit Suisse Securities (USA) LLC
ANNEX C	Opinion of The Blackstone Group L.P.
ANNEX D	Section 262 of the General Corporation Law of the State of Delaware
ANNEX E	Audit Committee Charter
ANNEX F	Annual Meeting Guidelines

-iv-

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the annual meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of NorthWestern. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

Q:	What matters will you vote on at the annual meeting?
A:	You will vote on the following proposals:
•	to adopt the merger agreement;
•	to elect seven (7) directors to serve on our board of directors;
•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006;
•	to approve any proposal to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement; and
•	to transact any other matters and business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

On April 25, 2006, we entered into a merger agreement with BBIL. Under the merger agreement, we will become a wholly owned indirect subsidiary of BBIL, and holders of our common stock will be entitled to receive $37.00 per share in cash, without interest.

In order to complete the merger, the stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote must vote to adopt the merger agreement. We are holding the annual meeting of our stockholders to obtain this and other approvals. This proxy statement contains important information about the merger and the annual meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the annual meeting.

At this time, our board of directors is unaware of any matters, other than as set forth above, that may be presented for action at our annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Q:	As a stockholder, what will I receive in the merger?
A:

You will be entitled to receive $37.00 in cash, without interest, for each share of our common stock that you own immediately prior to the effective time of the merger, unless you perfect your appraisal rights under Delaware law.

Q:	If I hold warrants to purchase shares of NorthWestern common stock, how will my warrants be treated in the merger?
A:

Immediately prior to the effective time of the merger, each holder of an outstanding warrant to purchase shares of our common stock will be entitled to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product obtained by multiplying:

•	the total number of shares of our common stock issuable upon the exercise in full of the warrant, by
•	the excess, if any, of $37.00 over the exercise price per share of common stock under the warrant.
Q:	Is the approval of the BBIL stockholders required to complete the merger?
A:	No. BBIL may complete the merger without obtaining the approval of its stockholders.
Q:	When and where is the annual meeting of our stockholders?
A:	The annual meeting of our stockholders will be held at the Sioux Falls Convention Center, 1201 N. West Avenue, Sioux Falls, South Dakota, on Wednesday, August 2, 2006, at 2:00 p.m. local time.
Q:	What vote of stockholders is required to adopt the merger agreement?
A:

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote must vote “FOR” adoption of the merger agreement.

At the close of business on the record date, 35,493,837 shares of our common stock were issued and outstanding and entitled to vote.

Q:	What vote of stockholders is required for each other proposal at the annual meeting?
A:

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the annual meeting is required for the election of the directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

The affirmative vote of the holders of a majority in voting power of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and to approve any proposal to adjourn the annual meeting to solicit additional proxies.

Q:	Who can vote and attend the annual meeting?
A:

All stockholders of record as of the close of business on June 5, 2006, the record date for the annual meeting, are entitled to receive notice of and to attend and vote at the annual meeting, or any postponement or adjournment of the annual meeting. If you wish to attend the annual meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date. “Street name” holders who wish to vote at the annual meeting will need to obtain a proxy authorizing them to vote at the annual meeting from the broker, bank or other nominee that holds their shares.

Q:	How does our board of directors recommend that I vote?
A:	Our board of directors recommends that you vote:
•	“FOR” the proposal to adopt the merger agreement;
•	“FOR” the election of each of the nominees for director;
•	“FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006; and
•	“FOR” any proposal to adjourn the annual meeting to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement.
Q:	Why is our board of directors recommending that I vote “FOR” the proposal to adopt the merger agreement?
A:

After careful consideration, our board of directors unanimously approved the merger agreement and unanimously determined that the merger is advisable and fair to, and in the best interests of, our company and our stockholders. In reaching its decision to approve the merger agreement and to recommend the adoption of the merger agreement by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 43 through 46 under “The Merger—Our Reasons for the Merger.”

Q:	What will happen to the directors who are up for election if the merger agreement is adopted?
A:

If the merger agreement is adopted by stockholders and the merger is completed, the directors of BBI Glacier Corp., and not our directors, will become the directors of the surviving corporation in the merger. Our current directors, including those elected at the annual meeting, will serve only until the merger is completed.

Q:	How do I cast my vote?
A:

If you were a holder of record on June 5, 2006, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You can submit your proxy by signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the election of each of the nominees for director, “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006, and “FOR” any proposal to adjourn the annual meeting to solicit additional proxies.

Q:	How do I cast my vote if my NorthWestern shares are held in “street name” by my broker, bank or other nominee?
A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide the recordholder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. Please refer to the voting instruction card provided by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	How are votes counted?
A:

For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Because the vote is based on the number of shares outstanding, the failure to vote, either by not returning a properly executed proxy card or not voting in person at the annual meeting, or abstaining from voting, has the same effect as if you vote AGAINST the adoption of the merger agreement.

For the election of directors, you may vote FOR all of the nominees or you may WITHHOLD AUTHORITY for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you withhold your vote, it has no effect on the outcome of the vote to elect directors.

For the proposal relating to ratification of our independent registered public accounting firm, you may vote FOR, AGAINST or ABSTAIN. The failure to vote, either by not returning a properly executed proxy card or not voting in person at the annual meeting, will have no effect on the outcome of the voting on the ratification proposal. However, abstentions will have the same effect as voting AGAINST ratification of our independent registered public accounting firm.

For the proposal relating to the adjournment of the annual meeting in order to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. The failure to vote, either by not returning a properly executed proxy card or not voting in person at the annual meeting, will have no effect on the outcome of the voting on any proposal to adjourn the annual meeting in order to solicit additional proxies. However, abstentions will have the same effect as voting AGAINST any proposal to adjourn the annual meeting in order to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” each of the nominees for director, “FOR” ratification of Deloitte & Touche LLP as our independent registered public accounting firm, “FOR” any proposal to adjourn the annual meeting to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the annual meeting for a vote.

Q:	What is a “broker non-vote”?
A:

A “broker non-vote” generally occurs when a broker, bank or other nominee holding shares in “street name” on your behalf does not vote on a proposal because the broker, bank or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. Generally, brokers, banks and other nominees have the discretion to vote for directors and the ratification of the appointment of our independent registered public accounting firm, unless you instruct otherwise. However, brokers, bank and other nominees cannot vote shares of our common stock that they hold beneficially either for or against the adoption of the merger agreement or for or against any proposal to adjourn the annual meeting to solicit additional proxies.

“Broker non-votes” will be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum exists. However, for the purpose of determining the outcome of any matter as to which the broker, bank or other nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present or entitled to vote with respect to that matter, even though those shares are considered present for quorum purposes and may be entitled to vote on other matters.

As a result, “broker non-votes” will have the same effect as a vote against the adoption of the merger agreement. However, “broker non-votes” will be disregarded and will have no effect on the outcome of the voting on the election of directors, the ratification proposal and the adjournment proposal.

Q:	How will the NorthWestern shares in the disputed claims reserve be counted?
A:

Pursuant to our plan of reorganization, we established a reserve of shares of our common stock, or the disputed claims reserve shares, from the shares allocated to holders of our trade vendor claims in excess of $20,000 and holders of Class 9 unsecured claims. The shares held in this reserve may be used to resolve various outstanding unsecured claims and unliquidated litigation claims, as these claims were not resolved or deemed allowed upon consummation of our plan of reorganization. We have surrendered control over the common stock provided to the shares reserve, which is administered by our transfer agent; therefore we recognized the issuance of these shares of our common stock upon emergence from bankruptcy.

As of the date of this proxy statement, there were 3,144,642 disputed claims reserve shares. Such shares will not be represented in person or by proxy at the annual meeting and therefore will not count as being present for the purpose of determining whether a quorum exists. In addition, the disputed claims reserve shares will not be voted on the proposal to adopt the merger agreement and, therefore, will have the same effect as a vote against the adoption of the merger agreement.

Furthermore, since such shares will not be present or voted at the annual meeting, the disputed claims reserve shares will have no effect on the outcome of the voting on the election of directors, the ratification proposal or the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?
A:

Yes. If you are a recordholder of our common stock, you can change your vote at any time before your proxy is voted at the annual meeting by properly delivering a later-dated proxy either by mail or attending the annual meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the annual meeting. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?
A:

Yes. If you do not wish to accept the $37.00 per share cash consideration payable pursuant to the merger, you may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of your shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $37.00 per share. This right to appraisal is subject to a number of restrictions and technical requirements summarized under the section entitled “The Merger—Appraisal Rights” beginning on page 65.

We have included the full text of Section 262 of the General Corporation Law of the State of Delaware as Annex D to this proxy statement. We urge you to read all of Section 262 carefully if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.

Q:	Will the merger be taxable to me?
A:

Yes, if you are a United States person. In that case, for United States federal income tax purposes, as a result of the merger, you generally will recognize gain or loss on each share of our common stock you hold measured by the difference, if any, between $37.00 and your adjusted tax basis in that share. However, subject to certain exceptions, a non-

United States person will generally not be subject to United States federal income tax as a result of the merger.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 69 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	If I am a holder of certificated shares, should I send in my share certificates now?
A:

No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange your stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When do you expect the merger to be completed?
A:

We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the first or second quarter of 2007. We cannot, however, predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we believe that we will obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the adoption of the merger agreement at the annual meeting.

In addition, the consummation of the merger is conditioned on the receipt of all regulatory approvals required to consummate the merger on terms that would not reasonably be likely to have a material adverse effect on us, the consummation of the merger or the financial condition of BBIL. See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:	Who will bear the cost of this solicitation?
A:

We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation.

In addition, we have retained Innisfree M&A Incorporated to assist us with the solicitation of proxies and to verify certain records related to the solicitations. We will pay Innisfree for these services a fee of $50,000 for the first two months and $20,000 per month thereafter, if necessary, plus their reasonable expenses.

We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Q:	Who can help answer my questions?
A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:
NorthWestern Corporation Dan Rausch, Director – Investor Relations Telephone: (605) 978-2902 or Tammy Lydic, Assistant Corporate Secretary Telephone: (605) 978-2913	or	Innisfree M&A Incorporated Stockholders: call toll free at (888) 750-5834 Bankers and Brokers: call collect at (212) 750-5833

SUMMARY TERM SHEET ABOUT THE MERGER

This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. In addition, to understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies (Page 25)

NorthWestern Corporation

NorthWestern Corporation

d/b/a NorthWestern Energy

125 S. Dakota Avenue

Sioux Falls, SD 57104

(605) 978-2908

We are a Delaware corporation and one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 628,500 customers in Montana, South Dakota and Nebraska under the trade name “NorthWestern Energy.” We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have distributed electricity and natural gas in Montana since 2002.

Babcock & Brown Infrastructure Limited

Babcock & Brown Infrastructure Limited

The Chifley Tower, Level 39

2 Chifley Square

Sydney NSW 2000

Australia

Telephone: 61-2-9229-1800

BBIL, along with Babcock & Brown Infrastructure Trust, or BBIT, form Babcock & Brown Infrastructure, or BBI. BBI is a utility infrastructure company based in Sydney, Australia, listed on the Australian Stock Exchange (ASX: BBI) and admitted to the ASX 200 Index. BBI has a current enterprise value of approximately US$4.9 billion and equity value of approximately US$1.7 billion. Each share in BBIL is stapled to a unit of BBIT. Babcock & Brown Investor Services Limited, a subsidiary of Babcock & Brown Limited (ASX: BNB), or Babcock & Brown, is the Trustee for BBIT. BBI is rated investment grade by Moody’s Investors Service.

BBI was formerly known as Prime Infrastructure. Its principal activity is owning and managing utility and infrastructure businesses worldwide. BBI owns companies in electricity transmission and distribution, gas transmission and distribution, and transport infrastructure, and has ownership interests in thermal and renewable power generation.

BBI US Holdings Pty Ltd. is a direct wholly owned Australian subsidiary of BBIL. BBI US Holdings II Corp., a Delaware corporation, is a wholly owned direct subsidiary of BBI US Holdings Pty Ltd. BBI Glacier Corp., a Delaware corporation, is a wholly owned direct subsidiary of BBI US Holdings II Corp. None of BBI US Holdings Pty Ltd., BBI US Holdings II Corp. or BBI Glacier Corp. has conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement. Each was formed solely for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement.

Structure of Transaction (Page 28)

The proposed transaction is a merger of BBI Glacier Corp. with and into NorthWestern with NorthWestern surviving the merger as a wholly owned indirect subsidiary of BBIL. The following will occur in connection with the merger:

•

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held directly or indirectly by us or BBIL or any of its subsidiaries, shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law, unvested restricted shares and shares held in the disputed claims reserve) will automatically be cancelled and converted into the right to receive $37.00 in cash, without interest and less any required withholding taxes.

•

Each unvested share of our restricted common stock that is issued and outstanding immediately prior to the effective time of the merger shall vest in full, become free of restrictions and shall be converted into the right to receive $37.00, without interest and less any required withholding taxes.

•

Each share of our common stock that is owned by us as treasury stock, by any of our subsidiaries, or by BBIL or any of its subsidiaries, immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist. No consideration will be delivered in exchange for those shares.

•

Each share of our common stock issued and outstanding and held in the disputed claims reserve immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $37.00 in cash without interest and less any required withholding taxes.

•

Upon the surrender to the paying agent of an original copy of an outstanding warrant to purchase shares of our common stock, the paying agent will pay to the holder of such warrant an amount in cash, without interest and less any required withholding taxes, equal to the product obtained by multiplying:

•	the total number of shares of our common stock issuable upon the exercise in full of the warrant, by
•	the excess, if any, of $37.00 over the exercise price per share of common stock under such warrant.
•

Each deferred stock unit (representing rights based on a share of our common stock) which is outstanding under our 2005 Deferred Compensation Plan for Nonemployee Directors immediately prior to the effective time of the merger will automatically be converted into the right to receive $37.00 for each share that is subject to the deferred stock unit, without interest and less any required withholding taxes, from us or the surviving corporation, as applicable. The holder of such deferred stock unit will be entitled to receive such amount at the time previously selected by such holder pursuant to the terms of any deferral election made with respect to such deferred stock unit, subject to the terms and conditions set forth in our 2005 Deferred Compensation Plan for Nonemployee Directors and compliance with applicable tax law and regulations.

•

Each share of BBI Glacier Corp.’s common stock, par value $.01 per share, all of which are held, indirectly, by BBIL, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the surviving corporation and such shares will be the only outstanding shares of capital stock of the surviving corporation.

•	Our stockholders will no longer have any interest in, and will no longer be stockholders of, our company and will not participate in any of our future earnings or growth.
•	Our common stock will no longer be listed on the Nasdaq National Market, and price quotations with respect to our common stock in the public market will no longer be available.
•	The registration of our common stock under the Exchange Act will be terminated.

The following is a chart depicting the post-merger corporate structure:

Babcock & Brown Infrastructure

Babcock & Brown Infrastructure Limited	Babcock & Brown Infrastructure Trust

BBI US Holdings Pty Ltd.

BBI US Holdings II Corp.

NorthWestern Corporation

Our Stock Price

Shares of our common stock are traded on the Nasdaq National Market under the symbol “NWEC.” On April 25, 2006, the last trading day before the merger was announced, the closing price per share of our common stock was $32.09. On     , 2006, the last trading day before the date of this proxy statement, the closing price per share was $     .

Recommendation of Our Board of Directors; Our Reasons for the Merger (Page 43)

Our board of directors approved the merger agreement and determined that the merger is advisable and is fair to, and in the best interests of, our company and our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement.

In making the determination to recommend the merger agreement be adopted, our board of directors considered, among other factors:

•

the potential value that might result from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•

the evaluation we conducted with the assistance of our financial advisor, our legal advisor and our regulatory advisor, which explored a possible sale of our company, sale of certain assets of our company and potential alternatives to a sale, including a leveraged recapitalization and strategic acquisitions, as well as continuing to operate as a stand-alone company;

•	the current and historical market prices of our common stock, including the market price of the our common stock relative to those of other industry participants and general market indices;
•

the opportunity for our stockholders to realize a substantial value based on the receipt of $37.00 in cash per share of our common stock, representing a premium over the market price at which our common stock traded prior to the announcement of the merger; and

•	the additional factors described in detail under “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Due to the variety of factors considered, our board of directors did not assign relative weight to these factors or determine that any factor was of particular importance. Our board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger.

Certain Effects of the Merger (Page 57)

The merger will terminate all equity interests in us held by our current stockholders, and BBIL will be the sole owner of us and our business. Upon completion of the merger, we will remove our common stock from quotation on the Nasdaq National Market, and our common stock will no longer be publicly traded.

Background to the Merger (Page 30);

Recommendation of Our Board of Directors; Our Reasons for the Merger (Page 43)

For a description of the events leading to the approval of the merger agreement and the merger by our board of directors, you should refer to “The Merger—Background of the Merger” and “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Payment for Shares (Page 78)

As soon as practicable after the effective time of the merger, which is expected in 2007, a paying agent appointed by BBIL will mail a letter of transmittal and instructions to all of our stockholders. The letter of transmittal and instructions will tell you how to surrender your NorthWestern common stock certificates in exchange for the merger consideration, without interest. You should not return with the enclosed proxy card any stock certificates you hold, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Opinion of Credit Suisse Securities (USA) LLC (Page 46 and Annex B)

Credit Suisse Securities (USA) LLC, or Credit Suisse, our financial advisor, has rendered its written opinion, dated April 25, 2006, to our board of directors to the effect that, as of that date, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to the holders of our common stock, subject to the assumptions, qualifications, limitations and other matters described in its opinion. Credit Suisse’s opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to us nor does it address our underlying decision to proceed with the merger. Credit Suisse’s opinion also does not constitute a recommendation to any of our stockholders as to how such stockholder should vote or act on any matter relating to the proposed merger.

The full text of Credit Suisse’s written opinion, dated April 25, 2006, to our board of directors, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is included as Annex B to this proxy statement. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is incorporated by reference. Holders of our common stock are encouraged to carefully read the opinion in its entirety.

Opinion of The Blackstone Group L.P. (Page 52 and Annex C)

On April 25, 2006, The Blackstone Group L.P., or Blackstone, our other financial advisor, delivered its oral opinion to our board of directors and subsequently confirmed in writing, that, as of that date, and based upon and subject to the considerations described in their written opinion, the cash consideration of $37.00 per share to be paid under the merger agreement is fair, from a financial point of view, to the holders of our common stock.

The full text of the written opinion of Blackstone is included as Annex C to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion was provided to our board of directors and does not constitute a recommendation by Blackstone to any stockholder as to any matter relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (Page 58)

Members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

•	as of the record date, our executive officers and directors held 50,305 shares of our common stock;
•

as of the record date, our directors held 37,966 deferred stock units (each representing rights based on a share of our common stock). As a result of the merger, each deferred stock unit that is outstanding under our 2005 Deferred Compensation Plan for Nonemployee Directors immediately prior to the effective time of the merger will automatically be converted into the right to receive $37.00, without interest and less any required withholding taxes, payable as and when provided under such plan;

•

as of the record date, our executive officers held 35,164 unvested shares of restricted stock under our 2004 Special Recognition Grant Restricted Stock Plan. Approximately 250,000 additional shares remain available for grants to our executive officers and directors under our 2005 Long-Term Incentive Plan. All unvested shares of restricted stock will vest immediately upon the effective time of the merger and will be cashed out in the merger for $37.00 per share;

•

our executive officers may be entitled to change of control severance benefits under our 2006 Officer Severance Plan if their employment is terminated without cause or if such officer resigns for good reason within 18 months following the effective time of the merger. Such benefits would include 2 times annual compensation for our Chief Executive Officer and Chief Financial Officer and 1.5 times annual compensation for all other officers, plus current year pro-rata annual short-term incentive bonus based on actual time employed during the year, reimbursement of COBRA premiums for 18 months following termination, and payment of outplacement services for 12 months up to $12,000;

•

our current and former directors, and officers will continue to be indemnified after the completion of the merger and will have the benefit of liability insurance for at least six years and one month after completion of the merger; and

•

following the merger, it is expected that our current executive officers will continue as executive officers of the surviving corporation. The service of our directors will end on the completion of the merger.

The Merger Agreement (Page 76)

Conditions to the Completion of the Merger

We are working to complete the merger as soon as possible. Although we expect to complete the merger in the first or second quarter of 2007, the merger is subject to receipt of stockholder and regulatory approvals and satisfaction of other conditions, including the conditions described immediately below. We cannot predict the exact time of the merger’s completion.

The completion of the merger depends on a number of conditions being satisfied, including but not limited to:

•	the adoption of the merger agreement by our stockholders;
•

the absence of any material statute, rule, regulation, order, decree or injunction issued by a court or other governmental entity that has the effect of making the merger illegal or that otherwise prevents or prohibits the consummation of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act;
•

the receipt of all regulatory approvals required to consummate the merger on terms that would not reasonably be likely to have a material adverse effect on us, the consummation of the merger or the financial condition of BBIL;

•	the continued accuracy of the representations and warranties of each party to the merger agreement; and
•	the performance in all material respects by the parties to the merger agreement of their respective covenants contained in the merger agreement.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation Covenant

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us. Notwithstanding these restrictions, until our stockholders adopt the merger agreement, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition, and the board may terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal so long as we comply with certain terms of the merger agreement, including paying a termination fee of $50 million to BBIL.

Termination of the Merger Agreement

The parties to the merger agreement can mutually or unilaterally agree to terminate the merger agreement in certain circumstances. Under certain circumstances, we may be required to pay BBIL a termination fee of $50 million in immediately available funds, and BBIL may be required to pay us a business interruption fee of $70 million in immediately available funds. The business interruption fee is secured by a letter of credit in our favor issued by the New York City branch of Australia and New Zealand Banking Group Limited.

Material United States Federal Income Tax Consequences (Page 69)

The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of our common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (the rate currently scheduled to be in effect for 2007 is 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 69 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (Page 62)

To complete the merger, we and BBIL must obtain approvals or consents from, or make filings with the following U.S. federal, state and local regulatory authorities:

•	the Federal Energy Regulatory Commission, or FERC;
•	the Committee on Foreign Investment in the United States, or CFIUS;
•	the Federal Communications Commission, or FCC;
•	the Montana Public Service Commission, or MPSC;
•	the Nebraska Public Service Commission, or NPSC; and
•	the South Dakota Public Utilities Commission, or SDPUC.

In addition, prior to completing the merger, the applicable waiting period under the U.S. federal antitrust law, the HSR Act, must expire or terminate.

As of the date of this proxy statement, we and BBIL were in the process of obtaining the regulatory approvals required by applicable law or regulations.

Appraisal Rights (Page 65)

Under Delaware law, stockholders who do not wish to accept the $37.00 per share cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $37.00 per share. This right to appraisal is subject to a number of restrictions and technical requirements. In order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;
•

you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the annual meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the recordholder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you are not the recordholder of your shares (e.g. you hold shares in the name of a broker, bank or other nominee) and you wish to have appraisal rights, you must instruct your nominee or other recordholder to take the steps necessary to enable you to demand appraisal for your shares. If you or your broker, bank or other nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “The Merger—Appraisal Rights” beginning on page 65 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Annex D to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Financing (Page 72)

The total amount of funds necessary to complete the merger is US$2.228 billion, of which US$736 million represents existing NorthWestern debt, and the remaining approximately US$1.492 billion will be funded through a combination of equity contributions by BBIL and debt financing.

Litigation Related to the Merger (Page 74)

On November 29, 2005 the City of Livonia Employees’ Retirement System, or City of Livonia, filed a complaint against us and our board of directors in the U.S. District Court for the District of South Dakota for breach of fiduciary duties as a result of our alleged failure to negotiate with MPPI and Black Hills. City of Livonia subsequently filed a motion for a temporary restraining order seeking to require our board of directors to redeem our stockholder rights plan. The trial on City of Livonia’s lawsuit has been continued four times and is now set for August 8, 2006. On June 2, 2006, we, our board of directors and City of Livonia signed a Memorandum of Understanding, or MOU, agreeing that City of Livonia would dismiss all of its claims and release us and our board of directors under certain conditions.

On February 13, 2006, Harbert Distressed Investment Master Fund, Ltd., now known as Harbinger Capital Partners Master Fund I, Ltd., or Harbinger, filed a complaint in the Court of Chancery of the State of Delaware. Harbinger sought in its action, among other things, a declaration that it would not trigger the stockholder rights plan if (i) it submitted its nonbinding referendum to all stockholders and (ii) solicited other stockholders for candidates for the board of directors. Thereafter, the Delaware court denied a motion by Harbinger for an expedited hearing, finding that the issues Harbinger raised were before the South Dakota federal court and should be resolved there. The Delaware court also advised that if Harbinger’s issues were not resolved in South Dakota, Harbinger could renew its motion after the South Dakota court ruled on the request to require the board of directors to redeem the stockholders rights plan. Harbinger dismissed its Delaware suit, without prejudice, on May 15, 2006.

On March 7, 2006, Harbinger intervened in the City of Livonia lawsuit for the limited purpose of briefing the two issues it raised in its Delaware action. Harbinger ultimately dismissed its South Dakota intervenor complaint, without prejudice, on May 12, 2006.

Irrevocable Letter of Credit (Page 94)

In connection with the execution and delivery of the merger agreement, BBIL delivered to us an irrevocable letter of credit issued by the New York City branch of Australia and New Zealand Banking Group Limited in our favor in an amount equal to US$70 million with a termination date of April 25, 2007. Payment of the business interruption fee by BBIL to us will be secured by the letter of credit.

BBIL has also agreed to deliver to us, no later than 5:00 p.m. New York City time on January 25, 2007, an irrevocable substitute letter of credit issued by Australia and New Zealand Banking Group Limited, or another financial institution that is reasonably acceptable to us. The substitute letter of credit will have a termination date of May 25, 2008. If BBIL delivers the substitute letter of credit to us prior to January 25, 2007, we will promptly return the original letter of credit to BBIL.

Amendment to NorthWestern’s Stockholder Rights Plan (Page 99)

On April 25, 2006, immediately prior to the execution of the merger agreement, we and LaSalle Bank National Association, or LaSalle Bank, as rights agent, entered into an amendment to the rights plan which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights plan as to BBIL.

FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Recommendation of Our Board of Directors; Our Reasons for the Merger,” “Opinion of Credit Suisse Securities (USA) LLC,” “Opinion of The Blackstone Group L.P.,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder and regulatory approvals;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
•	the failure of the merger to close for any other reason;
•

our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the SEC;

•	unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;
•

unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•	adverse changes in general economic and competitive conditions in our service territories; and
•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

THE NORTHWESTERN CORPORATION ANNUAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the annual meeting.

Date, Time and Place

We will hold the annual meeting on Wednesday, August 2, 2006, beginning at 2:00 p.m. local time at the Sioux Falls Convention Center, 1201 N. West Avenue, Sioux Falls, South Dakota.

Purpose of the Annual Meeting

At the annual meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

•	The adoption of the merger agreement (see “Proposal 1—Adoption of the Merger Agreement” beginning on page 25);
•	The election of seven (7) nominees to serve on our board of directors (see “Proposal 2—Election of Directors” beginning on page 103);
•

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 (see “Proposal 3—Ratification of Independent Registered Public Accounting Firm” beginning on page 122”);

•

Any proposal to adjourn the annual meeting to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement (see “Proposal 4—Adjournment of the Annual Meeting” beginning on page 123”); and

•	The transaction of any other matters and business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is included with this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June     , 2006.

We are also providing the following documents with this proxy statement:

•	Our Annual Report and Form 10-K for the fiscal year ended December 31, 2005; and
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Recommendation of Our Board of Directors

Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” each of the nominees for director, “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and “FOR” any proposal to adjourn the annual meeting to solicit additional proxies.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of our common stock at the close of business on June 5, 2006, the record date, are entitled to notice of and to attend and vote at the annual meeting. At the close of business on the record date, 35,493,837 shares of our common stock were issued and outstanding and entitled to vote. On the record date, shares of our common stock were held by 512 holders of record. Holders of our common stock on the record date are entitled to one vote per share at the annual meeting on each proposal. A list of our stockholders will be available for review for any purpose germane to the annual meeting at our executive offices and principal place of business during regular business hours for a period of 10 days before the annual meeting.

A quorum is necessary to hold a valid annual meeting. A quorum will be present at the annual meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present in person or represented by proxy. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, “broker non-votes” occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner, and (2) the broker, bank or other nominee lacks discretionary voting power to vote such shares.

Generally, brokers, banks and other nominees have the discretion to vote for directors and the ratification of the appointment of our independent registered public accounting firm, unless you instruct otherwise. However, brokers, banks and other nominees cannot vote shares of our common stock that they hold beneficially either for or against the adoption of the merger agreement or for or against any proposal to adjourn the annual meeting to solicit additional proxies.

Pursuant to our plan of reorganization, we established the disputed claims reserve shares, from the shares allocated to holders of our trade vendor claims in excess of $20,000 and holders of Class 9 unsecured claims. The shares held in this reserve may be used to resolve various outstanding unsecured claims and unliquidated litigation claims, as these claims were not resolved or deemed allowed upon consummation of our plan of reorganization. We have surrendered control over the common stock provided, and the shares reserve, which is administered by our transfer agent; therefore we recognized the issuance of these shares of our common stock upon emergence from bankruptcy.

As of the date of this proxy statement, there were 3,144,642 disputed claims reserve shares. Such shares will not be represented in person or by proxy at the annual meeting and therefore will not count as being present for the purpose of determining whether a quorum exists. In addition, the disputed claims reserve shares will not be voted on the proposal to adopt the merger agreement and, therefore, will have the same effect as a vote against the adoption of the merger agreement.

Furthermore, since such shares will not be present or voted at the annual meeting, the disputed claims reserve shares will have no effect on the outcome of the voting on the election of directors, the ratification proposal or the adjournment proposal.

Vote Required

Adoption of Merger Agreement. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date. Failure to vote your shares, “broker non-votes” and the disputed claims reserve shares will have the same effect as voting against the adoption of the merger agreement.

Election of Directors. A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the annual meeting is required for the election of the directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006. The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006. Because abstentions are counted as shares entitled to vote at the annual meeting, abstentions will have the effect of votes against such proposal. However, “broker non-votes” and the disputed claims reserve shares will have no effect on the outcome of such proposal.

Adjournment of Annual Meeting. The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to approve any proposal to adjourn the annual meeting to solicit additional proxies. Because abstentions are counted as shares entitled to vote at the annual meeting, abstentions will have the effect of votes against such proposal. However, “broker non-votes” and the disputed claims reserve shares will have no effect on the outcome of such proposal.

Voting by Our Directors and Executive Officers

As of June 5, 2006, the record date for our annual meeting, our directors and executive officers held and are entitled to vote, in the aggregate, 50,305 shares of our common stock, representing less than 1% of the outstanding shares of our common stock. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement, “FOR” the election of the nominated directors, “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and “FOR” the adjournment of the annual meeting to solicit additional proxies.

Voting Procedures

Voting by Proxy or in Person at the Annual Meeting. Holders of record can ensure that their shares are voted at the annual meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method will not affect your right to attend the annual meeting and to vote in person. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the recordholder of the shares authorizing you to vote at the annual meeting.

Electronic Voting. Many stockholders who hold their shares through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by using the Internet or telephone. If you hold your shares through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available. Our holders of record will not have the option to submit their proxy cards electronically.

Read and follow the instructions on your proxy or voting instruction card carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of soliciting additional proxies. An adjournment requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the annual meeting and entitled to vote thereon, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment of the annual meeting, unless at the time of the annual meeting there are insufficient votes to adopt the merger agreement.

We do not expect that any matter other than Proposals 1-4 will be brought before the annual meeting. If, however, other matters are properly presented at the annual meeting or any adjournment thereof, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the annual meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail with a later date or by appearing at the annual meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the annual meeting without voting will not itself revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other nominees send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions if necessary. We will reimburse those banks, brokers and other nominees for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

In addition, we have retained Innisfree M&A Incorporated to assist us with the solicitation of proxies and to verify certain records related to the solicitations. We will pay Innisfree for these services a fee of $50,000 for the first two months and $20,000 per month thereafter, if necessary, plus their reasonable expenses. We have agreed to indemnify Innisfree against certain liabilities resulting from claims involving Innisfree that directly arise out of Innisfree’s engagement, except for any liability resulting from Innisfree’s negligence or misconduct.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full as Annex D to this proxy statement.

Assistance

If you need assistance in completing your proxy card or have questions regarding the our annual meeting, please contact:

NorthWestern Corporation Dan Rausch, Director – Investor Relations Telephone: (605) 978-2902 or Tammy Lydic, Assistant Corporate Secretary Telephone: (605) 978-2913	or	Innisfree M&A Incorporated Stockholders: call toll free at (888) 750-5834 Bankers and Brokers: call collect at (212) 750-5833

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement included with this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

NorthWestern Corporation

We are a Delaware corporation and one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest serving more than 628,500 customers in Montana, South Dakota and Nebraska under the trade name “NorthWestern Energy.” Classified as a mid-sized utility by most industry standards, our geographical service territory size is one of the largest in the country.

We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923. On February 15, 2002, we acquired electricity and natural gas transmission and distribution assets and natural gas storage assets of the former Montana Power Company, which have been in operation since 1912.

We operate our business in five segments: regulated electric operations, regulated natural gas operations, unregulated electric operations, unregulated natural gas operations and other. Our electric operations consist of electric transmission and distribution networks; our natural gas operations consist of natural gas supply and interstate pipeline transmission services and distribution services; and other primarily consists of other miscellaneous service activities that are not included in the other identified segments.

Our utility operations are regulated primarily by the MPSC, the SDPUC, the NPSC, and the FERC.

We transport natural gas for other gas suppliers and marketers in South Dakota and Nebraska. In South Dakota we provide natural gas sales to a number of large-volume customers delivered through the distribution system of an unaffiliated natural gas utility company.

Our principal address is 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104, and our telephone number is (605) 978-2908. Our Web address is www.northwesternenergy.com. Information contained on our Web site is not incorporated by reference into this proxy statement, and you should not consider information contained on or referred to by our Web site as part of this proxy statement.

Babcock & Brown Infrastructure Limited

BBIL, along with BBIT, form Babcock & Brown Infrastructure, or BBI. BBI is a utility infrastructure company based in Sydney, Australia, listed on the Australian Stock Exchange (ASX: BBI) and admitted to the ASX 200 Index. BBI has a current enterprise value of approximately US$4.9 billion and equity value of approximately US$1.7 billion. Each share in BBIL is stapled to a unit of BBIT. Babcock & Brown Investor Services Limited, a subsidiary of Babcock & Brown Limited (ASX: BNB), or Babcock & Brown, is the Trustee for BBIT. BBI is rated investment grade by Moody’s Investors Service.

BBI was formerly known as Prime Infrastructure. Its principal activity is owning and managing utility and infrastructure businesses worldwide. BBI owns companies in electricity transmission and distribution, gas transmission and distribution, and transport infrastructure, and has ownership interests in thermal and renewable power generation.

BBI’s operations include the following businesses carried out in three segments: Energy Distribution, Transport Infrastructure and Power Generation:

•	Energy Distribution
•	Powerco, which provides electricity and gas distribution in the North Island of New Zealand and Tasmania, Australia;
•	IEG, which provides natural gas and LPG transmission, distribution and supply located in the United Kingdom, the Channel Islands, Isle of Man and Portugal;
•	Cross Sound Cable, a HVDC transmission cable that links the electricity grids of New York and Connecticut.
•	Transport Infrastructure
•	Dalrymple Bay Coal Terminal, which is one of the world’s largest coal export facilities serving the Bowen Basin, Queensland, Australia;
•	PD Ports, the second largest port operator (by volume) and the owner of the largest port in the industrial northeast of the United Kingdom; and
•	WestNet Rail, a 51% equity interest in a rail infrastructure business based in Western Australia.
•	Power Generation
•	Interests in fossil and renewable power generation assets with a gross capacity in excess of 2,000 MW.

BBI’s energy sector management are utility executives with an average of more than 25 years experience in the electric and gas transmission and distribution business. BBI looks to each operating company to be managed locally and responsibly.

BBI is managed under long-term management agreements by Babcock & Brown Infrastructure Management Pty Limited, a subsidiary of Babcock & Brown.

Babcock & Brown has been conducting business in the U.S. utility industry for nearly 30 years. Babcock & Brown was originally founded in San Francisco, California; its global corporate headquarters moved to Sydney, Australia in October 2004. Babcock & Brown has more than 20 offices worldwide and is engaged in real estate, infrastructure, structured finance, renewables and transportation.

As described more fully below, BBI establishes each of its investments in an Australian holding company below BBIL. In turn, for each non-Australian investment, a single purpose holding company is formed in that jurisdiction. Companies such as BBI that operate in multiple jurisdictions often form two holding companies to segregate investments, limit the reach of unforeseen liabilities and to enable efficient tax structuring. This structure also enables expansion of the local entity independent of other parent operations and investments.

For the merger with NorthWestern, the following companies constitute the organizational structure:

BBI US Holdings Pty Ltd.

BBI US Holdings Pty Ltd. is a direct wholly owned Australian subsidiary of BBIL that was formed to hold the equity interests in BBI US Holdings II Corp.

BBI US Holdings II Corp.

BBI US Holdings II Corp., a Delaware corporation, is a wholly owned subsidiary of BBI US Holdings Pty Ltd. formed to hold the equity interests in BBI Glacier Corp. and, following completion of the acquisition, in NorthWestern.

BBI Glacier Corp.

BBI Glacier Corp., a Delaware corporation and a wholly owned indirect subsidiary of BBIL, is a special purpose company formed to merge with and into NorthWestern. BBI Glacier Corp. is a direct subsidiary of BBI US Holdings II Corp., which is in turn a wholly owned subsidiary of BBI US Holdings Pty Ltd.

None of BBI Glacier Corp., BBI US Holdings Pty Ltd. or BBI US Holdings II Corp. has conducted any business operations other than incidental to their formation and in connection with the transactions contemplated by the merger agreement. Each was formed solely for the purpose of engaging in the merger and the transactions contemplated by the merger agreement.

For further information refer to the BBI Web site: www.bbinfrastructure.com. Information on BBI’s Web site is not included or incorporated into this proxy statement, and you should not consider information contained on or referred to by BBI’s Web site as part of this proxy statement.

Structure of Transaction

The proposed transaction is a merger of BBI Glacier Corp., a wholly owned indirect subsidiary of BBIL, with and into NorthWestern with NorthWestern surviving the merger as a wholly owned indirect subsidiary of BBIL. The following will occur in connection with the merger:

•

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held directly or indirectly by us or BBIL or any of its subsidiaries, shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law, unvested restricted shares and shares held in the disputed claims reserve) will automatically be cancelled and converted into the right to receive $37.00 in cash, without interest and less any required withholding taxes.

•

Each unvested share of our restricted common stock that is issued and outstanding immediately prior to the effective time of the merger shall vest in full, become free of restrictions and shall be converted into the right to receive $37.00, without interest and less any required withholding taxes.

•

Each share of our common stock that is owned by us as treasury stock, by any of our subsidiaries, or by BBIL or any of its subsidiaries, immediately prior to the effective time of the merger will automatically be cancelled and retired and will cease to exist. No consideration will be delivered in exchange for those shares.

•

Each share of our common stock issued and outstanding and held in the disputed claims reserve immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $37.00 in cash, without interest and less any required withholding taxes.

•

Upon the surrender to the paying agent of an original copy of an outstanding warrant to purchase shares of our common stock, the paying agent will pay to the holder of such warrant an amount in cash, without interest and less any required withholding taxes, equal to the product obtained by multiplying:

•	the total number of shares of our common stock issuable upon the exercise in full of such warrant, by
•	the excess, if any, of $37.00 over the exercise price per share of common stock under such warrant.
•

Each deferred stock unit, (representing rights based on a share of our common stock) which is outstanding under our 2005 Deferred Compensation Plan for Nonemployee Directors immediately prior to the effective time of the merger will automatically be converted into the right to receive $37.00 for each share that is subject to the deferred stock unit, without any interest and less any required withholding taxes, from us or the surviving corporation, as applicable. The holder of such deferred stock unit will be entitled to receive such amount at the time previously selected by such holder pursuant to the terms of any deferral election made with respect to such deferred stock unit, subject to the terms and conditions set forth in our 2005 Deferred Compensation Plan for Nonemployee Directors and compliance with applicable tax law and regulations.

•

Each share of BBI Glacier Corp.’s common stock, par value $.01 per share, all of which are held indirectly by BBIL, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the surviving corporation and such shares will be the only outstanding shares of capital stock of the surviving corporation.

•	Our stockholders will no longer have any interest in, and will no longer be stockholders of, our company and will not participate in any of our future earnings or growth.
•	Our common stock will no longer be listed on the Nasdaq National Market and price quotations with respect to our common stock in the public market will no longer be available.
•	The registration of our common stock under the Exchange Act will be terminated.

The following is a chart depicting the post-merger corporate structure:

Babcock & Brown Infrastructure

Babcock & Brown Infrastructure Limited	Babcock & Brown Infrastructure Trust

BBI US Holdings Pty Ltd.

BBI US Holdings II Corp.

NorthWestern Corporation

Management and Board of Directors of the Surviving Corporation

The board of directors of BBI Glacier Corp. will be the board of directors of the surviving corporation upon the completion of the merger. Our officers will remain as the officers of the surviving corporation upon the completion of the merger.

Background of the Merger

Our Emergence from Bankruptcy

Despite the fact that we have existed for more than 80 years and are one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, we effectively became a new company when we emerged from bankruptcy on November 1, 2004. Following emergence from bankruptcy our company has been engaged primarily in transmitting and distributing electricity and natural gas within our service territories, having exited the non-core businesses in which we engaged pre-bankruptcy. Our outstanding debt was significantly reduced in the bankruptcy process as the holders of our unsecured debt received new shares of our common stock in cancellation of a portion of our debt. All of the outstanding shares of common stock of the pre-bankruptcy company were cancelled. A new board of directors was appointed and took office on November 1, 2004 after having been selected and approved by our creditors’ committee following a national search by a well respected executive search firm and installed by the bankruptcy court upon confirmation of our plan of reorganization.

In connection with our emergence from bankruptcy, we reflected the terms of the Second Amended and Restated Plan of Reorganization, dated as of August 18, 2004, or the Reorganization Plan, in our consolidated financial statements as of the close of business on October 31, 2004, applying fresh-start reporting under Statement of Position 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Under fresh-start reporting, a new reporting entity is deemed to be created, and the value of the assets and liabilities on our financial statements are adjusted to reflect their estimated fair value. As a consequence, our financial statements post-bankruptcy are not generally comparable to our financial statements pre-bankruptcy.

Upon our emergence from bankruptcy, our board of directors focused on establishing a financially sound utility business that provided reliable and efficient service to its customers. This strategic focus was underscored by the fact that during the bankruptcy process our creditors’ committee, whose members became some of our largest stockholders, rejected various offers to sell all or portions of our company. Our board believed that it would be necessary to establish a proven track record of sustainable financial performance and resolve most, if not all, significant pending bankruptcy-related claims before other means of maximizing stockholder value could be reasonably evaluated. No specific minimum timeframe was established for these goals to be achieved.

2005

Montana Public Power, Inc.

Approximately four months after we emerged from bankruptcy, Montana Public Power, Inc., or MPPI, a nonprofit corporation without any significant assets formed by the Montana Public Power Authority, which was formed in 2004 by local governments of the cities of

Bozeman, Great Falls, Helena, Missoula and Butte-Silver Bow city/county, Montana, informally suggested that it would be interested in acquiring our company.

On March 17, 2005, two members of our board of directors met with MPPI’s financial and legal advisors, who indicated that MPPI would be interested in acquiring our company at a price of $32.50 per share. In a letter dated April 15, 2005, MPPI’s financial advisor requested that our board consider this informal proposal.

Over the course of the next several months, our board engaged in a detailed review of MPPI’s proposal with our financial, legal and regulatory advisors. Ultimately, our board concluded that a transaction with MPPI at that time would not be in the best interest of our stockholders for several reasons, including (i) insufficient value of the MPPI offer in relation to our company’s intrinsic value; (ii) lack of any compensation from MPPI to our company in the event the transaction did not close for reasons attributable to MPPI; and (iii) legal and regulatory concerns regarding MPPI in connection with the consummation and execution of a transaction. On June 24, 2005, our board advised MPPI that it was rejecting its proposal.

Nevertheless, in a letter dated June 30, 2005, MPPI publicly proposed an acquisition of our company on substantially the same terms as previously indicated. On July 7, 2005, we announced that our board of directors had rejected MPPI’s proposal offer. Later that same day, MPPI issued a press release reiterating its commitment to acquire our company. On July 13, 2005, MPPI issued a press release stating that it had met with stockholders holding more than 50% of our common stock.

On July 14, 2005, we publicly detailed our board of directors’ rationale for its decision to reject MPPI’s unsolicited proposal, including (i) the existence of significant legal, regulatory, financial and potential tax risks due to the proposed transaction’s complex structure, (ii) the fact that all closing risk would be borne by our stockholders, (iii) the fact that MPPI’s proposal relied upon 100% leverage and would have increased our debt to more than $2 billion and the resulting “no equity” leveraged buyout would have been financed by our customers and assets; (iv) MPPI’s financing was only a “best efforts” commitment that was subject to a myriad of market and transaction risks and uncertainties; and (v) MPPI’s proposed financing may have posed insurmountable obstacles to receiving regulatory approvals.

Following the public disclosure of MPPI’s proposal, certain of our largest stockholders began pressuring our board of directors to sell our company and subsequently criticized our board for rejecting MPPI’s offer. As a result, on July 19 and 20, 2005, two members of our board and certain members of our management, had a meeting with certain of our stockholders and their advisors. At this meeting, they explained the directors’ rationale for their decision to reject MPPI’s proposal.

On or about August 1, 2005, we retained Credit Suisse as our financial advisor. Over the course of the next several months, our management met with the representatives of certain of our largest stockholders to explore various ways in which to address their concerns.

On September 29, 2005, we received another letter from MPPI reiterating its interest in acquiring our company and advising us that it had received indications of support from stockholders representing approximately 50% of our common stock.

On October 19, 2006, we received a letter from Harbert Distressed Investment Master Fund, Ltd., now known as Harbinger Capital Partners Master Fund I, Ltd., or Harbinger, our largest stockholder at that time, urging our board to promptly: (i) commence negotiations with MPPI regarding its proposal; (ii) begin a formal sale process to solicit competing offers which would be superior to the MPPI proposal; or (iii) demonstrate why our company, on a stand-alone basis, represented superior value to MPPI’s proposal. At that time we also learned from Harbinger’s financial advisors that Harbinger had instructed its legal counsel to begin drafting tender offer documents.

On October 20, 2005, following a detailed review, including discussion with our legal and financial advisors, our board of directors concluded that MPPI’s renewed proposal was not in the best interests of our stockholders and determined to reject MPPI’s proposal. Among other reasons, our board rejected the proposal because:

•	the financial terms of MPPI’s proposal remained substantially unchanged from the previously rejected proposal that our board had determined was not compelling;
•	our board believed MPPI’s proposal to pay a break-up fee of $700,000 in certain circumstances if a transaction was not consummated was inadequate;
•	our board believed that there was a significant risk that MPPI would not be able to obtain necessary regulatory approvals for a 100% debt financed transaction; and
•	our board continued to have significant reservations concerning legal, regulatory and financing issues related to the proposal.

On October 21, 2005, we sent a letter to MPPI in response to its September 29 letter formally rejecting MPPI’s proposal.

At a meeting of our board of directors on November 8, 2005, following a discussion with our financial and legal advisors, our board authorized a share repurchase program permitting us to acquire up to $75 million of our common stock, representing approximately 7% of our outstanding shares.

On November 16, 2005, as part of the announced share repurchase program, we entered into a Rule 10b5-1 trading plan with Credit Suisse, which provided for predetermined repurchases of our common stock, subject to the terms of the trading plan.

Black Hills Corporation

On November 1, 2005, a representative of Black Hills Corporation, or Black Hills, a regional utility company, spoke with Michael J. Hanson, our President and Chief Executive Officer, and expressed an interest in acquiring our company in a stock-for-stock transaction. Mr. Hanson related these discussions to our board of directors at the November 8, 2005 board meeting. Following a detailed discussion of Black Hills’ interest in acquiring our company, including consultation with our legal and financial advisors, our board concluded that a stock-for-stock transaction with Black Hills would not be in the best interests of our stockholders at that time. In large part, our board’s determination to reject Black Hills’ proposal reflected a concern that our stock was currently undervalued and Black Hills’s stock was currently overvalued by the market. Mr. Hanson subsequently informed Black Hills that we were not interested in pursuing merger discussions with Black Hills at that time, but would consider any offer Black Hills might make.

On November 21, 2005, we received an unsolicited proposal from Black Hills to acquire our company in a stock-for-stock merger with a purported value of between $33.00 to $35.00 per share, the exact amount to be determined after satisfactory completion of mutual due diligence and the negotiation of definitive agreements.

Our board of directors met on November 22, 2005 to review Black Hills’ proposal and recent communications from some of our stockholders. Our board was advised that Harbinger and Fortress Investment Group and Franklin Mutual Advisors, two of other significant stockholders, had entered into a confidentiality agreement with Black Hills and, as a result, had knowledge of certain communications between us and Black Hills. Our board was also advised that Harbinger had demanded that the board act quickly on the Black Hills proposal or resign or expect a proxy fight. Following a detailed review of the Black Hills proposal, including a discussion regarding the possibility of a hostile tender offer and the proposed terms of a confidentiality agreement with Black Hills, our board determined that our company should not provide Black Hills with access to material nonpublic information regarding our company unless Black Hills agreed to the inclusion of a standstill provision in the proposed form of confidentiality agreement.

On November 23, 2005, we issued a press release announcing the receipt of the Black Hills offer and stating that our board of directors, consistent with its fiduciary duties and in consultation with our legal and financial advisors, would meet to review and evaluate the Black Hills proposal and other potential strategic alternatives.

During our negotiations of a confidentiality agreement, Black Hills warned us that based upon their discussions with our largest stockholders, our board of directors faced removal from office unless we immediately commenced negotiations with respect to its proposal and that it was considering a hostile tender offer. Black Hills also refused to agree to our proposed standstill provision.

On November 28, 2005, we received a letter from Harbinger demanding, pursuant to Delaware law, to inspect and copy the list of our stockholders on December 2, 2005, and on a weekly basis thereafter.

Our board of directors met on November 29, 2005 to continue its review of the proposal made by Black Hills and to begin to consider various other strategic alternatives. The board engaged in a detailed discussion of the Black Hills proposal and received an update on the status of negotiations regarding the terms of a confidentiality agreement. Our management informed the board that Black Hills continued to refuse to agree to a standstill provision. The board also discussed the possibility of considering other potential strategic alternatives in conjunction with its review of the Black Hills proposal.

Management reviewed with the board the potential strategic alternatives available to our company, including (i) a sale of the entire company, (ii) a sale of certain assets of our company, (iii) a recapitalization, (iv) a strategic acquisition by us, (v) strategic investments by a third party in us, (vi) continued execution of our long-term strategic plan and (vii) combinations of certain of those alternatives.

During the course of the November 29 meeting, our board of directors also discussed measures that could be taken to prevent Black Hills from launching a hostile tender or exchange offer or otherwise engaging in transactions with Harbinger while the board was considering all available alternatives to maximize stockholder value. One of the alternatives discussed with the board was a stockholder rights plan that would deter unfair or coercive takeovers while allowing the board adequate time and opportunity to assess and discuss all available strategic alternatives in an effort to maximize stockholder value. Near the end of the meeting, the board authorized management to commence a comprehensive review of strategic alternatives with the assistance of our financial and legal advisors and to comply with Harbinger’s demand for the stockholder list. The board also requested that management and the financial and legal advisors prepare a detailed presentation regarding a stockholder rights plan.

On November 29, 2005, City of Livonia filed a complaint, Case No. 05-4178, against us and our board of directors in the U.S. District Court for the District of South Dakota for breach of fiduciary duties as a result of our alleged failure to negotiate with MPPI and Black Hills.

At a meeting on December 5, 2005, our board, together with our legal and financial advisors, continued its review of the Black Hills proposal as well as other available strategic alternatives. Management updated the board on the status of negotiations with Black Hills regarding a confidentiality agreement including Black Hills continued refusal to agree to our standstill provision.

Our board then engaged in a review, including discussions with our legal and financial advisors, of the current protections we had against an unfair or coercive takeover bid, and the advantages and disadvantages of adopting a stockholder rights plan to provide our board with the opportunity to properly evaluate all available strategic alternatives in an effort to maximize stockholder value, including the risk of potential litigation as a result of the adoption of the rights plan. Following that review and discussion, our board authorized adoption of a rights plan.

On December 6, 2005, we issued a press release announcing that our board of directors had commenced, with the assistance of our financial advisor, a comprehensive review of possible strategic alternatives for us to enhance stockholder value and had adopted the stockholder rights plan.

On December 9, 2005, we received a letter from Black Hills reiterating its November 21 proposal as well as its continuing refusal to agree to a standstill provision.

On December 12, 2005, we sent a letter to Black Hills advising Black Hills that our board had initiated an orderly review and evaluation of available strategic alternatives and that Black Hills’ proposal would be among the alternatives reviewed and considered, but that we were not prepared to provide Black Hills with access to material nonpublic information regarding our company unless it agreed to a confidentiality agreement that included a standstill provision.

On December 12, 2005, City of Livonia filed a motion for a temporary restraining order seeking to require our board to redeem the stockholder rights plan. On December 16, 2005, the South Dakota federal court denied City of Livonia’s request for a temporary restraining order and scheduled a trial for March 21, 2006 on City of Livonia’s request for a permanent injunction to require the board of directors to redeem the stockholders rights plan. The trial has been continued four times and is now set for August 8, 2006.

During December 2005 and January 2006, we received several letters from some of our stockholders urging us to pursue a strategic combination with Black Hills.

2006

Beginning in December 2005 and continuing through January 2006, Credit Suisse, at the direction of our board of directors, contacted parties that our board believed, based on discussion with management and our legal and financial advisors, were the most likely to be interested in acquiring our company.

On January 5, 2006, our board of directors received a letter from Harbinger informing the board of Harbinger’s intention to propose a slate of directors and solicit stockholders to vote for its slate with the goal of removing the board of directors at the next annual meeting of stockholders. In addition, Harbinger requested that we answer a number of questions in connection with our stockholder rights plan and the timing of our next annual meeting.

On January 11, 2006, we sent a letter to Harbinger responding to its January 5 letter (i) notifying Harbinger that we believed that its January 5 letter contained a number of misstatements with regard to our treatment of MPPI’s and Black Hills’ respective proposals, (ii) repeating our board’s belief that the deliberate exploration of all strategic alternatives was the best approach to maximize the interests of all our stockholders, as well as our customers, employees and the communities we serve, (iii) advising Harbinger that it should consult with its legal counsel on the impact that the rights plan may have on its planned activities, (iv) informing Harbinger that the rights plan had no effect on its ability to solicit proxies for the forthcoming annual stockholders’ meeting in accordance with applicable law and (v) stating that we had not yet determined a date for the 2006 annual meeting of stockholders.

On January 12, 2006, our board of directors received another letter from Harbinger expressing disappointment with our January 11 letter and again requesting that we provide responses to substantially the same questions Harbinger had previously asked regarding our stockholder rights plan.

At a meeting of the board of directors on January 14, 2006, management updated our board with respect to the status of discussions with potential transaction partners, including a discussion with another utility regarding a strategic merger. These discussions were not pursued, in part, because the other company expressed serious reservations about our ability to obtain stockholder approval for a strategic merger based upon the public statements of our largest stockholders.

During the course of the January 14 meeting, management and Credit Suisse provided our board with an update on the eight parties that had expressed an interest in a potential transaction involving our company. Credit Suisse also reported that three parties (other than Black Hills and MPPI) had signed a confidentiality agreement and submitted preliminary indications of interest in acquiring our company at prices ranging between $32.50 and $35.00 per share, including BBIL’s indication of interest of $34.50 per share The board asked questions regarding these preliminary indications of interest and other strategic alternatives, including minority investment in our company either directly or in conjunction with a purchase of common stock from some of our largest stockholders, an industry roll-up strategy and the possibility of selling the South Dakota and Nebraska assets followed by another transaction.

Management also reviewed with the board the status of the Black Hills offer including Black Hills’ continued refusal to agree to a standstill provision. Management also updated our board that the implied value of the Black Hills proposal, which at the current price of Black Hills stock, had declined from between $33.00 to $35.00 per share of our common stock to between $30.70 and $32.50 per share of our common stock. Management also informed the board that there had been no discussion on price assurances or a price collar that would protect our stockholders against fluctuations in the value of Black Hills stock. After further discussion, our board concluded that it was in the best interests of our company to continue to insist that Black Hills agree to a standstill provision similar to the form of provision other interested parties had agreed before we would provide Black Hills with access to material nonpublic information regarding our company.

During the course of the meeting, representatives of Balhoff & Rowe, LLC, our special regulatory advisor, advised our board regarding specific regulatory considerations in the board’s review of strategic alternatives, including describing the various general regulatory considerations and factors that the board should consider and discussing the various factors that the state regulatory commissions would consider in its determination of approval of a transaction. The board also discussed with Balhoff & Rowe the possibility and advisability of signing a confidentiality agreement with MPPI, and the ability of MPPI to keep information confidential due to Montana’s public records and open meetings laws.

The board authorized management and Credit Suisse to approach certain of the interested parties to ascertain their interest in a sponsored minority investment transaction, including structure, pricing and governance provisions. The board also requested that management and its advisors begin preparation of an electronic data room and contact certain other parties that may have an interest in a transaction.

On January 16, 2006, our board of directors sent a letter to Harbinger responding to the January 12 letter informing Harbinger that it would receive notice of the date of our 2006 annual stockholders meeting at the same time as all other stockholders, as required by law, and that such notice and date would be in accordance with law and our bylaws. The letter also provided general answers to Harbinger’s request for further clarification of the board’s intended application of the rights plan as it related to various actions that Harbinger was contemplating.

On January 19, 2006, our board of directors received a letter from Harbinger stating that Harbinger had decided to conduct a stockholder referendum asking our stockholders their views on the commencement of an open and formal process for the sale or merger of our company, the redemption of the stockholder rights plan and the removal of any other obstacles that would prevent the sale or merger of our company. Harbinger indicated that the referendum would not be a formal vote under applicable law or binding on our board, but simply an expression of the opinion of our stockholders on these proposals. In the letter, Harbinger stated its belief that such referendum would not trigger the stockholder rights plan. Nevertheless, Harbinger demanded that the board inform it whether it was the board’s view that such referendum would trigger the rights plan.

At a meeting of the board of directors on January 27, 2006, our board, together with our legal and financial advisors, continued to review strategic alternatives available to our company, including potential forms of minority investment by BBIL, but concluded that such alternatives would not be attractive to or in the best interest of our stockholders at that point in time.

At the January 27 meeting, our board, together with our legal, regulatory and financial advisors, reviewed the possibility of selling our Montana business, including the potential tax consequences, the potential utilization of our net operating losses in such a sale, and the ability of MPPI to engage in due diligence of our confidential information in compliance with applicable Montana law. The board authorized management to simultaneously have a dialogue with MPPI and the other interested parties.

At a meeting of our board of directors on February 7, 2006, management, Credit Suisse and Manatt, Phelps & Phillips, LLP, or Manatt, our special legal counsel, updated the board on the status of negotiations with Black Hills regarding the terms of a confidentiality agreement containing a standstill provision. Our board, together with our legal and financial advisors, also continued to review strategic alternatives available to our company.

On February 7, 2006, we issued a press release providing an update to our stockholders regarding our review of strategic alternatives. Among other things, we announced that (i) we had entered into confidentiality agreements with a select number of parties who had expressed an interest in participating in the process, (ii) we expected formal due diligence to commence as early as that week, (iii) our board had not yet decided to pursue any specific strategic alternative and (iv) it was expected that the board will make its determination following completion of due diligence and confirmation of interest by parties, which could take several weeks. Later that day, Black Hills executed a confidentiality agreement with our company containing a standstill provision.

On February 10, 2006, we opened an online data room where all bidders interested in pursuing a transaction with our company that had executed confidentiality agreements with our company could have access to information regarding our company.

At a meeting of our board of directors on February 13, 2006, management, Credit Suisse and Manatt updated the board on the strategic review process, including parties with whom we had executed confidentiality agreements and discussed with the board the latest draft of the confidential information memorandum.

On February 13, 2006, Harbinger filed a complaint, CA No. 1937-N, in the Court of Chancery of the State of Delaware seeking, among other things, a declaration that it would not trigger the stockholder rights plan if it (i) submitted its nonbinding referendum to all stockholders and (ii) solicited other stockholders for candidates for the board of directors. Harbinger also filed a motion for a preliminary injunction and for an expedited hearing.

On February 16, 2006, we executed a confidentiality agreement with MPPI’s advisors under which information would be provided only to MPPI’s advisors due to concerns over the ability of MPPI to maintain the confidentiality of our information under Montana law. On February 17, 2006, we opened a separate online data room for MPPI containing documents regarding our Montana-only business.

On February 17, 2006, each of the prospective bidders that had executed a confidentiality agreement received a copy of our confidential information memorandum.

On February 23, 2006, the Delaware court denied Harbinger’s motion for expedited hearing, finding that the issues that Harbinger raised were before the South Dakota federal court in the City of Livonia lawsuit and should be resolved there. The Delaware court advised that, if the South Dakota court did not decide Harbinger’s issues, Harbinger could renew its request after the South Dakota court ruled on the request to require the board of directors to redeem the stockholders rights plan. Harbinger subsequently dismissed its Delaware suit, without prejudice, on May 15, 2006.

As part of our ongoing strategic review process, a total of 23 parties were contacted by the end of February 2006. Of those parties, 15 parties were prospective strategic bidders and eight parties were prospective financial/infrastructure bidders. Of the 23 parties contacted, 10 parties signed confidentiality agreements.

On or around March 1, 2006, we received indications of interest from four strategic buyers and four financial/infrastructure buyers ranging in price from $31 to $35 per share of our common stock. Based on these indications of interest, six parties were invited to continue in the next phase of the strategic review process.

At a meeting of our board on March 2, 2006, our board, together with management and our legal and financial advisors reviewed the terms of our stockholders rights plan and the possible threat that Harbinger, Black Hills, and other stockholders or interested parties might pose by, among other things, acquiring shares or otherwise engaging in transactions that could block or interfere with our strategic review process. After a discussion, the board determined that redemption of the stockholders rights plan was not advisable at that time.

On March 6, 2006, we issued a press release announcing August 2, 2006 as the date for the 2006 annual meeting of our stockholders and June 5, 2006 as the record date for the annual meeting.

On March 7, 2006, Harbinger intervened in the City of Livonia lawsuit for the limited purpose of briefing the two issues it raised in its Delaware action: whether the non-binding referendum or the solicitation of candidates from other stockholders would trigger the stockholders rights plan. Harbinger litigated its intervention suit for more than two months, but ultimately dismissed it, without prejudice, on May 12, 2006.

On March 8, 2006, we received a letter from Harbinger requesting, pursuant to Delaware law, that an updated list of our stockholders be made available to Harbinger no later than March 10, 2006 and that the stockholder list be updated on a weekly basis.

Between March 9, 2006 and March 21, 2006, our management was made available and conducted presentations in Minneapolis, Minnesota for the six remaining bidders.

At a meeting on March 17, 2006, our board of directors authorized the formation of a Mergers & Acquisition Committee, or M&A Committee, of the board and appointed three independent directors, D. Louis Peoples (Chairman), Stephen P. Adik and Philip L. Maslowe to the M&A Committee. Our board established the M&A Committee to review, assess and assist the board in reviewing and assessing strategic alternatives available to our company and to oversee management and our financial, legal and other professional advisors in connection with such review and assessment. The board also discussed the advisability of redeeming the stockholders rights plan, but determined, upon discussions with Manatt, that since there had been no material change in the facts, circumstances and threats facing us that it was not in the best interests of our stockholders to redeem the plan at that time.

At the March 17 meeting, our board, together with our legal and financial advisors, discussed the status of the strategic review process, including the potential for MPPI (which was solely interested in our Montana assets) to team up with another bidder that was primarily interested in our non-Montana assets. Our board also authorized an amendment to our bylaws providing that, with respect only to our 2006 annual meeting of stockholders, notice for nominations of persons for election to the board of directors or other proposed business would be considered timely if delivered to our corporate secretary at our principal executive offices not later than June 5, 2006. At a meeting of our board of directors on May 3, 2006, the deadline for such notice was extended to June 15, 2006.

Our M&A Committee met on March 20, 23, 28, 30 and 31, 2006 and, with the assistance of our legal and financial advisors, reviewed the status of the strategic review process and approved the form of the final bid letter and agreement and plan of merger to be provided to all interested parties in connection with the bidding process. The M&A Committee also discussed the possibility of engaging a second investment banking firm to provide an additional opinion regarding the fairness of any transaction into which we proposed to enter. The M&A Committee’s consideration of acquiring an additional fairness opinion was due to the M&A Committee’s desire to abide by best corporate governance practices.

On March 24, 2006, we provided MPPI access to the online data room containing due diligence information regarding our entire company.

On March 30, 2006, on our behalf, Credit Suisse sent the remaining six bidders a letter outlining the procedures for submitting a final bid by April 10, 2006, including submission of final due diligence requests. On March 31 and April 1, 2006, Credit Suisse and Manatt circulated to the six remaining bidders an initial draft form of the merger agreement for the bidders to review and markup in connection with their bid submissions.

On March 31, 2006, our board of directors adopted the 2006 Officer Severance Plan and the 2006 Employee Severance Plan. The purpose of each plan was to provide an incentive to our officers and employees to remain employed with us by providing severance and change of control benefits to all eligible officers and employees.

During the week of April 3, 2006, on our behalf, representatives of Credit Suisse contacted all of the interested parties and their advisors in order to facilitate the resolution of any remaining due diligence items and any open issues in connection with the preparation of their final proposals.

At an M&A Committee meeting on April 6, 2006, the M&A Committee, together with our legal and financial advisors, reviewed the status of the strategic review process and the status of the bids being prepared by the remaining six parties. Credit Suisse advised the M&A Committee that one of the six remaining bidders had decided not to submit a final bid, but would be available to meet with us and our advisors on an exclusive basis.

Toward the end of the April 6 meeting, Credit Suisse was excused and the M&A Committee discussed with management and our legal advisors initial contacts by management with other investment banking firms regarding the possibility of obtaining an additional opinion with respect to the fairness, from a financial point of view, of the consideration to be received by our stockholders pursuant to any sale transaction.

On April 10 and 11, 2006, five parties (three strategic and two financial/infrastructure) submitted final proposals ranging from $32.71 to $37.60 per share. Two bidders also submitted proposals for parts of the company (our Montana assets or South Dakota/Nebraska assets). All bids remained open until May 5, 2006. The sixth bidder declined to submit a proposal unless we granted it exclusivity. BBIL’s final proposal contained two options. Option A was an all cash offer for $36.60 per share of our common stock. Option B was $11.02 in cash and $26.58 in BBI stapled securities listed on the Australian Stock Exchange for a total value per share of our common stock of $37.60. BBIL’s proposals contained the two highest bids. One bidder asserted that its bid was “worth” $38.10 per share, by adding to its cash bid its own valuation of assets for which it did not bid and failing to account for certain liabilities attendant to its bid. Based on our board’s review of the allegedly higher bid with our legal and financial advisors, our board believed that the real value of the bid was approximately $34.23. Although the bid was characterized as a bid for our entire company, it was actually an all cash offer for our Montana assets, without an explicit assumption of approximately $140.5 million of liabilities under qualified facility contracts, and it attributed a value to the balance of our company conditioned on the sale of non-Montana assets to third parties at an assumed price.

During the week of April 10, 2006, representatives of our legal and financial advisors contacted the six remaining bidders and their advisors to clarify material terms of their bids which raised concerns for us.

On April 11, 2006, we began entering into indemnification agreements with all of our directors and certain senior members of our management. Pursuant to the indemnification agreements, we are generally required to indemnify such persons to the greatest extent permitted by law for liabilities arising out of such person’s service to us as a director or manager, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to our best interests and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the indemnification agreements provide that we will make an advance payment of expenses to such person who has entered into an indemnification agreement, if such person requests such advance payment of expenses related to attorney fees and/or court costs, in connection with any proceeding relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph.

On April 12, 2006, Credit Suisse, on our behalf, requested further information and clarification from each of the bidders regarding certain matters related to their respective bids.

On or around April 13, 2006, our financial and legal advisors notified two of the bidders that they would be permitted to work together to provide a joint proposal, and the two bidders were each provided a waiver of certain provisions under their respective confidentiality agreements with us to permit such collaboration.

At a meeting of our board on April 14, 2006, our board, together with our legal and financial advisors, reviewed the five bids that had been submitted, including the terms, conditions and assumptions of each bid and the status of each bidder’s due diligence.

Representatives of Manatt then reviewed the significant issues raised by BBIL and two other bidders on the proposed form of merger agreement provided to all bidders. Manatt informed the board that the remaining two bidders had not submitted a markup of the merger agreement, but had, instead, provided conceptual comments. Representatives of Manatt and Balhoff & Rowe then reviewed the regulatory issues raised by each of the final proposals with our board.

Near the end of the meeting, Credit Suisse was excused and our board discussed with management and our legal advisors the status of discussion with other investment banks regarding the possibility of obtaining an additional opinion with respect to the fairness, from a financial point of view, of the consideration to be received by our stockholders pursuant to a sale transaction. Following that discussion, our board authorized management to retain one of the firms discussed at the meeting and to provide it with the necessary information to provide such a fairness opinion in connection with a sale transaction. On April 20, 2006, we retained Blackstone for such purpose.

After the April 14 board meeting, each bidder was asked to submit a further bid and was provided with specific guidance on price and non-price terms offered that it should consider improving.

On or around April 15, 2006, BBIL informed Credit Suisse that it was prepared to increase the proposed cash merger consideration in its bid to $37.00 per share in cash and to issue an irrevocable letter of credit in the amount of $70 million to our company to secure the amount payable by BBIL to us if BBIL breached certain of its obligations under the merger agreement.

At our request, based on the markups received and discussions with management and the board of directors, Manatt prepared a revised draft of the merger agreement for BBIL, which was delivered to BBIL on April 18, 2006. Manatt also sent a letter to the two other bidders that had submitted markups setting forth the principal areas of concern to us in their respective markups of the merger agreement.

On April 19, 2006, all five bidders formally submitted revised final proposals with prices ranging from $33.71 to $37.00 per share. BBIL’s cash offer had increased by $0.40 to $37.00 per share and remained the proposal with the highest net value. The bidder that had previously submitted a bid for our Montana assets conditioned on the sale of our remaining assets raised its estimate of the value its proposal to $38.62 per share, but the proposal included the same conditions as its prior proposal and was still viewed as being worth substantially less.

Over the next several days, LeBoeuf, Lamb, Greene & MacRae LLP, or LeBoeuf, special counsel to BBIL, and Manatt negotiated and discussed various provisions of the proposed form of merger agreement and, on April 20, 2006, Manatt sent to LeBoeuf a revised draft of the merger agreement reflecting the negotiations and discussions and containing a price of $37.00 per share of our common stock. Over the next several days, Manatt and LeBoeuf continued to negotiate the proposed form of merger agreement, the disclosure letter containing exceptions to the representations and warranties in the proposed form of merger agreement, BBIL’s financing commitment papers and related documents.

On April 22, 2006, representatives of our company, BBIL, Manatt and LeBoeuf met at the Los Angeles offices of Manatt and continued to negotiate the terms of the proposed form of merger agreement, including the circumstances under which the parties could terminate the merger agreement and the circumstances under which we would have to pay BBIL a termination fee and BBIL would have to pay us a business interruption fee. The negotiations also addressed the form and substance of the irrevocable letter of credit and the circumstances under which we would be able to draw upon such letter of credit. Later that afternoon, Manatt circulated to LeBoeuf a revised draft of the merger agreement.

At the April 24, 2006 meeting of our M&A Committee, the M&A Committee, together with our legal and financial advisors, reviewed the revised final proposals that had been submitted by the five remaining bidders, including, where relevant, the status of negotiations or discussions regarding the terms of a proposed form of merger agreement. Following a discussion in which the members of the M&A Committee had the opportunity to ask questions of and receive answers from management, Credit Suisse, Manatt and Balhoff & Rowe, the M&A Committee concluded to recommend that the full board of directors accept BBIL’s revised final proposal.

Throughout the day on April 24, 2006, representatives of Manatt and LeBoeuf negotiated the final terms of the merger agreement and the final form of the irrevocable letter of credit.

On April 25, 2006, our board of directors convened a meeting to consider whether to approve BBIL’s proposal. Representatives of Manatt discussed with our board of directors the legal and fiduciary duties of directors in connection with an extraordinary transaction such as the proposed merger. Representatives of Credit Suisse provided an update regarding the sale process and the negotiations that had taken place since the board of directors last met on April 14, 2006. Credit Suisse discussed with our board of directors, among other things, the financial aspects of BBIL’s merger proposal.

Manatt then reviewed the terms of the proposed merger agreement with BBIL and other legal aspects of BBIL’s proposal, including a detailed discussion of the irrevocable letter of credit, the fee of $70 million payable under certain circumstances by BBIL to us and the fact that if a party other than BBIL were to make an alternative proposal to acquire us, we were able under certain circumstances to engage in substantive discussions and negotiations with such party and to terminate the merger agreement and pay a $50 million termination fee, in order to accept a superior offer.

Credit Suisse then discussed its financial analysis of the proposed merger and, at the board’s request, rendered to our board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 25, 2006, that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the consideration to be received by the holders of our common stock in the proposed merger, was fair, from a financial point of view, to such holders. The opinion rendered by Credit Suisse is described in more detail under “The Merger—Opinion of Credit Suisse Securities (USA) LLC” beginning on page 46. The full text of the written opinion of Credit Suisse, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is included as Annex B to this proxy statement.

Our board of directors then requested that Blackstone render an opinion as to whether the proposed merger with BBIL was fair from a financial point of view to our stockholders. Blackstone delivered to our board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 25, 2006, that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration to be received by the holders of our common stock in the proposed merger, was fair, from a financial point of view, to such holders. The opinion rendered by Blackstone is described in more detail under “The Merger—Opinion of The Blackstone Group L.P.” beginning on page 52. The full text of the written opinion of Blackstone, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is included as Annex C to this proxy statement.

Following additional discussion and deliberation, during which our board asked questions or and received answers from management and our legal and financial advisors, our board unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously resolved to recommend that our stockholders vote to adopt the merger agreement.

On April 25, 2006, after the closing of trading on the Nasdaq National Market, we executed the merger agreement with BBIL. We thereupon issued a joint press release with BBIL announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

After careful consideration, including the reasons set forth below, our board of directors, by unanimous vote:

•	has determined that the merger agreement and the merger are advisable, fair to and in our best interests and the best interests of our stockholders;
•	has approved the merger agreement; and
•	recommends that our stockholders vote “FOR” the adoption of the merger agreement.

In the course of reaching its decision to approve the merger agreement, our board of directors consulted with our financial, legal and regulatory advisors and considered the following factors, each of which it believed supported its decision:

•

the potential value that might result from other alternatives available to us, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•	general industry, economic and market conditions, both on an historical and on a prospective basis;
•	our recent emergence from bankruptcy;

•

our ability under the terms of the merger agreement to continue to pay regular dividends to stockholders, consistent with past practices and to pay a supplemental and special dividend under certain circumstances;

•	the request by certain of our large stockholders that we seek a sale of our company;
•	the expectation that a proxy contest would result in a prolonged period of turmoil which would be harmful to us and our stockholders;
•

the evaluation we conducted with the assistance of our financial advisor, Credit Suisse; our legal advisor, Manatt, Phelps & Phillips, LLP; and our regulatory advisor, Balhoff & Rowe, LLC, which explored a possible sale of our company, sale of certain assets of our company and potential alternatives to a sale, including a leveraged recapitalization and strategic acquisitions, as well as continuing to operate as a stand-alone company;

•	the current and historical market prices of our common stock, including the market price of the our common stock relative to those of other industry participants and general market indices;
•

the opportunity for our stockholders to realize substantial value based on the receipt of $37.00 in cash per share of our common stock, representing a premium over the market price at which our common stock traded prior to the announcement of the merger;

•

the presentations of Credit Suisse and Blackstone, including their respective opinions as to the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by our stockholders in the merger (see “Opinion of Credit Suisse Securities (USA) LLC” and “Opinion of The Blackstone Group L.P.”);

•	the efforts made by us and our advisors to negotiate and execute a merger agreement favorable to us;
•

the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement”) and the fact that such terms and conditions were the product of arm’s-length negotiations between the parties;

•

the fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize a fair value, in cash, for their investment and provides our stockholders certainty of value for their shares;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal,” upon the payment to BBIL of a $50 million termination fee (representing approximately 4% of the total equity value of the transaction) (see “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee and Business Interruption Fee”);

•

the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Appraisal Rights” and Annex D);

•

the commitment made by BBIL (i) to provide our employees with base salary, employee benefits and incentive compensation opportunities that are no less favorable in the aggregate than those provided immediately prior to the merger and (ii) for at least two years following the effective time of the merger, to employ, in the aggregate, approximately the same number of employees as employed by us immediately prior to the effective time of the merger and not effect any material reductions in our employee work force, each of which will encourage our employees to remain with us between signing of the merger agreement and the effective time of the merger, in order to ensure closing of the merger;

•	the fact that BBIL has a history of acquiring utility assets and holding and operating such investments on a long-term basis;
•

the fact that if we terminate the merger agreement due to BBIL’s material breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement and the breach or failure cannot be cured by April 25, 2007, BBIL would be required to pay us a $70 million business interruption fee and such fee is secured by an irrevocable letter of credit issued to us; and

•	the extent to which BBIL can comply with the “consent order” issued by the MPSC in connection with a sale of our company.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger may not be completed in a timely manner or at all;
•	the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;
•

the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that our stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value;
•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•

the fact that BBIL is a non-U.S. entity and the potential risk that governmental entities whose approvals must be obtained may be more rigorous in their review process than they would with a U.S. buyer;

•	the fact that BBIL would be required to raise a substantial portion of the merger consideration in the capital markets and the risks related to those markets;
•	the interests of our executive officers and directors in the merger (see “Interests of Certain of Our Directors and Officers”);
•	the fact that we do not have the ability to seek specific performance by BBIL of its obligations contained in the merger agreement; and
•

the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving us, and the requirement that we pay BBIL a $50 million termination fee in order for the board of directors to accept a superior proposal.

In the course of reaching its decision to approve the merger agreement, our board of directors did not consider the liquidation value of our assets because it considers us to be a viable going concern business and views the trading history of our common stock as an indication of its value as such. Our board of directors believes that the liquidation value would be significantly lower than our value as a viable going concern and that, due to the fact that we are being sold as a going concern, our liquidation value is irrelevant to a determination as to whether the merger is fair to us and our stockholders. Further, our board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of our value as a going concern but rather is indicative of historical costs. Our net book value per outstanding share as of March 31, 2006 was $21.11. This value is substantially below the $37.00 per share cash merger consideration.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors.

Opinion of Credit Suisse Securities (USA) LLC

Credit Suisse was engaged by us to provide financial advice in connection with our consideration of potential transactions, including a possible sale of our company. We engaged Credit Suisse as our financial advisor based on Credit Suisse’s experience and reputation and its familiarity with us and our business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse has rendered its written opinion, dated April 25, 2006, to our board of directors to the effect that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its opinion, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to the holders of our common stock.

The full text of Credit Suisse’s written opinion, dated April 25, 2006, to our board of directors, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is included as Annex B to this proxy statement. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is incorporated by reference. Holders of our common stock are encouraged to carefully read the opinion in its entirety.

Procedures Followed

In arriving at its opinion, Credit Suisse:

•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information relating to our company;
•	reviewed certain other information relating to our company, including financial forecasts, provided to or discussed with Credit Suisse by us;
•	met with our management to discuss the business and prospects of our company;
•	considered certain of our financial and stock market data and compared that data with similar data for other publicly held companies in businesses deemed similar to that of our company;
•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been recently effected or announced; and
•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

Assumptions Made and Qualifications and Limitations on Review Undertaken

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the information it reviewed or considered and relied upon such information being complete and accurate in all material respects. With respect to our financial forecasts reviewed by Credit Suisse, Credit Suisse was advised and assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the future financial performance of our company. Credit Suisse also assumed, with our consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no material delay, limitation, restriction or condition would be imposed on the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of our company, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addresses only the fairness, from a financial point of view, to the holders of our common stock of the consideration to be received by holders of our common stock in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion is necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse’s opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to us nor does it address our underlying decision to proceed with the merger. Credit Suisse’s opinion also does not constitute a recommendation to any stockholder of our company as to how such stockholder should vote or act on any matter relating to the proposed merger.

Summary of Financial Analyses

In preparing its opinion to our board of directors, Credit Suisse performed a variety of financial analyses, including those described below. The summary of Credit Suisse’s financial analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those analytic methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered general business, economic, industry and market performance and conditions, financial and otherwise, and other matters. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to our company or the proposed merger, and while the results of each analysis are taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse does not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Credit Suisse’s analyses and ranges of values indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Credit Suisse.

Accordingly, much of the information used in, and the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and financial analyses were provided to our board of directors in connection with its consideration of the proposed merger and were only one of many factors considered by our board of directors in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of our board of directors or management with respect to the merger.

The following is a summary of the material financial analyses Credit Suisse discussed with our board of directors in connection with the rendering of Credit Suisse’s opinion on April 25, 2006.

Credit Suisse calculated enterprise values based on the value of the relevant company’s outstanding equity securities (taking into account the outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet). Unless the context indicates otherwise, enterprise and per share equity values used in the analyses described below were calculated using the closing price of our common stock and the selected utility companies listed below as of April 21, 2006, and the transaction values, as of the announcement date, for the companies being acquired in the selected transactions listed below. Estimates of 2006 and 2007 earnings before interest, taxes, depreciation, and amortization, or EBITDA, earnings before interest and taxes, EBIT, and Net Income for our company were based on estimates provided by our management, and were adjusted to exclude certain projected revenues from securitizations. For consistency, our net debt was adjusted to exclude certain securitization bonds. Estimates of 2006 and 2007 EBITDA, EBIT and selected electric utility companies listed below were based on publicly available research analyst estimates for those companies. Equity value for our company indicated in the analysis summarized below incorporated our management’s expectations with respect to our utilization of net operating losses, or NOLs.

Selected Companies Analysis. Credit Suisse calculated multiples of enterprise value and per share equity value to certain financial data for our company and selected electric utility companies primarily engaged in the transmission and distribution of electricity as well as integrated regional electric utility companies.

Those multiples included:

•	Enterprise value as a multiple of estimated 2006 EBITDA;
•	Enterprise value as a multiple of estimated 2007 EBITDA;
•	Enterprise value as a multiple of estimated 2006 EBIT;
•	Enterprise value as a multiple of estimated 2007 EBIT;
•	Per share equity value as a multiple of estimated 2006 Net Income per share; and
•	Per share equity value as a multiple of estimated 2007 Net Income per share.

The selected transmission and distribution electric utility companies were:

•	Northeast Utilities
•	NSTAR
•	Energy East Corporation
•	Pepco Holdings, Inc.
•	Duquesne Light Holdings, Inc.

The selected integrated regional electric utility companies were:

•	ALLETE, Inc.
•	Avista Corporation
•	Black Hills Corporation
•	Idacorp, Inc.
•	Puget Energy, Inc.
•	Alliant Energy Corporation

Credit Suisse applied the multiple ranges indicated by the selected companies analysis to corresponding financial data for our company, including estimates provided by our management. That analysis indicated an implied reference range value per share of our common stock of $29.01 to $34.56, as compared to the proposed merger consideration of $37.00 per share of our common stock.

Selected Transactions Analysis. Credit Suisse calculated multiples of enterprise value and per share equity value to certain financial data based on the purchase prices paid in selected electric utility transactions.

Those multiples included:

•	Enterprise value as a multiple of latest 12 months, or LTM, EBITDA;
•	Enterprise value as a multiple of LTM EBIT;
•	Per share equity value as a multiple of LTM Net Income; and
•	Per share equity value as a multiple of Book Value.

The selected electric utility transactions were:

Acquirer	Target
FPL Group Inc.	Constellation Energy Group Inc.
Mid-Kansas Electric Company LLC	Aquila, Inc.
MidAmerican Energy Holdings Co.	Pacificorp
Duke Energy Corp.	Cinergy Corp.
Exelon Corp.	Public Service Enterprise Group Inc.
PNM Resources Inc.	TNP Enterprises, Inc.
Ameren Corp.	Illinois Power Company
Fortis Inc.	Aquila Networks Canada
Ameren Corp.	CILCORP, Inc.
Energy East Corp.	RGS Energy Group Inc.
PEPCO Holdings Inc.	Conectiv Inc.
NorthWestern Corporation	The Montana Power Company
National Grid plc	Niagara Mohawk Holdings, Inc.
FirstEnergy Corp.	GPU, Inc.
AES Incorporated	IPALCO Enterprises
Energy East Corporation	CMP Group
Indiana Energy	SIGCORP
Dynegy Inc.	Illinova
BEC Energy	Commonwealth Energy System
AES Corp.	CILCORP Inc.
Consolidated Edison Inc.	Orange & Rockland Utilities, Inc.

Credit Suisse applied the multiple ranges indicated by the selected transactions analysis to corresponding financial data for us. That analysis indicated an implied reference range value per share of our common stock of $32.09 to $40.74, as compared to the proposed merger consideration of $37.00 per share of our common stock.

Discounted Cash Flow Analysis. Credit Suisse also calculated the present value of our unlevered, after-tax free cash flows based on projections provided by our management. For purposes of this analysis, Credit Suisse considered two cases, a base management case and a growth management case. The latter incorporated our management’s views regarding the potential financial impact of contemplated projects to build new and expand the capacity of existing transmission lines. In performing this analysis, Credit Suisse used discount rates ranging from 7.5% to 8.5% based on our weighted average cost of capital and terminal value multiples ranging from 7.5x to 9.0x based on LTM EBITDA multiples from the selected companies analyses. The discounted cash flow analyses indicated an implied reference range value per share of our common stock of $30.00 to $39.15 for the base management case and $28.99 to $41.66 for the growth management case, as compared to the proposed merger consideration of $37.00 per share of our common stock.

General

Pursuant to the terms of its engagement, we will pay Credit Suisse a fee, estimated as of the date of this proxy statement to be approximately $17.2 million for services rendered to us in connection with the merger, a substantial portion of which is contingent upon the consummation of the proposed merger. We have also agreed to reimburse Credit Suisse for its expenses and to indemnify Credit Suisse and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse’s engagement. Credit Suisse and its affiliates have from time-to-time in the past provided, are currently providing, and in the future may provide, investment banking and other financial services to us, BBIL or their respective affiliates, for which services Credit Suisse has received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of our company, BBIL, their respective affiliates and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Opinion of The Blackstone Group, L.P.

Blackstone has acted as financial advisor to us in connection with the merger. We selected Blackstone based on Blackstone’s experience, reputation and familiarity with our business. Blackstone is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

In connection with Blackstone’s engagement, we requested that Blackstone evaluate the fairness, from a financial point of view, of the consideration to be received pursuant to the merger agreement by the holders of our common stock. On April 25, 2006, at a meeting of our board of directors, Blackstone delivered to our board its opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by the holders of our common stock is fair to such holders from a financial point of view.

The full text of Blackstone’s written opinion, dated April 25, 2006, to the board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is included as Annex C to this proxy statement and is incorporated herein by reference. Holders of our common stock are encouraged to read this opinion carefully and in its entirety. Blackstone’s opinion was provided to the board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder of our company as to how such stockholder should vote on the merger. The summary of Blackstone’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Blackstone, among other things:

•	reviewed certain publicly available information concerning the business, financial condition, and operations of our company that Blackstone believes to be relevant to its inquiry;

•

reviewed certain internal financial information, prepared and furnished to Blackstone by our management, concerning our business, financial condition, and operations that Blackstone believes to be relevant to its inquiry;

•	reviewed certain estimates and forecasts relating to our business and financial prospects, prepared and furnished to Blackstone by our management;
•	reviewed our budget for the year ending December 31, 2006, prepared and furnished to Blackstone by our management;
•	reviewed our audited financial statements;
•	held discussions with members of our management concerning our business, operating and regulatory environment, financial condition, prospects, and strategic objectives;
•	reviewed the historical market prices and trading activity for our common stock;
•	compared certain financial information for us with similar information for certain other utility companies, the securities of which are publicly traded;
•	to the extent publicly available, compared the proposed financial terms of the merger with the financial terms of certain other transactions that Blackstone deemed relevant;
•	performed a discounted cash flow analysis on the financial projections of our company;
•	reviewed the draft merger agreement, dated April 22, 2006; and
•	performed such other financial studies, investigations and analyses, and considered such other matters as Blackstone deemed necessary or appropriate.

In preparing its opinion, Blackstone relied, without independent verification, upon the accuracy and completeness of all financial and other information reviewed by Blackstone that was publicly available, that was supplied or otherwise made available to Blackstone by us or was otherwise reviewed by Blackstone. Blackstone assumed that the financial and other projections prepared by us, and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, were reasonably prepared in accordance with industry practice and represent management’s reasonable estimates as of the date of their preparation. Blackstone did not assume any responsibility for and express any opinion as to such forecasts or projections or the assumptions on which they were based. Blackstone further relied upon the assurances of our management that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading. Blackstone also assumed, with the consent of our board of directors, that the final executed form of the merger agreement did not differ in any material respect from the draft dated April 22, 2006, and that we and BBIL will comply with all the terms of the merger agreement without waiver, modification or amendment in any material respect.

While Blackstone reviewed our historical and projected financial results, Blackstone did not make an independent evaluation or appraisal of our assets and liabilities. Blackstone also did not conduct a physical inspection of our properties and facilities. Blackstone did not consider in reaching the conclusions set forth in its opinion the relative merits of the merger as compared to any other business plan or opportunity that might be available to us or the effect of any other arrangement in which we might engage, except that Blackstone was aware of discussions that we had over the previous six months with other potential transaction partners. Furthermore, Blackstone did not express any opinion as to the prices or trading ranges at which our common stock will trade at any time.

Blackstone assumed that the merger will be consummated on substantially the terms set forth in the merger agreement. Blackstone assumed, with the permission of our management, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no material restrictions or requirements will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Blackstone’s opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to Blackstone, as of the date of the opinion. It should be understood that Blackstone does not have any obligation to update, revise or reaffirm its opinion based on circumstances or events occurring after the date hereof.

In preparing its opinion to our board of directors, Blackstone performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is complex and is not readily susceptible to partial analysis or summary description. Accordingly, Blackstone believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. Blackstone did not assign relative weights to any of its analyses in preparing its opinion.

No company, transaction or business used in Blackstone’s analyses as a comparison is directly comparable to us, BBIL or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, business segments or transactions and other factors that could affect the merger or the other values of the companies, business segments or transactions being analyzed.

The estimates contained in Blackstone’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals and do not necessarily reflect the prices at which businesses actually may be sold, and such estimates are inherently subject to uncertainty.

Blackstone’s opinion and financial analyses were among many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or our management or BBIL with respect to the merger or the consideration to be received by the holders of our common stock pursuant to the merger.

The $37.00 per share merger consideration was determined through arms-length negotiations between our company and BBIL and was approved by our board of directors. Blackstone did not recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Summary of Financial Analyses

The following is a summary of the material financial analyses underlying Blackstone’s opinion dated April 25, 2006, delivered to our board of directors in connection with the merger. Predictions of results of operations, cash flows, EBITDA and per share values for 2006 and subsequent years set forth in the following analyses are not guaranteed, involve risks and uncertainties and may not accurately predict future results of the combined company. These predictions may be affected by the various factors described above in the section entitled “Forward-Looking Information” beginning on page 19.

Historical Trading Studies. Blackstone reviewed certain historical stock price information for our company. This review indicated that for the 52-week period ended April 21, 2006, our shares of common stock had traded in a range between $27.44 and $32.88, the one-month average per share closing price of the common stock was $31.16 and the six-month average per share closing price of the common stock was $31.12. In addition, the closing price on June 23, 2005, one week prior to our disclosure that Montana Public Power Inc. had submitted a bid for us, was $28.60. Blackstone compared these prices and ranges to the merger consideration of $37.00 per share.

Comparable publicly traded company analysis. Blackstone analyzed our market values and trading multiples and those of selected publicly traded utility companies that Blackstone believed were reasonably comparable to us. There are no publicly traded comparable companies which are identical to us due to our diverse operations. In selecting comparable companies for this analysis, Blackstone considered, among other factors, business mix, industry, size and performance of publicly traded comparable companies. These comparable companies consisted of:

•	Alliant Energy Corporation
•	Black Hills Corporation
•	Energy East Corporation
•	Idacorp Inc.
•	OGE Energy Corp.
•	Pepco Holdings Inc.
•	Puget Energy Inc.
•	Westar Energy Inc.

In examining these comparable companies, Blackstone calculated:

•	the enterprise value of each company as a multiple of its respective LTM, estimated calendar year 2006 and estimated calendar year 2007 EBITDA;
•	the enterprise value of each company as a multiple of its respective LTM and estimated calendar year 2006 EBIT; and
•	the equity value of each company as a multiple of its respective estimated calendar year 2006 and estimated calendar year 2007 net income.

Blackstone also calculated our stock price as of April 21, 2006, divided by estimated calendar year 2006 and 2007 earnings per share, or EPS, and divided by book value of the equity of our company, or its Price/Book ratio. The enterprise value of a company is equal to the value of its fully diluted common equity plus debt and the liquidation value of outstanding convertible preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. The equity value of a company is equal to the value of its fully diluted common equity. In addition to calculating these multiples with respect to our stock price on April 21, 2006, Blackstone calculated these multiples with respect to our stock price as of June 23, 2005, one week prior to the announcement that Montana Public Power Inc. had submitted a bid for us. Blackstone applied the selected multiples of the financial and operating data derived from the selected comparable companies to corresponding financial data of our company in order to derive an implied enterprise value range for our company. Thereafter, Blackstone calculated a range of per share equity values by making certain adjustments, including adjustments to reflect our net debt (excluding certain securitization bonds) and the equity value of our NOLs in order to derive an implied equity reference range for us, and then divided those amounts by the number of our fully diluted shares. Blackstone then compared this implied per share equity value range against the per share merger consideration, which indicated an implied per share equity reference range for us of $30.50 to $34.00, as compared to the merger consideration of $37.00 per share.

Comparable transaction analysis. Using publicly available information, Blackstone reviewed information relating to the following selected acquisitions and announced offers to acquire, which Blackstone deemed relevant to arriving at its opinion:

Acquirer	Target
FPL Group Inc.	Constellation Energy Group Inc.
MidAmerican Energy Holdings Co.	PacifiCorp
Duke Energy Corp.	Cinergy Corp.
Exelon Corp.	Public Service Enterprise Group Inc.
PNM Resources Inc.	TNP Enterprises Inc.
Ameren Corp.	CILCORP, Inc.
Energy East Corp.	RGS Energy Group Inc.
PEPCO Holdings, Inc.	Conectiv Inc.
NorthWestern Corporation	The Montana Power Company
National Grid plc	Niagara Mohawk Holdings, Inc.
PowerGen Plc	LG&E Energy Corp.
Berkshire Hathaway Inc.	MidAmerican Energy Holdings Co.
Carolina Power & Light Company	Florida Progress Corp.
CIBC Capital Partners, Laurel Hill Capital Partners, Trimaran Capital Partners	TNP Enterprises Inc.
Scottish Power plc	PacifiCorp
CalEnergy Company Inc.	MidAmerican Energy Holdings Co.
AES Incorporated	CILCORP Inc.
Consolidated Edison Inc,	Orange & Rockland Utilities, Inc.
American Electric Power Company Inc.	Central & South West Corp.
LG&E Energy Corp.	KU Energy Corp.
Western Resources Inc.	Kansas City Power & Light Co.

Blackstone compared enterprise values in the selected transactions as multiples of LTM EBITDA and EBIT, and price as multiples of current fiscal year and estimated next fiscal year net income. Blackstone believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the proposed merger because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in our businesses, operations, financial condition and prospects and the businesses, operations and financial condition of the companies included in the comparable transaction analysis. Blackstone believed that the appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the proposed merger. Blackstone applied the multiples of the financial and operating data derived from the selected transactions to our corresponding financial data in order to derive an implied enterprise value range for us. Thereafter, Blackstone calculated a range of per share equity values by making certain adjustments, including adjustments to reflect our net debt (excluding certain securitization bonds) and NOLs, in order to derive an implied equity reference range for us, and then divided those amounts by the number of our fully diluted shares. Blackstone then compared this implied per share equity value range against the per share merger consideration, which indicated an implied per share equity reference range for us of $33.50 to $37.00, as compared to the merger consideration of $37.00 per share.

Discounted cash flow analysis. Blackstone performed a discounted cash flow, or DCF, analysis of our projected unlevered free cash flows for the fiscal years ending December 2006 through December 2010, using a valuation of our company as of the end of the fiscal quarter ending March 2006 and projections and assumptions provided by the management of NorthWestern. The DCF of our company was estimated using discount rates ranging from 6.75% to 7.25%, based on then current estimates related to the weighted average costs of capital of our company and risk assessment of projections, and terminal multiples of estimated EBITDA for our fiscal year ending December 2010 ranging from 7.5x to 8.0x. Based on this analysis, Blackstone estimated an implied equity value of our company, which was adjusted to reflect certain adjustments including our net debt (excluding certain securitization bonds) and NOLs, and then divided those amounts by the number of our fully diluted shares. Blackstone then compared this implied per share adjusted equity value range against the per share merger consideration, which indicated an implied per share adjusted equity reference range for our company of $32.00 to $36.75, as compared to the merger consideration of $37.00 per share.

Fee Arrangements

Blackstone has acted as financial advisor to us with respect to the merger and will receive a fee of $1 million for its services. The fee was not contingent on the conclusions reached in the opinion or completion of the merger. In addition, we have agreed to reimburse Blackstone for its out-of-pocket expenses and to indemnify Blackstone for certain liabilities arising out of the performance of such services (including, the rendering of Blackstone’s opinion).

Certain Effects of the Merger

The merger will terminate all equity interests in our company held by our current stockholders, and BBIL will be the sole owner of our company and our business. Upon completion of the merger, we will remove our common stock from listing on the Nasdaq National Market, and our common stock will no longer be publicly traded.

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.

In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

Dividends

We pay dividends on our common stock after our board of directors declares them. Our board of directors reviews the dividend quarterly and establishes the dividend rate based upon such factors as our earnings, financial condition, capital requirements, debt covenant requirements and/or other relevant conditions. Although we expect to continue to declare and pay cash dividends on our common stock in the future, we cannot assure that dividends will be paid in the future or that, if paid, the dividends will be paid in the same amount as we have previously.

Pursuant to the merger agreement, we may continue to declare and pay regular cash dividends per share of our common stock, not to exceed $0.31 per quarter up to and including the third quarter of 2006 and, thereafter, not to exceed $0.34 per quarter, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice. In addition, we may declare and pay a supplemental dividend on our common stock on a quarterly basis for the period commencing on the 18-month anniversary of the date of the merger agreement through the effective time of the merger. Finally, we may declare and pay a special cash dividend on our common stock with a record date in the fiscal quarter in which the effective time occurs based on the amount of the regular cash dividend declared in the immediately preceding fiscal quarter and pro-rated for the time elapsed in the fiscal quarter in which the merger is consummated.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, during its deliberations of the merits of the merger agreement and in determining to recommend to our stockholders that they vote to adopt the merger agreement.

Treatment of Restricted Stock and Deferred Stock Units

As of the record date, there were approximately 73,130 shares of our common stock represented by unvested restricted stock and deferred stock units held by our current executive officers and directors under our equity incentive plans. Under the terms of the merger agreement, all such shares of restricted common stock will become immediately vested and free of restrictions effective as of the completion of the merger. At the effective time of the merger, each share of restricted common stock that is then outstanding will be cancelled, and the holder of each such share of restricted stock will receive a cash payment of $37.00 per share of restricted common stock, without interest and less any required withholding taxes. At the effective time of the merger, each deferred stock unit that is then outstanding will be converted into the right to receive a cash payment of $37.00 per deferred stock unit, payable as provided under our 2005 Deferred Compensation Plan for Nonemployee Directors, without interest and less any required withholding taxes.

Approximately 250,000 additional shares remain available for grants to our executive officers and directors under our 2005 Long Term Incentive Plan. Pursuant to the merger agreement, our board may grant, either before or after our annual meeting, such additional shares to our directors and executive officers in accordance with such plan. As of the date of this proxy statement, our board has not made any determination in connection with these shares.

The following table summarizes the unvested restricted stock and deferred stock units held by our executive offers and directors as of June 5, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of the unvested restricted stock and deferred stock units.

Directors:	No. of Shares of Restricted Stock and Deferred Stock Units	Resulting Consideration
Stephen P. Adik	6,560	$242,720
E. Linn Draper, Jr.	11,565	472,905
Michael J. Hanson	14,288	528,656
Jon S. Fossel	–	–
Julia L. Johnson	9,418	348,466
Philip L. Maslowe	10,423	385,651
D. Louis Peoples	–	–

Executive Officers:
Brian B. Bird	8,576	317,312
Patrick R. Corcoran	1,440	53,280
David G. Gates	1,420	52,540
Kendall G. Kliewer	640	23,680
Thomas J. Knapp	2,120	78,440
Curtis T. Pohl	1,776	65,712
Bobbi L. Schroeppel	1,380	51,060
Bart A. Thielbar	1,776	65,712
Gregory G. A. Trandem	1,748	64,676

Severance Agreements

Each of our executive officers, Michael J. Hanson, Brian B. Bird, Patrick R. Corcoran, David G. Gates, Kendall G. Kliewer, Thomas J. Knapp, Curtis T. Pohl, Bobbi L. Schroeppel, Bart A. Thielbar, and Gregory G.A. Trandem are participants in our Officer Severance Plan. The Officer Severance Plan provides for the payment of severance benefits in the event an officer is involuntarily terminated without “cause.” “Cause” generally is defined in the Officer Severance Plan as (i) any form of illegal conduct or gross misconduct that results in substantial damage to NorthWestern, (ii) failure to comply with our Code of Conduct, (iii) willful failure to perform duties or (iv) willful and continued conduct injurious to us. For this purpose, involuntary termination does not include a termination resulting from a participant’s death or disability. The severance benefits payable under the Officer Severance Plan include: (i) a lump-sum cash payment equal to 1 times annual base pay, (ii) a pro-rata short-term incentive bonus, (iii) reimbursement of COBRA premiums paid by the participant during the 12-month period following the participant’s termination date, and (iv) $12,000 of outplacement services during the 12-month period following the participant’s termination date.

The Officer Severance Plan also provides for change of control severance benefits in the event an eligible officer is terminated within 18 months after a change of control of NorthWestern. Change of control is generally defined in the Officer Severance Plan as (i) an acquisition of more than 50% of the combined voting power of our securities, (ii) a change in the majority of our board of directors in any 12-month period, (iii) a merger, or (iv)  the sale or disposition of all or substantially all of our assets. Under the change of control provisions, severance benefits are payable in the event an eligible officer is involuntarily terminated by us or in the event of a voluntary termination by the participant with “good reason,” within 18 months after a change of control. “Good reason” is generally defined in the Officer Severance Plan as (i) a reduction in annual compensation in excess of 15% or $10,000, whichever is greater, (ii) relocation of more than 50 miles, (iii) the failure to provide an equivalent or better position with the successor organization or (iv) the failure to obtain satisfactory agreement from the successor to assume and agree to perform the Officer Severance Plan. The change of control benefits include: (i) a lump-sum cash payment equal to 2 times Compensation to the Chief Executive Officer and Chief Financial Officer and 1.5 times Compensation to all other eligible officers (where Compensation is defined under Section 1.7 of the Officer Severance Plan as annual base salary plus target annual short-term incentive pay), (ii) a pro-rata short-term incentive bonus, (iii) reimbursement of COBRA premiums paid by the participant during the 18-month period following the participant’s termination date, and (iv) $12,000 in outplacement services during the 12-month period following the participant’s termination date.

In the event any benefits payable under the Officer Severance Plan result in an excess parachute payment under section 280G of the Internal Revenue Code of 1986, as amended, or the Code, such change of control severance benefits is limited to the greater of: (i) the largest amount which may be paid without any portion of such amount being subject to excise tax imposed by Code Section 4999, or (ii) the change of control benefits payable under the Officer Severance Plan without regard to such limitation, less any excise tax imposed under Code Section 4999.

The following table shows the amount of potential cash severance payable to our current executive officers (including the amount that such executive officer would be entitled to be reimbursed for outplacement expenses), based on an assumed termination date of December 31,

2006, which is the last day of our 2006 fiscal year. The table also shows the estimated present value of continuing coverage and other benefits under our group health, dental and life insurance plans to each such executive officer.

Executive Officers:	Amount of Potential Cash Severance Payment*	Estimated Present Value of Benefits	Estimated Tax Gross-Up Payment**
Michael J. Hanson	$2,062,000	$25,200	$–
Brian B. Bird	1,020,000	25,200	–
Thomas J. Knapp	649,500	25,200	–
Gregory G. A. Trandem	512,000	25,200	–
David G. Gates	465,625	25,200	–
Curtis T. Pohl	463,250	25,200	–
Bobbi L. Schroeppel	383,250	25,200	–
Patrick R. Corcoran	372,000	7,200	–
Bart A. Thielbar	437,250	25,200	–
Kendall G. Kliewer	417,000	25,200	–

* Assumes 2006 short-term incentive bonus at 100% of target; excludes the value of acceleration of vesting of equity awards, as reported separately herein.
** The Officer Severance Plan does not provide tax gross up payments.

Indemnification and D&O Liability Insurance

Indemnification. Following the effective time of the merger, BBIL will cause the surviving corporation to indemnify and advance expenses to all of our and our subsidiaries’ past and present directors, officers, employees and agents and all other persons who may presently serve or have served at our request as a director, officer, employee or agent of another person against any costs or expenses, including reasonable attorney’s fees, judgments, amounts paid in settlement, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger (including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger), whether asserted or claimed prior to, at or after the effective time of the merger, to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of the merger agreement by us or our subsidiaries pursuant to their respective charter documents, or similar organizational documents, as applicable, and the indemnification agreements. For a description of the indemnification agreements you should refer to “Compensation of Directors and Executive Officers—Indemnification Agreements.”

D&O Liability Insurance. BBIL will cause the surviving corporation to maintain in effect for the period ending on the later of (i) six years and one month from the effective time and (ii) the applicable statute of limitations, an officers’ and directors’ liability insurance and fiduciary liability insurance policy for acts and omissions occurring prior to the effective time of the merger. Such policy will be from an insurance carrier with the same or better credit rating as our current insurance carrier with coverage in amount and scope at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage. In lieu of the foregoing, the surviving corporation may substitute a prepaid “tail” policy for such coverage, which it may cause us to obtain prior to the closing of the merger.

If the surviving corporation later merges or consolidates with or sells all or substantially all of its assets to another entity, the entity surviving such transaction will assume these insurance obligations.

Management Agreements

As of the date of this proxy statement, no member of our management has entered into employment agreements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with BBIL or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. BBIL has informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger is completed.

Regulatory Matters

To complete the merger, our company and BBIL must obtain approvals or consents from, or make filings with a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. We and BBIL are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, we and BBIL contemplate that such consents, approvals and filings will be sought or made.

We and BBIL will seek to consummate the merger by the first or second quarter of 2007. Although we and BBIL believe that the required consents and approvals described below to complete the merger will be received, there can be no assurance as to the timing of these consents and approvals or as to our and BBIL’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to us and BBIL.

Hart-Scott-Rodino Act

The merger is subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Antitrust Division of the Department of Justice, or the DOJ, and the Federal Trade Commission, or FTC, and until certain waiting periods have been terminated or have expired. Even after the HSR Act waiting period expires or terminates, the FTC or DOJ may later challenge the transaction on antitrust grounds. Neither we nor BBIL believes that the merger will violate federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position. If the merger is not consummated within 12 months after the termination of the initial HSR Act waiting period, we and BBIL will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the merger can be consummated.

Federal Power Act

Section 203(a)(1) of the Federal Power Act, or FPA, provides that a public utility may not sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person, or acquire any security of any other public utility without first having obtained authorization from the FERC. Because we own “jurisdictional facilities” under the FPA, the approval of the FERC under Section 203(a)(1) is required before we and BBIL may consummate the merger.

In addition, Section 203(a)(2) of the FPA requires prior FERC approval for a “holding company” in a holding company system that includes a transmitting utility or an electric utility to directly or indirectly merge with a transmitting utility or an electric utility. Because BBIL is a holding company within the meaning of Section 203(a)(2) in a holding company system that includes a transmitting utility, approval under Section 203(a)(2) is required for the merger.

Section 203 provides that the FERC is required to grant its approval if the merger is found to be “consistent with the public interest” and if the FERC finds that the merger will not result in cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of an associate company, unless the FERC determines that such cross-subsidization, pledge or encumbrance will be consistent with the public interest.

The FERC stated in its 1996 Merger Policy Statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

•	the effect of the merger on competition in electric power markets;
•	the effect of the merger on the applicants’ wholesale rates; and
•	the effect of the merger on state and federal regulation of the applicants.

Northwestern and its public utility subsidiaries filed their application under Section 203 of the FPA on June 7, 2006.

The Exon–Florio Amendment to the Defense Production Act of 1950

The Exon-Florio Amendment to the Defense Production Act of 1950, or Exon-Florio provision, provides the President of the United States with the authority to investigate and, where necessary, suspend or prohibit any foreign acquisition, merger or takeover of companies engaged in U.S. interstate commerce, determined to threaten U.S. national security:

•	if there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair the national security; and
•

if provisions of law, other than the Exon-Florio provision and the International Emergency Economic Powers Act, do not in the President’s judgment provide adequate and appropriate authority for the President to protect the national security in the matter before the President.

By executive order, the President has delegated his investigatory powers under Exon–Florio to the CFIUS, an interagency committee chaired by the U.S. Treasury Department. We and BBIL made a pre-notification filing with the CFIUS on May 19, 2006. We and BBIL will make a formal notification with the CFIUS seeking confirmation that the transactions contemplated by the merger agreement do not threaten national security. Upon filing of the CFIUS notification, the CFIUS has 30 days in which to determine whether to seek a further investigation of the merger. We cannot assure you whether or not the CFIUS will decide to seek such investigation, or what action, if any, the President may decide to take with respect to the transaction. Among other actions, the President could block or otherwise require conditions on the proposed merger.

State Regulatory Approvals

We are currently subject to regulation by the public utility commissions of Montana, Nebraska and South Dakota. The following is a brief description of state regulatory jurisdiction over the mergers and required approvals.

Montana Public Service Commission. The MPSC regulates the rates and services of public utilities within the State of Montana under Title 69 of the Montana Code Annotated. The MPSC issued, and we agreed to, a Consent Order, effective September 2, 2004, following the filing of bankruptcy by us in 2003, and the conclusion of an investigation of the finances, corporate and capital structure and various financial practices of NorthWestern begun at the request of the Montana Consumer Counsel. The Consent Order provides for the adoption of specific corporate structure, reporting obligations, cost allocation processes and procedures, and four specific principles governing current and future financing. We believe that the purchase of our company by BBIL is consistent with the Consent Order and filed on June 7, 2006. We will propose to the MPSC a procedural schedule that will provide for the completion of the process by the end of 2006.

South Dakota Public Utilities Commission. SDPUC regulates the rates and terms of service of public utilities within the State of South Dakota. The SDPUC, however, has limited authority to review the sale of companies. South Dakota law limits that review to circumstances where a controlling interest is sold and more than twenty-five percent (25%) of the gross revenue of the public utility is received from operations within South Dakota. On June 7, 2006, we requested that the SDPUC either disclaim jurisdiction of the merger under South Dakota law or approve the merger. If approval of the SDPUC is required, we expect to obtain approval prior to the end of 2006.

Nebraska Public Service Commission. The NPSC has the authority to review and act on any reorganization or change in control of a natural gas utility within the State of Nebraska. On June 7, 2006, we filed an application with the NPSC for approval of the merger. The NPSC will approve the transaction unless, after public notice and hearing, it finds that “the change of control will adversely affect the utility’s ability to serve its ratepayers.” We expect to receive approval of the merger from the NPSC by the end of 2006.

Federal Communications Commission

Under the provisions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, an entity holding licenses for the provision of telecommunications services must obtain the approval of the FCC before the transfer of control or assignment of those licenses. We hold, and our affiliates may hold, certain FCC licenses for the provision of telecommunications services in the United States and, thus, we must obtain prior FCC approval for the transfer of control of those licenses.

FCC approval for the our license transfers ordinarily would be expected to be obtained within 30 days from the date of filing of the applications unless significant public interest concerns are raised by outside parties. We expect FCC approval no later than the end of 2006.

Appraisal Rights

Holders of record of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is included with this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the recordholder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the recordholder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of our common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is included with this proxy statement as Annex D. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the annual meeting, a written demand for the appraisal of the stockholder’s shares, and must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the annual meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A recordholder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage or bank accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to NorthWestern Corporation, 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104, Attention: Corporate Secretary.

Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement, if any, must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal and where proceedings are not dismissed, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court

stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the $37.00 per share in cash merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of Delaware and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We currently do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of NorthWestern common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $37.00 in cash per share merger consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the court deems just.

Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	broker-dealers;
•	traders;
•	expatriates;
•	tax-exempt organizations;
•	persons who are subject to alternative minimum tax;
•	persons who hold their shares of our common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;
•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;
•	United States persons that have a functional currency other than the United States dollar; or
•	persons who acquired their shares of our common stock upon the exercise of warrants or otherwise as compensation, for example, as a grant of restricted stock.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

We urge each holder of our common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder. For purposes of this discussion, a “United States Holder” means a holder of our common stock that is:

•	a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•

a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder of our common stock that is not a United States Holder and that is not a partnership.

If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger to them.

Consequences of the Merger to United States Holders of Our Common Stock

Exchange of Our Common Stock for Cash

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for a share of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in that share. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the share exceeds one year at the time of the merger. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a United States Holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of NorthWestern common stock prior to completion of the merger, or (2) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service, or IRS.

Consequences of the Merger to Non-United States Holders of Our Common Stock

Exchange of Our Common Stock for Cash

A Non-United States Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. A Non-United States Holder will generally not, however, be subject to United States federal income tax, including withholding, on any gain recognized as a result of the merger unless:

•	that gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;
•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or
•	the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

A Non-United States Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the exchange, except as otherwise required by an applicable income tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A Non-United States Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) United States federal income tax on the gain derived from the exchange, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A Non-United States Holder described in the third bullet point above should consult a tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to such holder.

Backup Withholding

Payments made to a Non-United States Holder in connection with the merger may be subject to information reporting and backup withholding unless the Non-United States Holder establishes an exemption, for example by properly certifying such holder’s non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-United States Holder is a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF NORTHWESTERN COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Accounting Treatment

We expect that the merger will be accounted for by BBIL using the purchase method of accounting, in accordance with Generally Accepted Accounting Principles, or GAAP. This means that BBIL will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.

Delisting and Deregistration of NorthWestern Common Stock

If the merger is completed, our common stock will be delisted from the Nasdaq National Market and deregistered under the Exchange Act, and our common stock will no longer be publicly traded.

Financing

The total amount of funds necessary to complete the merger is US$2.228 billion, of which US$736 million represents existing NorthWestern debt, and the remaining approximately US$1.492 billion will be funded through a combination of equity contributions by BBIL and debt financing.

Equity Financing

Approximately US$987 million is expected to be provided by BBI from existing cash and through issuances of equity in the capital markets. BBI is a company listed on the Australian Stock Exchange with a market capitalization of approximately US$1.7 billion. In March 2006, BBI raised approximately US$500 million to finance certain acquisitions. Additionally, BBI has implemented a well-supported distribution reinvestment program and has fully refreshed its annual 15% of ordinary equity placement capacity at a recent stockholder meeting, which allows access to the institutional investor market on short notice. BBI has raised approximately US$900 million from the Australian equity capital markets in the last 12 months.

In addition, in connection with the transaction, BBI received affirmation from Moody’s Investor Services, or Moody’s, that, subject to the completion of the transaction as contemplated and realization of the financial and operating projections (both in respect of BBI generally and NorthWestern specifically) provided to it, BBI could be expected to retain its investment grade rating (Baa3 stable) post completion of the merger.

Debt Financing

Acquisition Bridge Financing

In connection with the execution and delivery of the merger agreement, BBI has obtained commitments for an underwritten acquisition bridge financing facility of $US505 million, or the BBI Acquisition Facility, to be provided to BBI US Holdings II Corp in equal proportions by Commonwealth Bank of Australia, Dresdner Bank AG London Branch and HSH Nordbank AG, New York Branch. The BBI Acquisition Facility will be nonrecourse to NorthWestern. The borrower will be BBI US Holdings II Corp. Security for the loan will be limited to the assets (a six-month debt service reserve) and stock of BBI US Holdings II Corp in NorthWestern. The loan will be repaid solely out of dividends paid by NorthWestern to BBI US Holdings II Corp, and the Lenders will have no security interests in, or any pledge of, NorthWestern or its assets.

At closing, BBI US Holdings Corp will not have conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement.

In the context of the merger agreement, the BBI Acquisition Facility has several noteworthy features, including:

•	A credit commitment availability period adequate to complete the procurement of necessary federal and state regulatory approvals; and
•	Fixed and firm pricing over the duration of the regulatory approval period without market flex provisions.

BBI’s objective in establishing this acquisition bridge financing package was to ensure funding certainty during the regulatory approval process.

Existing NorthWestern Debt

General. BBIL has assumed that no, or only limited, refinancing of existing NorthWestern corporate debt will be required to consummate the merger, although the transaction is not contingent upon achieving this result. BBIL understands that two of our existing facilities have change of control repayment/redemption triggers under certain circumstances, namely the:

•	$225 million 5.875% senior secured mortgage bonds, or the Senior Secured Bonds; and
•	$200 million unsecured revolver, or the Revolver.

Senior Secured Bonds. The change of control trigger in respect of the Senior Secured Bonds is exercisable only in circumstance where the bonds have not obtained investment grade ratings from both Standard & Poor’s and Moody’s at the time of the change of control. Upon the achievement of investment grade ratings, the change of control trigger is permanently eliminated, irrespective of future NorthWestern credit rating outcomes. BBIL believes that NorthWestern will achieve and maintain an investment grade rating of the bonds by the effective time of the merger, reflecting, in part:

•	The announcement by Standard & Poor’s on April 7, 2006 that it had raised the rating of certain of our senior secured indebtedness to BBB-; and
•

The announcement by Moody’s on April 27, 2006 affirming the corporate family rating for NorthWestern at Ba1 and affirming its positive outlook pursuant to the announcement of the merger agreement with BBIL. Included within that announcement was a statement regarding Moody’s expectation of substantial improvement in NorthWestern’s credit metrics over the next several years.

Revolver. In respect of our $200 million revolver, BBIL’s strategy is that, at the appropriate juncture, and together with NorthWestern, BBIL would approach the revolver’s administrative agent to ascertain the lenders intentions with regard to the change of control provisions contained in the Revolver. BBIL has stated that it would like to minimize disruption to NorthWestern by maintaining the existing facility, and will work collaboratively with us to achieve this goal.

BBIL has indicated to us that it is very confident, based on confidential market discussions, that a replacement financing package for our Senior Secured Bonds and Revolver could be readily procured during the regulatory approval period on terms not disadvantageous to us or our external credit ratings.

BBIL is not assuming any additional borrowings by us before or at the effective time of the merger. Accordingly, the post-acquisition pro forma financial accounts will contain our existing corporate indebtedness (adjusted for balances outstanding at the effective time of the merger) plus risk capital in the form of equity and/or stockholder loans contributed by BBIL. Accordingly, BBIL believes that external debt metrics calculated at the NorthWestern operating company level by credit rating agencies will not deteriorate at the effective time of the merger and should be consistent with an investment grade rating.

Litigation Related to the Merger

On November 29, 2005, the City of Livonia filed a complaint, Case No. 05-4178, against us and our board of directors in the U.S. District Court for the District of South Dakota for breach of fiduciary duties as a result of our alleged failure to negotiate with MPPI and Black Hills. On December 12, 2005, City of Livonia filed a motion for a temporary restraining order seeking to require our board of directors to redeem our stockholder rights plan. On December 16, 2005, Chief Judge Lawrence Piersol denied City of Livonia’s request for a temporary restraining order and scheduled a trial on March 21, 2006 on City of Livonia’s request for a permanent injunction to require the board of directors to redeem the stockholders’ rights plan. The trial has been continued four times and is now set for August 8, 2006.

On June 2, 2006, City of Livonia and the defendants signed a Memorandum of Understanding, or MOU, providing that City of Livonia, on its behalf and on behalf of our other stockholders and our company derivatively, would dismiss all of its claims and release us and our board of directors if we and our board of directors implement a policy relating to redemption of our stockholders’ rights plan after approval of the proposed merger with BBIL. You should read “Amendment to NorthWestern’s Stockholder Rights Plan” beginning on page 99 for a more complete description of such policy. This settlement is subject to execution of a final settlement agreement and appropriate court approval. The MOU does not resolve the issue of City of Livonia’s entitlement to attorneys’ fees and we and our board of directors intend to oppose vigorously an award of attorneys’ fees. We received BBIL’s consent to the MOU prior to its execution.

On February 13, 2006, Harbinger filed a complaint, CA No. 1937-N, in the Court of Chancery of the State of Delaware. Harbinger sought in its action, among other things, a declaration that it would not trigger the stockholder rights plan if it (i) submitted its nonbinding referendum to all stockholders and (ii) solicited other stockholders for candidates for the board of directors. Harbinger also filed a motion for a preliminary injunction and for an expedited hearing. On February 23, 2006, Chancellor William B. Chandler denied Harbinger’s motion for expedited hearing, finding that the issues that Harbinger raised were before the South Dakota federal court in City of Livonia lawsuit and should be resolved there. The Chancellor advised that, if the South Dakota Court did not decide Harbinger’s issues, Harbinger could renew its request after the South Dakota court ruled on the request to require the board of directors to redeem the stockholders rights plan. Harbinger dismissed its Delaware suit, without prejudice, on May 15, 2006.

On March 7, 2006, Harbinger intervened in the City of Livonia lawsuit for the limited purpose of briefing the two issues it raised in its Delaware action: whether the non-binding referendum or the solicitation of candidates from other stockholders would trigger the stockholders rights plan. Harbinger litigated its intervention suit for more than two months, but ultimately dismissed it, without prejudice, on May 12, 2006.

Additional lawsuits pertaining to the merger could be filed in the future.

THE MERGER AGREEMENT

The following description of the material terms and provisions of the merger agreement, is qualified in its entirety by reference to the merger agreement, a copy of which is included herewith as Annex A and which is incorporated by reference into this proxy statement. We urge you to read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us or BBIL.

The merger agreement contains representations and warranties the parties made to each other. The representations and warranties are intended to govern contractual rights and relationships and are specifically qualified by negotiated materiality standards, as well as information in a confidential disclosure letter that the parties have exchanged in connection with signing the merger agreement.

Moreover, certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between us and BBIL, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying section of the disclosure letter. The disclosure letter contains information that has been included in our prior public disclosures, as well as potential additional nonpublic information. Investors are not third-party beneficiaries under the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. The merger agreement should not be read alone, but should instead be read together with the other information regarding the companies and the merger that is contained in this proxy statement as well as in the filings that we make with the SEC.

The Merger

The merger agreement provides that, at the effective time of the merger, BBI Glacier Corp., an indirect wholly owned subsidiary of BBIL, will merge with and into NorthWestern. Upon completion of the merger, BBI Glacier Corp. will cease to exist, and we will continue as the surviving corporation and will become a wholly owned indirect subsidiary of BBIL. All of the properties, rights, privileges, immunities and authority, and all of the debts, liabilities and duties of our company and BBI Glacier Corp. will become those of the surviving corporation. Thereafter, our common stock will be delisted from the Nasdaq National Market, deregistered under the Exchange Act and no longer publicly traded.

Completion of the Merger

The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware and all other filings or recordings are made as required under the Delaware General Corporation Law. The parties have agreed to file the certificate of merger no later than the second business day following the satisfaction or waiver of all of the closing conditions in the merger agreement if the merger agreement has not been terminated, which closing conditions and termination provisions are described below. The merger will become effective at the time the parties file the certificate of merger, or the parties may agree to a later time for the effective time of the merger and designate such effective time in the certificate of merger.

We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the first or second quarter of 2007. We cannot, however, predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the adoption of the merger agreement at the annual meeting.

In addition, the consummation of the merger is conditioned on the receipt of all regulatory approvals required to consummate the merger on terms that would not reasonably be likely to have a material adverse effect on us, the consummation of the merger or the financial condition of BBIL.

Certificate of Incorporation, Bylaws and Directors and Officers

of the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation of BBI Glacier Corp. in effect immediately prior to the effective time of the merger will become the certificate of incorporation of the surviving corporation;
•	the bylaws of BBI Glacier Corp. in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation;
•	the directors of BBI Glacier Corp. at the effective time of the merger will be the initial directors of the surviving corporation; and
•	our officers at the effective time of the merger will be the initial officers of the surviving corporation;

Conversion of Stock

At the effective time of the merger:

•

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held directly or indirectly by us or BBIL or any of its subsidiaries, shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law, unvested restricted shares and shares held in the disputed claims reserve) will automatically be cancelled and converted into the right to receive $37.00 in cash, without interest and less any required withholding taxes.

•

Each unvested share of our restricted common stock that is issued and outstanding immediately prior to the effective time of the merger shall vest in full, become free of restrictions and shall be converted into the right to receive $37.00, without interest and less any required withholding taxes.

•

Each share of our common stock that is owned by us as treasury stock, by any of our subsidiaries, or by BBIL or any of its subsidiaries, immediately prior to the effective time of the merger will automatically be cancelled and retired and will cease to exist. No consideration will be delivered in exchange for those shares.

•

Each share of our common stock issued and outstanding and held in the disputed claims reserve immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $37.00 in cash without interest and less any required withholding taxes.

•

Each share of BBI Glacier Corp.’s common stock, par value $.01 per share, all of which are held indirectly by BBIL, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the surviving corporation and such shares will be the only outstanding shares of capital stock of the surviving corporation.

Payment for Shares

Prior to the effective time of the merger, which is expected to occur in 2007, BBIL will appoint a paying agent to process the exchange of stock certificates and warrants in the merger for cash and will deposit with the paying agent an amount of cash sufficient to pay the aggregate merger consideration. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and our other stockholders and to our warrantholders. The letter of transmittal and instructions will tell you how to surrender your NorthWestern common stock certificates and/or warrant certificates in exchange for the merger consideration.

You should not return your stock certificates and/or warrant certificates with the enclosed proxy card, and you should not forward your stock certificates and/or warrant certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your NorthWestern common stock certificate or certificates and/or warrant certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of BBIL and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

None of the paying agent, the surviving corporation, BBIL or its subsidiaries or NorthWestern will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock and/or warrants for five years after the effective time of the merger, will become, to the extent permitted under applicable law, the property of BBIL.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by BBIL, you will have to post a bond in a reasonable amount determined by BBIL indemnifying BBIL against any claims made against it with respect to the lost, stolen or destroyed certificate.

Prior to the effective time of the merger, BBIL will enter into an agreement with LaSalle Bank. Pursuant to such agreement, BBIL will deposit with LaSalle Bank, prior to the effective time of the merger, an amount of cash sufficient to pay the aggregate merger consideration with respect to each share of our common stock held in the disputed claims reserve immediately prior to the effective time of the merger. Any distributions of merger consideration with respect to such disputed claims reserve share will be made in accordance with the terms of the merger agreement and our Reorganization Plan. Such terms will be explicitly set forth in an instruction letter, which shall be set forth as an exhibit to BBIL’s agreement with LaSalle Bank.

Transfer of Shares

At the effective time of the merger, our stock transfer books will be closed, and thereafter there will be no further registration of transfers of shares of outstanding shares of our common stock on our records. If, at the effective time of the Merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

Treatment of Warrants and Deferred Stock Units

At the effective time of the merger:

•

Upon the surrender to the paying agent of an original copy of an outstanding warrant to purchase shares of our common stock, the paying agent will pay to the holder of such warrant an amount in cash, without interest and less any required withholding taxes, equal to the product obtained by multiplying:

•	the total number of shares of our common stock issuable upon the exercise in full of the warrant, by
•	the excess, if any, of $37.00 over the exercise price per share of common stock under such warrant.
•

Each deferred stock unit (representing rights based on a share of our common stock) which is outstanding under our 2005 Deferred Compensation Plan for Nonemployee Directors immediately prior to the effective time of the merger will automatically be converted into the right to receive $37.00 for each share that is subject to the deferred stock unit, without any interest and less any required withholding taxes, from us or the surviving corporation, as applicable. The holder of such deferred stock unit will be entitled to receive such amount at the time previously selected by such holder pursuant to the terms of any deferral election made with respect to such deferred stock unit, subject to the terms and conditions set forth in our 2005 Deferred Compensation Plan for Nonemployee Directors and compliance with applicable tax law and regulations.

Representations and Warranties

Our Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specific exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;
•	our charter documents;
•	our capitalization, including in particular the number of shares of our common stock, restricted stock and warrants;
•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
•	the absence of any violation of or conflict with our charter documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;
•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;
•	our SEC filings since December 31, 2005, including the financial statements contained therein;
•

our filings since January 1, 2005, pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and applicable state statutes;

•

the absence of any joint venture, off-balance sheet partnership or similar contract, the purpose of which is to avoid disclosure of any material transaction or material liabilities in our financial statements;

•	the absence of undisclosed liabilities;
•	our compliance with the provisions of the Sarbanes-Oxley Act of 2002;
•	the absence of certain changes and events since December 31, 2005, including the absence of a “material adverse effect”

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC;
•	employment and labor matters affecting us, including matters relating to our employee benefit plans;
•	the absence of material litigation or outstanding court orders against us;
•	our possession of all licenses and permits necessary to operate our properties and carry on our business;
•	real property and assets, including that we do not own any interest in, or manage or operate, a nuclear generating station;
•	our material contracts;
•	our intellectual property;
•	taxes and environmental matters;
•	our insurance policies;
•	the approval and recommendation by our board of directors of the merger agreement and the merger;
•	the inapplicability of certain state takeover laws to the transactions contemplated by the merger agreement;
•	the required vote of our stockholders in connection with the adoption of the merger agreement;
•	the amendment to our rights plan rendering the rights thereunder inapplicable to the merger agreement and the merger;
•	receipt by us of an opinion of each of Credit Suisse and Blackstone; and
•	the absence of undisclosed brokers’ fees.

For the purposes of the merger agreement, “material adverse effect” means an effect, event, circumstance, development, or change which is materially adverse to the business, assets, properties, financial condition, or results of operations of us and our subsidiaries taken as a whole or an effect, event, development or change that prevents or materially delays the consummation of the merger agreement or prevents or materially delays our ability to perform our obligations under the merger agreement.

A “material adverse effect” will not have occurred, however, as a result of any effect, development, or change arising out of or resulting from:

•	changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•

general changes to or developments in the industries in which we and our subsidiaries operate, except to the extent that such changes or developments have had a disproportionate effect on us and our subsidiaries, taken as a whole, as compared to other persons in the industries in which we and our subsidiaries operate;

•	changes in general legal, tax, regulatory, political or economic conditions affecting companies in general;
•	changes in GAAP (or any interpretation thereof) or Regulation S-X of the SEC;
•

the execution, announcement or performance of, or compliance with, the merger agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with governmental entities, customers, suppliers, licensors, distributors, partners or employees;

•

the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism that does not directly affect the assets or properties of, or the communities served by, us and our subsidiaries, taken as a whole;

•	any change in our stock price or trading volume on the Nasdaq National Market;
•

any matter previously disclosed to BBIL in the documents filed by us with the SEC, in the disclosure letter or in the electronic data room, to the extent that the magnitude and significance of such adverse effect or adverse event, development or change was reasonably discernable to BBIL prior to April 25, 2006.

BBIL’s Representations and Warranties

The merger agreement also contains customary representations and warranties made by BBIL and certain of its subsidiaries that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their respective proper organization, good standing and qualification to do business;
•	their respective power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
•

the absence of any violation of or conflict with their respective organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy and completeness of information supplied for inclusion in this proxy statement or other documents filed with the SEC;
•	the absence of litigation or outstanding court orders against them that prohibit or would delay the consummation of the merger;
•	the purpose of formation and prior activities of the BBIL subsidiaries that are a party to the merger agreement;
•	the financing commitments;
•	the acknowledgement as to certain matters relating to the MPSC;
•	the absence of agreements with any of our stockholders or ownership of our capital stock;
•	the effectiveness of the letter of credit issued to secure certain obligations of BBIL to pay a business interruption fee to us; and
•	the absence of undisclosed broker’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Until the effective time of the merger and unless otherwise contemplated by the merger agreement, subject to certain identified exceptions, we will:

•	conduct our business in the ordinary course of business and in a manner consistent with past practice; and
•

use commercially reasonable efforts to preserve substantially intact our business organization, to keep available the services of our present officers and employees and to preserve our current relationships with customers, suppliers and other persons with which we have business relations.

Except as disclosed in the disclosure letter to the merger agreement or as contemplated by the merger agreement or required by law, we have agreed that until the effective time of the merger, without the prior written consent of BBIL, which consent shall not be unreasonably withheld or delayed, we will not nor will we permit any of our subsidiaries to:

•

adopt or amend in any material respect, any bonus, profit sharing, compensation, severance, change of control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any of our or our subsidiaries’ directors, officers or employees, except with respect to bonuses or other incentive compensation made in the ordinary course of business consistent with past practice, including an annual bonus or compensation plan adopted for fiscal year 2007 consistent with annual plans for prior years;

•

increase in any manner the compensation or fringe benefits of any of our or our subsidiaries’ directors, officers or employees, except for annual increases and cost of living increases which, in the aggregate, are consistent with past practice;

•

sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets other than immaterial properties or assets, except in the ordinary course of business, and other than liens:

•	arising as a matter of law;
•	granted in connection with the incurrence, assumption or guaranteed of any indebtedness permitted under the merger agreement;
•	as required by after acquired property covenants in contracts evidencing our indebtedness or the indebtedness of our subsidiaries; and
•

liens created in connection with the refinancing of our indebtedness or our subsidiaries indebtedness that are no less favorable than those liens that were created in connection with the indebtedness that is being refinanced;

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, our common stock, split, combine or reclassify any of our common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our common stock or purchase, redeem or otherwise acquire any shares of our common stock or any rights or warrants to acquire any common stock, except that:

•

we may continue to declare and pay regular cash dividends per share of our common stock, not to exceed $0.31 per quarter up to and including the third quarter of 2006 and, thereafter, not to exceed $0.34 per quarter, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice;

•

we may declare and pay a supplemental dividend on our common stock on a quarterly basis for the period commencing on the 18-month anniversary of the date of the merger agreement through the effective time of the merger; and

•

we may declare and pay a special cash dividend on our common stock with a record date in the fiscal quarter in which the effective time occurs based on the amount of the regular cash dividend declared in the immediately preceding fiscal quarter and pro-rated for the time elapsed in the fiscal quarter in which the merger is consummated;

•	any subsidiary of ours may pay dividends to us; and
•

we may purchase our common stock for the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans in accordance with past practice;

•

authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver, pledge or otherwise encumber any shares of our common stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents, other than:

•	issuances upon exercise of warrants or rights;
•	in connection with stock-based awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement in accordance with the terms of any our of benefit plans; or
•	as otherwise permitted under the merger agreement;
•	amend our charter documents;
•

acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets, including real estate, except

•	acquisitions of assets (other than capital expenditures) in the ordinary course of business; and
•

the making of capital expenditures (i) in accordance with, and in an amount not materially greater than, our capital expenditures plan, (ii) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, or (iii) otherwise, in an aggregate amount not to exceed $20 million;

•	pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than in the ordinary course of business or in accordance with their terms;
•

make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of us or our subsidiaries;

•	settle or compromise any material income tax liability;
•	except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice;
•

incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than:

•	in the ordinary course of business consistent with past practice;

•	borrowings made to finance permitted capital expenditures and other permitted acquisitions;
•

borrowings made in connection with the refinancing of any indebtedness existing on the date of the merger agreement or permitted to be incurred hereunder and that will result in “investment grade” style covenants;

•	borrowings in an amount not materially greater than as previously disclosed to BBIL; and
•	other borrowings in an aggregate amount not to exceed $20 million;
•

enter into modify or terminate any material contract or waive, release or assign any rights or claims or exercise any options thereunder, other than in the ordinary course of business consistent with past practice and on terms not materially adverse to us and our subsidiaries, taken as whole;

•	fail to make or implement any changes to our or our subsidiaries rates or charges, standards of service or execute any agreement with respect thereto except:
•	in the ordinary course of business consistent with past practice;
•	as required under certain settlement agreements and orders with certain governmental entities; or
•	as required by a governmental entity of competent jurisdiction;
•	make any material changes in our accounting methods, except
•	as required by changes in GAAP or Regulation S-X of the SEC, in each case as required by our independent public accountants;
•	as may be required by a change in applicable law;
•	as disclosed in our filings with SEC prior to the date of the merger agreement; or
•	as required by a governmental entity;
•	amend, modify or waive any material provision of our risk management program;
•

terminate, amend, modify or waive any provision of any confidentiality or standstill agreement or our stockholder rights plan, other than as contemplated by the merger agreement in connection with the merger or as required by any governmental entity;

•	fail to maintain in full force and effect or fail to use commercially reasonable efforts to, replace with financial responsible insurers, or renew, our insurance policies;

•	enter into agreements that limit or restrict us or our subsidiaries from competing in any material respect in any line of business or in any geographic area; or
•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Stockholders’ Meeting; Proxy Statement

Pursuant to the merger agreement, we are required to call and give notice of a meeting of our stockholders. We have agreed to prepare and file with the SEC this proxy statement within 45 days after the date of the merger agreement. We also agreed to use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC and to cause the proxy statement to be mailed to our stockholders as promptly as practicable following the date of the merger agreement. We will promptly notify BBIL upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to this proxy statement and provide BBIL with copies of all correspondence between us and our representatives, on the one hand, and the SEC, on the other hand, relating to this proxy statement.

Prior to filing or mailing this proxy statement or responding to any comments of the SEC, we have provided BBIL a reasonable opportunity to review and comment on this proxy statement and our response and will include in the proxy statement or response all comments reasonably proposed by BBIL. Whenever any event occurs which is required to be set forth in an amendment or supplement to this proxy statement, the parties have agreed to promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to our stockholders an amendment or supplement.

Covenant to Recommend

Except as set forth below, our board of directors has agreed to (1) recommend that our stockholders adopt the merger agreement, (2) use all reasonable efforts to solicit proxies from our stockholders in favor of the adoption of the merger agreement, and (3) comply with the legal requirements applicable to the annual meeting. Except as set forth below, neither our board of directors nor any committee of our board of directors will:

•

withdraw, or modify in a manner adverse to BBIL, or publicly propose to withdraw, or modify in a manner adverse to BBIL, the recommendation of our board of directors (or a committee) of the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, the approval or adoption of any acquisition proposal; or
•

cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture or partnership agreement or other similar agreement (other than a confidentiality agreement) constituting or related to, or that is intended to or may reasonably be expected to lead to any acquisition proposal.

If, prior to the adoption of the merger agreement by our stockholders, upon having received an acquisition proposal that our board of directors concluded constitutes a superior proposal, our board may withhold, withdraw or modify its recommendation of the merger agreement and the merger, approve or recommend the superior proposal or terminate the merger agreement.

In circumstances other than in connection with the receipt of a superior proposal, our board of directors may, if it determines in good faith, after consulting with outside legal counsel, that the failure to take such action could result in a breach of its fiduciary obligations under applicable law, withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify, the recommendation by the board (or any committee thereof) of the merger agreement and the merger, but only after the fifth business day following our notification to BBIL in writing that our board is prepared to make such determination.

During the five business day period, we will negotiate with BBIL in good faith and provide an opportunity for BBIL to propose adjustments to the terms and conditions of the merger agreement to enable us to proceed with our recommendation to our stockholders after taking in account such adjustments to the terms and conditions of this Agreement.

Nothing in the merger agreement will prohibit us from taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to our stockholders if, in the good faith judgment of our board of directors, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its fiduciary obligations under applicable law.

“Acquisition Proposal” means any inquiry, proposal or offer from any person (other than BBIL and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase of more than 20% of the outstanding shares of our common stock; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the outstanding shares of our common stock; (iii) the acquisition of assets of us or our subsidiaries representing more than 20% of our consolidated assets; and (iv) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our significant subsidiaries, in each case other than the transactions contemplated by the merger agreement.

“Superior Proposal” means an acquisition proposal for more than 50% of the equity interest in, or more than 50% of the consolidated assets of, us or that provides for a merger between us and another person as a result of which holders of equity interests of such person would own more than 50% of the equity interests of the entity surviving or resulting from such merger, and that our board of directors determines in its good faith judgment, after consideration of all relevant material terms of such proposal with its outside legal counsel and financial advisor, is (x) reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person submitting such proposal, and (y) more favorable to our stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement.

No Solicitation

We have agreed that we will not, and will use our reasonable best efforts not to permit any of our subsidiaries or representatives to:

•	solicit, initiate or knowingly encourage, directly or indirectly, the submission of any acquisition proposal;
•	enter into any agreement regarding an acquisition proposal; or
•

participate in discussions or negotiations regarding, or furnish to any third party any nonpublic information with respect to, or knowingly take any other action to, directly or indirectly, facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

Nevertheless, in response to an acquisition proposal that was not the result of any prohibited actions above and that was received prior to the adoption of the merger agreement by our stockholders and which our board of directors determines, in good faith, after consultation with its outside legal counsel and financial advisor, may reasonably be expected to lead to a superior proposal, and, if our board of directors determines that the following actions are required for our board of directors to act in a manner consistent with its fiduciary duties to our stockholders under applicable law, we may:

•

enter into a customary confidentiality agreement with the person making the acquisition proposal with terms and conditions not in the aggregate materially more favorable than the terms of our confidentiality agreement with BBIL;

•

furnish, and authorize and permit our representatives to furnish, information with respect to us and our subsidiaries to the person making the acquisition proposal pursuant to a confidentiality agreement; and

•	participate in discussion or negotiation with such person and its representatives regarding any acquisition proposal.

We have agreed to notify BBIL within 48 hours of our receipt of any acquisition proposal. In our notice to BBIL, we have agreed to specify the material terms and conditions of the acquisition proposal and, to the extent not prohibited by any confidentiality agreement in existence on the date of the merger agreement, identify the third party making the acquisition proposal. We have also agreed to promptly provide BBIL any nonpublic information concerning us or any subsidiary that is provided to the person making such acquisition proposal which was not previously provided to BBIL and, to keep BBIL reasonably informed of the status and material terms and conditions of such acquisition proposal.

Access to Information; Confidentiality

To the extent permitted by applicable law, we have agreed that, upon reasonable notice, we will, and will cause our subsidiaries to, afford BBIL’s representatives reasonable access, during normal business hours throughout the period prior to the effective time of the merger, to such information regarding us and our subsidiaries as may reasonably be requested by BBIL. We have also agreed to cause our executive officers to be reasonably available to BBIL to respond to reasonable questions regarding such information and, if requested, we will assist BBIL and its representatives in developing a transition or integration plan to be utilized by BBIL following the effective time of the merger.

We may restrict the foregoing access and assistance to the extent that, in our reasonable judgment, any applicable law requires us to restrict or prohibit access to any such properties or information, the information is subject to confidentiality obligations to a third party or disclosure of any such information or document could result in the loss of attorney-client privilege. We have agreed, however, to use our best efforts to obtain a waiver of such confidentiality obligations to permit BBIL to have access.

BBIL and NorthWestern will remain subject to the terms of that certain confidentiality agreement, dated December 16, 2005.

Regulatory Matters; Reasonable Best Efforts

Each party to the merger agreement has agreed:

•

to cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and to use reasonable best efforts, in order to obtain all approvals and authorizations of all required governmental entities to consummate the merger and the other transactions contemplated by the merger agreement;

•

that the other party will have the right to review and approve in advance all characterizations of the information relating to such party that appear in any application, notice, petition or filing made in connection with the merger or the other transactions contemplated by the merger agreement;

•

to consult and cooperate with each other with respect to the obtaining of all necessary approvals and authorizations of governmental entities and in connection with any investigation or other inquiry, including any proceedings initiated by a third party;

•	to promptly inform the other party of any communication received by such party from, or given by such party to, any governmental entity regarding any of the transactions contemplated hereby;
•

to permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with any governmental entity;

•	to the extent agreed or not objected to by the relevant governmental entity, give the other party the opportunity to attend and participate in such meetings and conferences; and
•	to use its reasonable best efforts to take all actions, and to do, and to assist and cooperate with the other party to consummate the merger in the most expeditious manner reasonably practicable.

As used in the merger agreement, “reasonable best efforts” does not include nor require any party to (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto would reasonably be expected to have a material adverse effect on us or on the consummation of the merger or (ii) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would reasonably be expected to have a material adverse effect on us or on the consummation of the merger.

BBIL has agreed not to enter into, engage in or agree to engage in any transaction or series of transactions that would present a significant risk of making it more difficult for it or us to obtain any approval or authorization required in connection with the merger or otherwise prevent or materially delay the consummation of the merger, including any transaction or series of transactions that would prevent BBIL or the surviving corporation from complying with certain agreements, statements and orders issued by the MPSC.

Fee and Expenses

We have agreed with BBIL that, whether or not the merger is consummated, each party will pay their own expenses incurred in connection with the merger agreement, except that we and BBIL will each pay one-half of the costs incurred in connection with the filing fees with respect to the pre-merger notification and reports forms under the HSR Act, and BBIL will pay all expenses incurred in connection with the preparation and filing of all applications, notices, registrations, declarations, petitions and filings with any governmental entity in connection with all required regulatory approvals.

Public Announcements

We and BBIL agree to consult each other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger, except as may be required by law or any listing agreement with a national securities exchange or trading system to which we are a party.

Notification of Certain Matters

We will give prompt notice to BBIL, and BBIL will give prompt notice to us, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to result in any failure of such party at closing to comply with or satisfy any condition to be satisfied under the merger agreement. The delivery of any notice does not limit or otherwise affect the remedies available to any party sending or receiving such notice.

Employee Benefit Matters

Under the merger agreement, for the period commencing at the effective time of the merger through at least the third anniversary thereof, BBIL has agreed to cause the surviving company and its subsidiaries to maintain compensation, employee benefit plans and arrangements and severance pay and benefits for our employees and employees of our subsidiaries that are, in the aggregate, no less favorable than as provided under our compensation arrangements, benefit plans, severance plans and current policies or practices and those of our subsidiaries as in effect on the date of the merger agreement.

However, subject to applicable law and applicable collective bargaining agreements, commencing on the second anniversary of the effective time of the merger, the surviving corporation and its subsidiaries will not be required to maintain such benefits if any regulatory body with jurisdiction over us determines that such benefits are unreasonably high, and, as result, the surviving company determines that such benefits would have a negative impact on future rate reviews.

The surviving corporation will also honor all benefit plans and other contractual commitments, including, without limitation, deferred compensation, severance and change of control agreements, in effect immediately prior to the effective time of the merger between us and our employees, retirees or former employees. In addition the surviving corporation will:

•

pay all annual bonuses that are payable to our employees, retirees and former employees with respect to the fiscal year in which the merger occurs, including bonuses accrued on our consolidated financial statements under our 2006 Employee Incentive Plan (and any successor to such plan for subsequent years);

•	continue our Deferred Compensation Plan for Nonemployee Directors until such time as all outstanding obligations thereunder are satisfied in accordance with their terms; and
•	honor all vacation, holiday, sickness and personal days accrued by our employees and, to the extent applicable, our former employees or any of our subsidiaries as of the effective time of the merger.

Subject to its obligations under applicable law and applicable collective bargaining agreements, the surviving corporation will give all employees full credit for purposes of benefit accrual, eligibility and vesting under any employee benefit plan arrangement maintained by BBIL or any of its subsidiaries for such employee’s service with us or any subsidiary (or any prior employer) to the same extent recognized by us or any subsidiary or any of our benefit plans immediately prior to the effective time of the merger, except to the extent that such crediting would result in the duplication of benefits.

Subject to its obligations under applicable law and applicable collective bargaining agreements, the surviving corporation will:

•

with respect to any life, health or long-term disability insurance plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established to replace any benefit plan in which such employees may be eligible to participate after the consummation of the merger, except to the extent applicable under the replaced plan;

•

with respect to any health insurance plan, provide each employee with credit for any co-payments and deductibles paid prior to the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such employees are eligible to participate in; and

•

with respect to any life or long-term disability plan, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

For the period commencing at the effective time of the merger through at least the second anniversary thereof, the surviving corporation will employ, in the aggregate, approximately the same number of employees as employed by us immediately prior to the effective time of the merger, including substantially all of our current employees, and not effect any material reductions in employee work force, provided that any employee may be terminated for breach of employment terms, fraud, theft and misconduct.

Delisting

BBIL and NorthWestern have agreed to cooperate with each other in taking all actions necessary to delist our common stock from the Nasdaq National Market and to terminate registration under the Exchange Act to be effective after the effective time of the merger.

Rule 16b-3

Prior to the effective time of the merger, we may approve any dispositions of our equity securities (including derivative securities with respect to our equity securities) resulting from the transactions contemplated by the merger agreement by each of our officers or directors who are subject to Section 16 of the Exchange Act with respect to our equity securities.

BBIL Financing

BBIL has agreed to use its reasonable best efforts to obtain the full amount of the financing contained in the financing commitments consistent with the terms specified and described in the financing commitments delivered to us in connection with the execution and delivery of the merger agreement. BBIL will also keep us reasonably informed of the status of the financing commitments and the financing in general and any material developments with respect thereto.

We have agreed to provide all necessary cooperation and information in connection with the arrangement and obtaining of the financing contained in the financing commitments as may be reasonably requested by BBIL.

BBIL has agreed not to amend, supplement, modify or terminate the financing commitments in a manner either materially adverse to us or to the consummation of the merger, prior to the termination of the merger agreement, without our written consent.

We have agreed, upon the request of BBIL, to take certain actions with respect to (i) prepaying, redeeming and/or obtaining the consent of the holders of our outstanding senior notes in accordance with the terms of the indenture pursuant to which such notes were issued or (ii) restructuring our credit facility. However, no such prepayment, redemption or bank commitment will actually be made unless substantially contemporaneous with the effective time of the merger.

No Agreement with NorthWestern Stockholders

BBIL has agreed that it has not and will not authorize or permit any of its affiliates or representatives to enter into any agreement, arrangement or understanding, pursuant to which any of our stockholders would be entitled to receive consideration of a different amount or nature than the merger consideration pursuant to the merger agreement or pursuant to which a stockholder agrees to vote to adopt the merger agreement or agrees to vote against any superior proposal.

Irrevocable Letter of Credit

In connection with the execution and delivery of the merger agreement, BBIL delivered to us an irrevocable letter of credit issued by the New York City branch of Australia and New Zealand Banking Group Limited in favor of NorthWestern in an amount equal to US$70 million with a termination date of April 25, 2007. Payment of the business interruption fee by BBIL to the NorthWestern will be secured by the letter of credit. See “Termination” and “Termination Fee and Business Interruption Fee.”

BBIL has also agreed to deliver to us, no later than 5:00 p.m. New York City time on January 25, 2007, an irrevocable substitute letter of credit issued by Australia and New Zealand Banking Group Limited, or another financial institution that is reasonably acceptable to us. The substitute letter of credit will have a termination date of May 25, 2008. If BBIL delivers the substitute letter of credit to us prior to January 25, 2007, we will promptly return the original letter of credit to BBIL.

We and BBIL agree that if BBIL does not deliver the substitute letter of credit on or before January 25, 2007, then we will have the right to immediately draw upon the letter of credit in an amount equal to $70 million. The $70 million will be held by us in a separate interest bearing account, segregated from all other funds until the earliest of (i) delivery of the substitute letter of credit, (ii) a “return event” or (iii) a termination of the merger agreement pursuant to circumstances under which we are entitled to receive the business interruption fee. If BBIL delivers the substitute letter of credit to us after January 25, 2007, or there shall have occurred a “return event,” we will return the funds to BBIL within two (2) business days.

If the merger agreement is terminated by us because BBIL materially breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement and such breach or failure to perform cannot be cured by April 25, 2007, we will have the right to withdraw the funds from the separate account and retain an amount of such funds equal to $70 million.

We will return the letter of credit or the substitute letter of credit, as applicable, to BBIL, upon a “return event.”

For purposes of the merger agreement, a “return event” is the earlier to occur of (i) the receipt by the paying agent of the aggregate merger consideration and the receipt of the merger consideration in connection with the disputed claims reserve by LaSalle Bank or, if later, the effective time of the merger or (ii) the termination of the merger agreement under circumstances where we are not entitled to the business interruption fee.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	receipt of approval of our stockholders;
•	the expiration or termination of the waiting period under the HSR Act;
•

the absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevents or prohibits the consummation of the merger; and

•

receipt from all governmental authorities of all material consents, approvals and authorizations legally required to be obtained to consummate the merger on terms that would not reasonably be likely to have a material adverse effect on us, the consummation of the merger or the financial condition of BBIL.

The obligations of BBIL to complete the merger are subject to the following additional conditions:

•

the truth and correctness of our representations and warranties, without giving effect to any limitation on any representation or warranty as to “material adverse effect,” or “materially,” except where the failure of our representations and warranties to be true and correct, would not, individually or in the aggregate, constitute a material adverse effect;

•	the performance, in all material respects, by us of all material covenants and agreements in the merger agreement; and
•	our delivery to BBIL at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, covenants and agreements.

Our obligation to complete the merger is subject to the following additional conditions:

•

the truth and correctness of BBIL’s representations and warranties, without giving effect to any limitation on any representation or warranty as to “material adverse effect,” or “materially,” except where the failure of BBIL’s representations and warranties to be true and correct, would not, individually or in the aggregate, constitute a material adverse effect;

•	the performance, in all material respects, by BBIL of all material covenants and agreements in the merger agreement; and
•	the delivery at closing by each member of BBIL of a certificate with respect to their respective representations, warranties, covenants and agreements.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual consent of us and BBIL;
•	by either BBIL or us if:
•	our stockholders do not vote to adopt the merger agreement at the annual meeting or any adjournment thereof;
•

an injunction or order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger, provided that the terminating party has used reasonable best efforts to remove or lift the restraint; or

•

the merger has not been consummated on or before April 25, 2007, or the outside date; however if on the outside date all conditions to the closing have been fulfilled or are capable of being fulfilled except with respect to the receipt of the necessary regulatory approvals, then either party may (on one or more occasions) extend the outside date for up to six months, or an extended outside date, but not beyond April 25, 2008, or the final date. The right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be consummated by the outside date, the extended outside date or the final date;

•

by BBIL, if, prior to when our stockholder approval is obtained, our board of directors withdraws or modifies or changes its recommendation or approval of the merger agreement or the merger or recommends or approves another acquisition proposal or publicly proposes to approve or recommend an acquisition proposal;

•

by us if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to BBIL regarding the superior proposal five business days in advance and subject to our payment of any termination fee;

•	by BBIL, if:
•

we materially breach or fail to perform any of our representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy a closing condition; and

•	such breach cannot be cured by April 25, 2007, provided, that BBIL is not then in material breach of any representation, warranty or covenant contained in the merger agreement; or

•	by us, if
•

BBIL materially breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure would give rise to the failure to satisfy a closing condition; and

•	such breach cannot be cured by April 25, 2007, provided, that we are not then in material breach of any representation, warranty or covenant contained in the merger agreement.

Termination Fee and Business Interruption Fee

Termination Fee

We have agreed to pay to BBIL a termination fee of US$50 million if:

•

prior to obtaining the approval of our stockholders, BBIL terminates the merger agreement as a result of our board of directors withdrawing, modifying or changing its recommendation of approval of the merger agreement or the merger or recommending or approving another acquisition proposal;

•	prior to obtaining the approval of our stockholders, we receive a superior proposal and terminate the merger agreement in accordance with the terms of the merger agreement; or
•

prior to obtaining the approval of our stockholders, (1)(a) a person has publicly proposed and not publicly withdrawn an acquisition proposal and (b) thereafter the merger agreement is terminated by either us or BBIL because (i) the merger is not consummated by certain dates identified in the merger agreement (but only if the annual meeting has not been held prior to such time) or (ii) the merger agreement is not adopted at the annual meeting, and (2) within 12 months after the termination of the merger agreement, we enter into a definitive agreement providing for an acquisition proposal or an acquisition proposal is consummated. For purposes of the provision described in this bullet point, references to “more than 20%” in the definition of acquisition proposal are deemed to be references to “more than 50%.”

Business Interruption Fee

BBIL has agreed to pay us a “business interruption fee” of US$70 million if the Company terminates the merger agreement due to a material breach or failure of BBIL to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure cannot be cured by April 25, 2007. The business interruption fee is secured by a letter of credit in favor of our company, issued by the New York City branch of Australia and New Zealand Banking Group Limited.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS

VOTING “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

AMENDMENT TO NORTHWESTERN’S STOCKHOLDER RIGHTS PLAN

On December 5, 2005, we entered into a rights plan with LaSalle Bank, as rights agent, in order to ensure that any strategic transaction undertaken by us would be one in which all stockholders can receive fair and equal treatment and to guard against coercive or other abusive takeover tactics that might result in unequal treatment of our stockholders. In general, the rights plan imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our board of directors.

On April 25, 2006, immediately prior to the execution of the merger agreement, we and the rights agent entered into an amendment to the rights plan which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights plan.

In particular, the amendment to the rights plan provides that neither BBIL nor any of its subsidiaries, affiliates or associates (the “exempted persons”) shall be deemed to be an “Acquiring Person,” and neither a “Distribution Date,” “Flip-In Event” nor a “Stock Acquisition Date” shall be deemed to have occurred, in each case solely by virtue of or as a result of:

•	any agreements, arrangements or understandings among the exempted persons in connection with the merger agreement or the merger;
•	the execution and delivery of the merger agreement; or
•	the acquisition of any shares of our common stock pursuant to the merger agreement or the consummation of the merger.

The amendment to the rights plan also redefines “Expiration Date” to include the time immediately before the merger becomes effective.

At a meeting on May 15, 2006, our board of directors authorized and directed management, subject to receipt of the consent of BBIL under the merger agreement, to redeem the rights in accordance with the provisions set forth in the rights plan and to terminate the rights plan upon the earlier to occur of (i) adoption of the merger agreement by our stockholders and (ii) termination of the merger agreement in accordance with its terms.

In addition, at the May 15 meeting, our board of directors adopted, subject to the approval of BBIL under the merger agreement, a policy with respect to the future adoption of stockholder rights plans. Pursuant to the policy, our board of directors will adopt a stockholder rights plan only if either (i) our stockholders have approved adoption of the stockholder rights plan or (ii) the board, in the exercise of its fiduciary duties, including a majority of the independent members thereof, makes a determination that, under the circumstances existing at the time, it is in the best interest of our stockholders to adopt a new stockholder rights plan without the delay that would come from the time reasonably anticipated to seek prior stockholder approval. If our board adopts a stockholder rights plan pursuant to clause (ii) above, our board will seek ratification by our stockholders within 12 months from the date of adoption of such stockholder rights plan.

On May 16, 2006, we sent a letter to BBIL requesting its consent to the above-mentioned redemption of our stockholder rights plan and adoption of the rights plan policy. On May 22, 2006, we received BBIL’s consent, subject to the following conditions: (i) we will not enter into any settlement agreement with City of Livonia or its attorneys without BBIL’s prior consent, which consent will not be unreasonably withheld or delayed; and (ii) we will give BBIL reasonable opportunity to review and comment on any filing made by us with the South Dakota federal court in connection with the City of Livonia lawsuit and include in such filing all comments reasonably proposed by BBIL. In addition, we agreed that we will not make any filing or public statement supporting the award of specified attorneys fees without BBIL’s prior consent.

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

Market Price of Common Stock

Our common stock is traded on the Nasdaq National Market under the symbol “NWEC.”

On April 25, 2006, the last trading day prior to the announcement of the merger agreement, the closing price per share of our common stock was $32.09. The average closing price per share of our common stock over the one-year period ended April 25, 2006 was $30.47 per share. On , 2006, the last trading day before the date of this proxy statement, the closing price per share of our common stock was $ . You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

The following table sets forth the high and low closing sales prices per share of our common stock and the declared dividends on the Nasdaq National Market for the periods indicated.

	Common Stock
	High	Low	Dividend Paid
Fiscal Year Ended December 31, 2006
1st Quarter	$32.75	$30.92	$.31
2nd Quarter (through June , 2006)			$.31 (1)
Fiscal Year Ended December 31, 2005
1st Quarter	$28.75	$25.73	$.22
2nd Quarter	$31.52	$26.43	$.22
3rd Quarter	$31.95	$30.11	$.25
4th Quarter	$31.80	$27.88	$.31
Fiscal Year Ended December 31, 2004 (2)
November 1 – December 31	$28.00	$24.82	N/A

___________________________

(1)	Dividend declared and payable on June 30, 2006 to holders of record on June 15, 2006.
(2)

In connection with the consummation of and pursuant to our Reorganization Plan, on November 1, 2004, all shares of our old common stock were canceled and shares of our new common stock were issued to the holders of certain classes of claims.

Stock Repurchase Plan

On November 8, 2005, our board of directors authorized a share repurchase program permitting us to acquire up to $75 million of our common stock. Based on the stock price as of that date, the amount represented up to approximately 7% of our outstanding shares of common stock. On November 16, 2005, as part of our previously announced share repurchase program, we entered into a Rule 10b5-1 trading plan with Credit Suisse, providing for pre-determined repurchases of our common stock, subject to the terms of the trading plan. On May 3, 2006, our board approved the discontinuation of the stock repurchase plan effective May 15, 2006.

From November 8, 2005 until May 15, 2006, pursuant to our share repurchase program, we repurchased 217,748 shares of our common stock at an average cost per share of $29.91. The total amount paid for these shares was approximately $6.5 million. As of the cancellation of our share repurchase program, we had approximately $68.5 million remaining with which we were authorized to repurchase shares under the program.

PROPOSAL 2

ELECTION OF DIRECTORS

In accordance with our current certificate of incorporation and our current bylaws, all members of our board of directors are elected annually, to serve until the next annual meeting of stockholders. Our bylaws currently authorize a board of directors consisting of not fewer than five nor more than eleven persons. Our board of directors has determined that, with the exception of Michael J. Hanson, all of the director nominees are independent as defined by the Nasdaq Listing Standards.

The nominees for election to the seven positions on our board, selected by our Governance Committee of the board of directors and proposed by our board of directors to be voted upon at the annual meeting, are Stephen P. Adik, E. Linn Draper, Jr., Jon S. Fossel, Michael J. Hanson, Julia L. Johnson, Philip L. Maslowe and D. Louis Peoples.

Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote “FOR” the election of director nominees Adik, Draper, Fossel, Hanson, Johnson, Maslowe and Peoples to hold office as directors until the next annual meeting of stockholders in 2007 and until their successors are elected and qualified. If the merger agreement is adopted by our stockholders and the merger is completed, each of our directors will no longer be directors of the surviving corporation in the merger. The current directors, including those elected at the annual meeting, will serve only until the merger is completed. If the merger agreement is not adopted by our stockholders or the merger is otherwise not completed, each of our directors is expected to serve a one-year term as described above. All nominees have advised the board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than seven nominees. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting. Accordingly, abstentions or “broker non-votes” as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the election of the seven nominees named above as directors.

Nominees

Stephen P. Adik, age 63, director since November 1, 2004, is the retired Vice Chairman (2001-2003) of NiSource Inc. (NYSE: NI), an electric and natural gas production, transmission and distribution company; and formerly Senior Executive Vice President and Chief Financial Officer (1998-2001), and Executive Vice President and Chief Financial Officer (1996-1998), of NiSource. Mr. Adik serves on the boards of directors of Beacon Power (NASDAQ: BCON), a designer and manufacturer of power conversion and sustainable energy storage systems for the distributed generation, renewable energy, and backup power markets; and the Chicago SouthShore and South Bend Railroad, a regional rail carrier serving northwest Indiana.

E. Linn Draper, Jr., age 64, director since November 1, 2004, is the retired Chairman, President and Chief Executive Officer of American Electric Power Company (NYSE: AEP), a public utility holding company (1992-2004), Dr. Draper serves on the boards of directors of Alliance Data Systems Corporation (NYSE: ADS), a provider of transaction services, credit services and marketing services; Alpha Natural Resources Inc. (NYSE: ANR), a coal producer; Temple-Inland Inc. (NYSE: TIN), a corrugated packing, forest products and financial services business; and TransCanada (NYSE: TRP) transporter and marketer of natural gas and generator of electric power in Canada and the United States.

Jon S. Fossel, age 64, director since November 1, 2004, is the retired Chairman, President and Chief Executive Officer of Oppenheimer Management Corporation, a mutual fund investment company (“Oppenheimer”) (1989-1996). Mr. Fossel serves on the board of directors of UnumProvident Corporation (NYSE: UNM), a disability and life insurance provider.

Michael J. Hanson, age 47, director since May 20, 2005; President and Chief Executive Officer of NorthWestern Corporation since May 20, 2005; formerly President since March 2005; formerly Chief Operating Officer since August 2003; and formerly President and Chief Executive Officer of NorthWestern’s utility operations (1998-2003). Prior to joining NorthWestern, Mr. Hanson was General Manager and Chief Executive of Northern States Power Company South Dakota and North Dakota in Sioux Falls, S.D. (1994-1998). Mr. Hanson serves on the board of directors of various NorthWestern subsidiaries.

Julia L. Johnson, age 43, director since November 1, 2004, is the President of NetCommunications, LLC, a strategy consulting firm specializing in the energy, telecommunications and information technology public policy arenas, since 2000; and was formerly Sr. Vice President-Communications & Marketing for Military Commercial Technologies, Inc. (MILCOM). Ms. Johnson served as Commission Chairman (1997-1999) and Commissioner (1992-1997) for the Florida Public Service Commission. Ms. Johnson serves on the boards of directors of Allegheny Energy Inc. (NYSE: AYE), an electric utility holding company, and MasTec, Inc. (NYSE: MTZ), a leading end-to-end voice, video, data and energy infrastructure solution provider.

Philip L. Maslowe, age 59, director since November 1, 2004, was formerly Executive Vice President and Chief Financial Officer (1997-2002) of The Wackenhut Corporation, a security, staffing and privatized prisons corporation; and formerly Executive Vice President and Chief Financial Officer (1993-1997) of Kindercare Learning Centers, a provider of learning programs for preschoolers. Mr. Maslowe serves on the boards of directors of Gate Gourmet, the world’s largest independent supplier of airline catering and logistics, and Delek US Holdings, Inc. (NYSE: DK), a diversified energy business focused on petroleum refining and supply and on retail marketing.

D. Louis Peoples, age 65, director since January 14, 2006, is President and Founder of Nyack Management Company, Inc., a nationwide general business consulting firm, since 2004; and retired Chief Executive Officer and Vice Chairman of the board of directors of Orange and Rockland Utilities, Inc. (1994-1999). Mr. Peoples serves on the boards of directors of the Center for Clean Air Policy and the Nevada Area Council, Boy Scouts of America.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE ELECTION OF THESE SEVEN NOMINEES.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of June 5, 2006, with respect to the beneficial ownership of shares of our common stock owned by stockholders holding more than 5% of our common stock, nominees for director, the Named Executive Officers, and by all of our directors and executive officers as a group. Except under special circumstances, our common stock is the only class of voting securities. Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act.

	Amount and Nature of Beneficial Ownership(1)		Percent of
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Common Stock
Franklin Mutual Advisors, LLC 51 John F. Kennedy Parkway Short Hills, NJ 07078	2,016,361	(2)	5.7%
Fortress Investments Group LLC 1251 Avenue of the Americas, Suite 1600 New York, NY 10020	1,898,409		5.4%
Stephen P. Adik	6,560	(3)	*
E. Linn Draper, Jr.	11,565	(4)	*
Michael J. Hanson	35,122	(5)	*
Jon S. Fossel	5,000		*
Julia L. Johnson	9,418	(6)	*
Philip L. Maslowe	10,423	(7)	*
D. Louis Peoples	3,000		*
Brian B. Bird	18,038	(8)	*
Thomas J. Knapp	4,207	(9)	*
Curtis T. Pohl	3,576	(10)	*
Gregory G. A. Trandem	3,533	(11)	*
Gary G. Drook	—		—

All directors and executive officers	123,435		*

*	Less than 1%.

(1)

The number of shares noted are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of option, warrant or right.

(2)	Includes warrants to purchase 113,288 shares of our common stock.

(3)	Includes 6,560 deferred stock units.

(4)	Includes 11,565 deferred stock units.

(5)	Includes 14,288 shares of unvested restricted stock.

(6)	Includes 9,418 deferred stock units.

(7)	Includes 10,423 deferred stock units.

(8)	Includes 8,576 shares of unvested restricted stock.

(9)	Includes 2,120 shares of unvested restricted stock.

(10)	Includes 1,776 shares of unvested restricted stock.

(11)	Includes 1,748 shares of unvested restricted stock.

MEETINGS OF OUR BOARD OF DIRECTORS AND COMMITTEES

Our board of directors oversees the business of NorthWestern. It establishes overall policies and standards for us and reviews the performance of our management. In addition, our board of directors has established an Audit Committee, a Governance Committee, a Human Resources Committee and a Mergers and Acquisitions Committee, whose functions are briefly described below.

The board of directors held 18 regular and special meetings in 2005. Each current director attended more than 75 percent of the aggregate of the meetings of the board of directors and of each committee on which he/she served. Our board of directors has adopted a policy, in which attendance and participation by directors is considered during the board of directors’ self-evaluation, in determining continued service on the board of directors.

At our last annual meeting of stockholders in July 2005, all of the directors then serving were in attendance.

Code of Conduct

Our board of directors adopted our revised Code of Business Conduct and Ethics, or Code of Conduct, on January 26, 2005, and reviews it annually. Our Code of Conduct sets forth standards of conduct for all of our officers, directors and employees and our subsidiary companies, including all full- and part-time employees and certain persons that provide services on our behalf, such as agents. Our Code of Conduct is available on our Web site at http://www.northwesternenergy.com. We intend to post on our Web site any amendments to, or waivers from, our Code of Conduct. In addition, on August 26, 2003, our former board of directors adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which provides for a complaint procedure that specifically applies to this code. This code of ethics along with the complaint procedures are also reviewed annually and are available on our Web site.

Audit Committee

Our Audit Committee provides oversight of (i) the financial reporting process, the system of internal controls and the audit process of NorthWestern, and (ii) our independent auditor. Our Audit Committee also recommends to the board of directors the appointment of our independent registered public accounting firm. On September 23, 2005, the board of directors adopted a revised Audit Committee Charter, which is included as Annex E to this proxy statement and will be included at least every third year. As required by the Audit Committee Charter, each of the members of our Audit Committee is an independent director as defined by NASD Rule 4200(a)(15).

Our Audit Committee is composed of four nonemployee directors who are financially literate in financial and auditing matters and are “independent” as defined by the SEC. The members of the Audit Committee are Chairman Stephen P. Adik, Jon S. Fossel, Philip L. Maslowe and D. Louis Peoples. Audit Committee Chairman Adik has been identified as the Audit Committee’s financial expert, as defined in Item 401(h)(2) of Regulation S-K. Our Audit Committee held 10 meetings during 2005.

Human Resources Committee

Our Human Resources Committee, or HR Committee, sets general compensation policy for NorthWestern and has final approval power over compensation of our executive officers. The HR Committee also has final approval power over guidelines and criteria for officers’ bonuses and administers our incentive compensation and long-term equity plans. Our HR Committee is composed of not less than three nonemployee directors. Each of the members of our HR Committee is an independent director as defined by NASD Rule 4200(a)(15). The members of our HR Committee are Chairman Philip L. Maslowe, Stephen P. Adik and Julia L. Johnson. Our HR Committee held six meetings during 2005.

Governance Committee

Our Governance Committee is responsible for identifying individuals to fill vacancies on our board of directors, recommending nominees to be voted upon at the annual meeting of stockholders, recommending to the board of directors appointees to serve on committees of our board, and overseeing the development and implementation of our corporate governance policies and code of ethics for employees and the board of directors itself, including board of directors and committee self-evaluation. The Governance Committee is composed of not less than three nonemployee directors. Each of the members of the Governance Committee is an independent director as defined by NASD Rule 4200(a)(15). The members of our Governance Committee are Chairman Jon S. Fossel, Julia L. Johnson and D. Louis Peoples. Our Governance Committee held five meetings during 2005.

Our Governance Committee will consider nominees for directors properly recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders to be held in 2007 must notify our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. The stockholder’s written notice must include information about each proposed nominee, including name, age, business address, principal occupation, and other information required in proxy solicitations. The nomination notice must also include the nominating stockholder’s name and address, the number of shares of our common stock beneficially owned by the stockholder, and any arrangements or understandings between the nominee and the stockholder. The stockholder must also furnish a statement from the nominee indicating that the nominee wishes and is able to serve as a director.

Mergers and Acquisitions Committee

Our M&A Committee was appointed by our board of directors on March 17, 2006, to review and assess, and assist the board of directors in reviewing and assessing, potential acquisitions, strategic investments, divestitures and the sale of control of NorthWestern. The M&A Committee has the authority to take all actions on behalf of the board of directors as is set forth in its charter. The M&A Committee consists of not less than three nonemployee members of the board of directors. Each of the members of the M&A Committee is an independent director as defined by NASD Rule 4200(a)(15). The members of the M&A Committee are Chairman D. Louis Peoples, Stephen P. Adik and Philip L. Maslowe.

Human Resources Committee Interlocks and Insider Participation

None of the persons who served as members of our HR Committee during fiscal 2005 are officers or employees or former employees of NorthWestern or any of our subsidiaries. In addition, no executive officer of NorthWestern or any of its subsidiaries served as a member of the board of directors or compensation committee of any other entity.

Other Directors During 2005

In addition to the directors nominated for reelection, the following persons served as members of our board of directors during 2005: Gary G. Drook, who retired on March 29, 2005, and Corbin A. McNeill, Jr., who resigned on May 20, 2005. Mr. McNeill does not have any continuing relationship with us. See “Compensation of the Chief Executive Officer” beginning on page 119 for a description of Mr. Drook’s continuing relationship with us.

EXECUTIVE OFFICERS

The following information is furnished as of June 5, 2006, with respect to our executive officers:

Michael J. Hanson, age 47, President and Chief Executive Officer since May 20, 2005; formerly President since March 2005; Chief Operating Officer since August 2003; and formerly President and Chief Executive Officer of NorthWestern’s utility operations (1998-2003). Prior to joining NorthWestern, Mr. Hanson was General Manager and Chief Executive of Northern States Power Company of South Dakota and North Dakota in Sioux Falls, S.D. (1994-1998). Mr. Hanson serves on the board of directors of various NorthWestern subsidiaries.

Brian B. Bird, age 43, Vice President and Chief Financial Officer since December 2003. Prior to joining NorthWestern, Mr. Bird was Chief Financial Officer and Principal of Insight Energy, Inc., a Chicago-based independent power generation development company (2002-2003). Previously, he was Vice President and Treasurer of NRG Energy, Inc., in Minneapolis, MN (1997-2002). Mr. Bird serves on the board of directors of various NorthWestern subsidiaries.

Patrick R. Corcoran, age 54, Vice President-Government and Regulatory Affairs since February 2002; and formerly Vice President-Regulatory Affairs for the former Montana Power Company since September 2000.

David G. Gates, age 49, Vice President-Wholesale Operations since September 2005; formerly Vice President-Transmission Operations since May 2003; and formerly Executive Director-Distribution Operations since January 2003; formerly Executive Director-Distribution Operations for the former Montana Power Company (1996-2002).

Kendall G. Kliewer, age 36, Controller since June 2004, formerly Chief Accountant since November 2002. Prior to joining NorthWestern, Mr. Kliewer was a Senior Manager at KPMG LLP (1999-2002).

Thomas J. Knapp, age 53, Vice President, General Counsel and Corporate Secretary since November 2004; and formerly Vice President and Deputy General Counsel since March 2003; formerly consultant to NorthWestern since May 2002. Prior to joining NorthWestern, Mr. Knapp was Of Counsel at Paul, Hastings, Janofsky &Walker (2000-2002). Mr. Knapp serves on the board of directors of various NorthWestern subsidiaries.

Curtis T. Pohl, age 41, Vice President-Retail Operations since September 2005; formerly Vice President-Distribution Operations since August 2003; formerly Vice President-South Dakota/Nebraska Operations since June 2002; and formerly Vice President-Engineering and Construction since June 1999. Mr. Pohl serves on the board of directors of various NorthWestern subsidiaries.

Bobbi L. Schroeppel, age 37, Vice President-Customer Care and Communications since September 2005; formerly Vice President-Customer Care since June 2002; formerly Director-Staff Activities and Corporate Strategy since August 2001; and formerly Director-Corporate Strategy since June 2000.

Bart A. Thielbar, age 38, Vice President-Information Technology since June 2002; formerly Vice President-Communications & IT of NorthWestern’s utility operations since February 2000.

Gregory G. A. Trandem, age 54, Vice President-Administrative Services since September 2005; formerly Vice President-Support Services since March 2004; formerly Vice President-Asset Management since June 2002; and formerly Vice President-Energy Operations since August 1999.

The Chief Executive Officer, President, Chief Financial Officer and Corporate Secretary are elected annually by our board of directors. Other executive officers may be elected or appointed by our board of directors at any meeting but are generally also elected annually by the board. All officers serve at the pleasure of the board of directors. Mr. Hanson was serving as an executive officer of our company at the time we filed for bankruptcy. Mr. Bird was serving as an executive officer of Netexit, Inc. when it filed for bankruptcy.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

General

We are required to disclose compensation earned during fiscal years 2005, 2004 and 2003 for our Chief Executive Officer and each of the four most highly compensated persons who were executive officers as of December 31, 2005. In addition, we are required to disclose compensation for up to two additional individuals that we would have provided information on if not for the fact that they no longer were serving as an executive officer at the end of fiscal 2005. All of these officers are referred to as the “Named Executive Officers.”

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years indicated for services in all capacities by our Named Executive Officers in 2005:

Name and Principal Position	Year	Salary $	Bonus $(1)	Restricted Stock Awards ($)(2)	Awards (Securities Underlying Options) (#)(2)	LTIP Payouts ($)	All Other Compensation ($)(3)
Michael J. Hanson	2005	350,000	258,241	—	—	—	368,189
President and	2004	350,000	233,334	714,400	—	—	31,539
Chief Executive Officer	2003	355,609	—	—	—	—	27,916

Brian B. Bird	2005	275,000	84,541	—	—	—	111,645
Vice President and	2004	275,000	350,000	428,800	—	—	43,081
Chief Financial Officer	2003	15,865	75,000	—	—	—	37

Thomas J. Knapp	2005	250,000	134,765	—	—	—	59,332
Vice President,	2004	224,038	66,000	106,000	—	—	23,526
General Counsel and	2003	177,692	35,000	—	15,000	—	5,751
Corporate Secretary

Gregory G. A. Trandem	2005	189,000	111,056	—	—	—	229,305
Vice President -	2004	182,000	43,680	87,400	—	—	24,653
Administrative Services	2003	184,917	—	—	—	—	36,921

Curtis T. Pohl	2005	185,000	110,253	—	—	—	30,588
Vice President -	2004	185,000	44,400	88,800	—	—	24,382
Retail Operations	2003	169,022	—	—	—	—	76,292

Gary G. Drook (4)	2005	260,769	282,500	—	—	—	1,204,267
Former President and	2004	565,000	565,000	2,059,200	—	—	98,189
Chief Executive Officer	2003	544,355	600,000	1,143,332	335,643	—	216,744

(1)

Bonuses in 2005 include amounts related to NorthWestern’s 2005 Employee Incentive Plan earned for 2005 and paid on March 15, 2006. The 2005 amounts also include bonuses earned and paid on January 31, 2005 in accordance with the court-approved Incentive Compensation and Severance Plan of $116,666 for Mr. Hanson, $66,000 for Mr. Knapp, $43,680 for Mr. Trandem, $44,400 for Mr. Pohl, and $282,500 for Mr. Drook. Bonuses for 2004 were paid in accordance with the court-approved Incentive Compensation and Severance Plan and, unless noted, were earned and paid in the year shown. Mr. Bird’s bonuses for 2004 and 2003 were in accordance with an employment agreement that expired during 2005. Mr. Knapp’s 2003 bonus was related to a retention agreement, and Mr. Drook’s bonus for 2003 was related to the start of his employment, and were earned and paid in the year shown.

(2)

All options and restricted stock granted prior to October 31, 2004, were cancelled upon emergence from bankruptcy. Restricted stock was awarded on November 1, 2004, as part of a bankruptcy emergence Special Recognition Grant. The amounts listed above represent the value at the date of issuance. Mr. Hanson was awarded 35,720 shares, which had a market value of $1,109,820 at December 31, 2005. Mr. Bird was awarded 21,440 shares, which had a market value of

$666,141 at December 31, 2005. Mr. Knapp was awarded 5,300 shares, which had a market value of $164,671 at December 31, 2005. Mr. Trandem was awarded 4,370 shares, which had a market value of $135,776 at December 31, 2005. Mr. Pohl was awarded 4,440 shares, which had a market value of $137,951 at December 31, 2005. Pursuant to the Plan, 50% of the Grants vested on November 1, 2004. Based upon a vesting scheduled approved by the board, 10% of the remaining restricted stock vested on November 1, 2005, and the remaining 40% of the Grants vest for Named Executive Officers according to the following schedule: 20% on November 1, 2006; and 20% on November 1, 2007. Mr. Drook’s remaining 51,480 shares vested effective June 1, 2005, pursuant to agreement, with a market value of $1,489,316.

(3)

The 2004 and 2005 amounts include employer benefit contributions, as applicable, for medical, dental, vision, employee assistance program, group term life, and 401(k) company matching contribution, vehicle lease or car allowances, relocation expenses (Mr. Bird, $77,053), tax gross up payments (where provided), severance (Mr. Drook), merit cash, imputed income for use of company-owned properties and imputed income for reimbursement of temporary living expenses (Mr. Knapp, $25,000) as well as an airplane allowance for Mr. Drook ($60,950 in 2004 and $17,375 in 2005) and Mr. Hanson ($7,533 in 2004). On March 10, 2005, the board amended NorthWestern’s Aircraft Use Policy to no longer allow personal use of the company aircraft. Bankruptcy settlements associated with termination of the supplemental excess retirement plan are included for Mr. Hanson ($329,714), and Mr. Trandem ($205,807) in 2005. Amounts for 2003 include employer benefit contributions for supplement 401(k) and other post-retirement plans prior to termination of those plans.

(4)

Mr. Drook served as President and Chief Executive Officer through March 29, 2005 but continued as an employee until June 3, 2005. Mr. Drook’s other compensation includes severance payments totaling $1,130,000 that were paid between June 3 and December 31, 2005, and $35,222 for health and welfare benefit coverage continuation that was paid on June 24, 2005. In addition, Mr. Drook’s remaining 51,480 shares of unvested restricted stock were fully vested on June 1, 2005. The severance and benefit continuation payments and restricted stock vesting were required as part of a June 1, 2005, agreement with Mr. Drook. Mr. Drook’s 2005 bonus of $282,500 was paid on January 31, 2005, and was in accordance with the Bankruptcy Court approved Incentive Compensation and Severance Plan. In consideration of the severance and benefits continuation payments, Mr. Drook has agreed to make himself available to respond to reasonable requests for information or assistance on matters in which Mr. Drook was involved during his employment. In addition, pursuant to terms included in Mr. Drook’s severance agreement, NorthWestern purchased his Sioux Falls residence at a fair market value of $930,000 determined pursuant to an agreed-upon appraisal process.

Information on Options

All options and restricted stock awards granted to our Named Executive Officers prior to October 31, 2004, were cancelled upon emergence from bankruptcy.

Employment Contracts

An Employment Agreement with Vice President and Chief Financial Officer Brian B. Bird, as amended and approved by the Bankruptcy Court in its Order dated January 13, 2004, expired on December 1, 2005.

No other Named Executive Officers have employment agreements.

Severance Plans

On March 31, 2006, the board of directors adopted the 2006 Officer Severance Plan, or the Officer Severance Plan, and the 2006 Employee Severance Plan, or the Employee Severance Plan. Both plans have a 2-year term and end on March 31, 2008. The purpose of the Officer Severance Plan and Employee Severance Plan is to provide security for the officers and employees to remain employed with us during the 2-year term by providing severance and change of control benefits to all eligible officers and employees. The severance benefits are payable in the event an eligible participant is involuntarily terminated without cause, provided that such termination does not result from the participant’s death or disability. The change of control benefits are payable if following a change of control at NorthWestern, an eligible participant is terminated by NorthWestern without cause, or in the case of a voluntary termination by the participant with “good reason.”

The benefit amounts payable under the plans depend on the title and job classification of each participant. In establishing the Officer Severance Plan and Employee Severance Plan, the HR Committee engaged outside consultants to determine the appropriate level of benefits payable to the various employees of the Company and the appropriate program design. The objectives of the HR Committee were to provide severance benefits that are conservatively competitive with other utility companies and to provide change of control severance benefits that would not unduly influence the decisions of the officers and key employees. The HR Committee determined that the payment of change of control severance benefits shall be conditioned on the occurrence of both (i) a change of control of NorthWestern, and (ii) involuntary termination without cause or voluntary termination with good reason. Mr. Hanson, Mr. Bird, Mr. Knapp, Mr. Trandem and Mr. Pohl are participants in the Officer Severance Plan.

The Officer Severance Plan provides for the payment of severance benefits in the event an officer is involuntarily terminated without “cause.” “Cause” generally is defined in the Officer Severance Plan as (i) any form of illegal conduct or gross misconduct that results in substantial damage to NorthWestern, (ii) failure to comply with our Code of Conduct, (iii) willful failure to perform duties or (iv) willful and continued conduct injurious to us. For this purpose, involuntary termination does not include a termination resulting from a participant’s death or disability. The severance benefits payable under the Officer Severance Plan include: (i) a lump-sum cash payment equal to one times annual base pay, (ii) a pro-rata short-term incentive bonus, (iii) reimbursement of COBRA premiums paid by the participant during the 12-month period following the participant’s termination date, and (iv) $12,000 of outplacement services during the 12-month period following the participant’s termination date.

The Officer Severance Plan also provides for change of control severance benefits in the event an eligible officer is terminated within 18 months after a change of control of NorthWestern. Change of control is generally defined in the Officer Severance Plan as (i) an acquisition of more than 50% of the combined voting power of our securities, (ii) a change in the majority of our board of directors in any 12-month period, (iii) a merger, or (iv) the sale or disposition of all or substantially all of our assets. Under the change of control provisions, severance benefits are payable in the event an eligible officer is involuntarily terminated by us or in the event of a voluntary termination by the participant with “good reason.” “Good reason” is generally defined in the Officer Severance Plan as (i) a reduction in annual compensation in excess of 15% or $10,000, whichever is greater, (ii) relocation of more than 50 miles, (iii) the failure to provide an equivalent or better position with the successor organization or (iv) the failure to obtain satisfactory agreement from the successor to assume and agree to perform the Officer Severance Plan. The change of control benefits include: (i) a lump-sum cash payment equal to 2 times Compensation to the Chief Executive Officer and Chief Financial Officer and 1.5 times Compensation to all other eligible officers (where Compensation is defined under section 1.7 of the Officer Severance Plan as annual base salary plus target annual short-term incentive pay), (ii) a pro-rata short-term incentive bonus, (iii) reimbursement of COBRA premiums paid by the participant during the 18-month period following the participant’s termination date, and (iv) $12,000 in outplacement services during the 12-month period following the participant’s termination date.

In the event any benefits payable under the Officer Severance Plan result in an excess parachute payment under section 280G of the Code, such change of control severance benefits is limited to the greater of: (i) the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Code Section 4999; or (ii) the change of control benefits payable under the Officer Severance Plan without regard to such limitation, less any excise tax imposed under Code Section 4999.

Indemnification Agreements

We entered into indemnification agreements effective April 11, 2006, with all of our current directors and certain senior members of management. The indemnification agreements generally require us to indemnify and hold such persons harmless to the greatest extent permitted by law for liabilities arising out of such person’s service to us as a director or manager, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to our best interests and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the indemnification agreements provide that we will make an advance payment of expenses to such person who has entered into an indemnification agreement, if such person requests such advance payment of expenses related to attorney fees and/or court costs, in connection with any proceeding relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph. All of the nonemployee directors and each of Mr. Hanson, Mr. Bird, Mr. Knapp, Mr. Trandem and Mr. Pohl have entered into an indemnification agreement.

Retirement Plans

We have two retirement plans, one applicable to our Montana employees and one applicable to our South Dakota and Nebraska employees. As of December 31, 2005, Mr. Hanson, Mr. Bird, Mr. Knapp, Mr. Trandem and Mr. Pohl were participants in the retirement plan applicable to South Dakota and Nebraska employees. Mr. Drook is no longer a participant in the retirement plan due to his termination of employment.

For the South Dakota and Nebraska plan, effective January 1, 2000, we offered our employees two alternatives. An employee could convert his or her existing accrued benefit from the plan into an opening balance in a hypothetical account under a new cash balance formula, or that employee could continue under the existing defined benefit formula. All employees hired after January 1, 2000, participate in the cash balance formula.

The beginning balance in the cash balance account for a converting employee was determined based upon the employee’s accrued benefit, age and years of service as of January 1, 2000, eligible pay for the year 2000, and a conversion interest rate of 6%. Under the cash balance formula, a participant’s account grows based upon (1) contributions by NorthWestern made once per year, and (2) annual interest credits based on the average Federal 30-year Treasury Bill rate for November of the preceding year. Contribution rates were determined on January 1, 2000, based on the participant’s age and years of service on that date. They range from 3% to 7.5% (3% for all new employees) for compensation below the taxable wage base and are doubled for compensation above the taxable wage base. Upon termination of employment with NorthWestern, an employee, or if deceased, his or her beneficiary, receives the cash balance in the account paid in a lump sum or in other permitted annuity forms of payment.

To be eligible for the retirement plan, an employee must be 21 years of age and have worked at least one year for NorthWestern, working at least 1,000 hours in that year. Nonemployee directors are not eligible to participate. Benefits for employees who chose not to convert to the cash balance formula will continue to be part of the defined benefit formula, which provides an annual pension benefit upon normal retirement at age 65 or earlier (subject to benefit reduction). Under this formula, the amount of the annual pension is based upon average annual earnings for the 60 consecutive highest paid months during the 10 years immediately preceding retirement. Upon retirement on the normal retirement date, the annual pension to which an eligible employee becomes entitled under the formula amounts to 1.34% of average annual earnings up to the covered compensation base, plus 1.75% of such earning in excess of the covered compensation base, multiplied by all years of credited service.

Assuming the Named Executive Officers reach the normal retirement age of 65, the projected annual life annuity benefits would be: Mr. Hanson, $37,828; Mr. Bird, $36,290; Mr. Knapp, $17,062; Mr. Trandem, $16,463 and Mr. Pohl, $68,912. In 2005, NorthWestern contributed the following amounts for the Named Executive Officers, through contributions and interest credits under the retirement plan: Mr. Hanson, $12,927; Mr. Bird, $10,396; Mr. Knapp, $10,766; Mr. Trandem, $10,558; Mr. Pohl, $16,276; and Mr. Drook, $10,832. As of December 31, 2005, the cash balance for the Named Executive Officers were as follows: Mr. Hanson, $74,829; Mr. Bird, $20,535; Mr. Knapp, $28,481; Mr. Trandem, $49,786; and Mr. Pohl, $131,534. Mr. Drook received a lump sum payment of $28,419 on July 5, 2005.

Other Benefits

We currently maintain a variety of benefit plans and programs, which are generally available to all our employees, including executive officers, such as the 401(k) Retirement Plan under which an employee may contribute up to 100% of his or her salary subject to the IRS contribution limits (with NorthWestern matching up to 4% of the amount contributed by the employee), medical, dental, vision, term life and supplemental life insurance coverage, short-term and long-term disability, and other general employee benefits such as paid time off and educational assistance.

Director Compensation

Compensation rates for nonemployee directors for 2005 and 2006 are as follows:

	2005 Rates		2006 Rates
	$	Shares	$	Shares
Annual Board Retainer*
Initial Stock Grant (sign-on grant as a new member)	—	1,000	—	1,000
Board Chair	100,000	3,000	100,000	3,000
Board Member	25,000	2,000	25,000	2,000

Annual Committee Chair Retainer*
Audit Committee	8,000	—	8,000	—
Governance Committee	6,000	—	6,000	—
Human Resources Committee	6,000	—	6,000	—
Mergers and Acquisitions Committee	N/A	N/A	8,000	—

Meeting Fees**
Board Meeting	1,250	—	2,500	—
Committee Meeting	1,250	—	2,500	—

* Cash-based retainers are paid quarterly in advance of the current fiscal quarter.

** The Chairman of the Board does not receive meeting fees.

We also reimburse nonemployee directors for the cost of participation in certain continuing education programs and travel costs to meetings. Employee directors are not compensated for service on our board.

Nonemployee directors may elect to defer up to 100% of any qualified compensation that would be otherwise payable to him or her, subject to compliance with our 2005 Deferred Compensation Plan for Nonemployee Directors and Section 409A of the Code. The deferred compensation may be invested in deferred stock units or designated investment funds. Based on the election of the nonemployee director, following separation from service on our board, other than on account of death, he or she shall receive a distribution equal to one share of common stock for each deferred stock unit either in a lump sum or in approximately equal installments over a designated number years (not to exceed 10 years).

Once received, each member must retain at least one times the value of his or her annual board and committee chair retainer(s) in common stock or deferred stock units.

REPORT OF HUMAN RESOURCES COMMITTEE

ON EXECUTIVE COMPENSATION

The HR Committee of our board of directors furnishes the following report on executive compensation.

Description of the Committee and Responsibilities

The HR Committee is composed of Chairman Philip L. Maslowe, Stephen P. Adik and Julia L. Johnson. Each is an independent member. The HR Committee has overall responsibility to nominate persons to serve as executive officers and to review and recommend annual and long-term compensation plans and awards for the members of the board and for the executive officers, which is subject to approval by the independent members of the board. The HR Committee also reviews and recommends to the full board of directors any welfare benefit and retirement plans for officers and employees. The HR Committee Charter was reviewed and modified in 2004. The HR Committee met six times during 2005.

Objectives of Our Executive Compensation Program

The historical objective of our executive compensation program is to provide total compensation opportunities that are comparable to the opportunities provided by a group of similar-sized electric and natural gas utility companies. The executive compensation program is performance-oriented, with more than 50% of the maximum potential executive compensation historically being provided by annual and long-term incentives that are based on performance measures that benefit our stockholders. Total compensation includes three primary components: (1) base salary, (2) annual incentive bonus, and (3) long-term incentives which may consist of restricted stock, stock appreciation rights, performance shares/units or stock options. Currently, the HR Committee is reviewing compensation programs and proposed long-term incentive alternatives. At present, no long-term incentive program is in effect.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation of more than $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers unless certain tests are met. The HR Committee’s general objective is to design and administer our compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers, but also to consider such programs in light of the importance of achieving our compensation objectives.

Base Salary

Base salary levels for the Named Executive Officers are reviewed annually and generally are targeted within a range around the median of a comparative group of utility companies with adjustments based on individual officer performance and market data.

Annual Incentive Bonus

The HR Committee’s philosophy for incentive compensation plans is to provide rewards when financial, operational and other objectives are achieved, and to provide reduced or no benefits when the objectives are not achieved. The objectives are designed to further our goals and to increase stockholder value.

In January 2005, the board of directors approved the 2005 Employee Incentive Plan, which provides performance-based annual incentive bonuses to all employees, including the Named Executive Officers, for the performance period covering calendar year 2005. The plan is designed to (1) align the interests of stockholders, customers and employees, (2) create incentives for employees to maximize stakeholder value, and (3) to reward employees individually and as a team by providing compensation opportunities consistent with our financial and operating performance. Target incentives (expressed as a percentage of base salary) are set by the board for the Named Executive Officers.

Other Incentive Compensation

As a complement to the annual incentive bonus plan, the HR Committee is reviewing long-term incentive alternatives that will further tie executive compensation to increasing stockholder value. Article 9.3 of our Reorganization Plan provides for the implementation of a New Incentive Plan to be established by the board and may cover the Named Executive Officers, employees and directors. A total of 2,265,957 shares of New Common Stock, representing 6% on a fully diluted basis of the shares issued and outstanding, were reserved for any New Incentive Plan. The order confirming our Reorganization Plan provides that implementation of the New Incentive Plan “shall be deemed to have occurred, be authorized and be in effect from and after the effective date ... without further action under applicable law, regulation, order or rule, including, without limitation, any action of the stockholder of the Reorganized Debtor (NorthWestern).” As such, no stockholder vote is required with respect to the New Incentive Plan.

Of the reserved shares, 228,315 shares were designated as restricted stock for the 2004 Special Recognition Grant Restricted Stock Plan as discussed below. No other incentive plan for our executive officers is currently in effect.

2004 Special Recognition Grant Restricted Stock Plan

Pursuant to Article 9.3(b) of our Reorganization Plan, 228,315 shares of reserved New Common Stock were allocated and delivered to the Named Executive Officers and certain other management employees as restricted stock through Special Recognition Grants, or Grants. The Grants were awarded to designated employees at emergence from bankruptcy to provide an immediate stake in our company and linkage to stockholder interests. Pursuant to our Reorganization Plan, 50% of the Grants vested on November 1, 2004, with the remaining restricted stock vesting over a three-year period based upon a vesting schedule approved by the board. For the Named Executive Officers, 10% vested on November 1, 2005, and the remaining Grants are scheduled to vest as follows: 20% on November 1, 2006, and 20% on November 1, 2007. Grants not yet vested shall vest immediately upon a “change of control” as determined by the board. Alternatively, the committee that administers the plan will arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding Grants. In addition, any Grant not yet vested shall vest immediately upon the termination of any participating employee, unless the employee is terminated for cause or resigns.

Compensation of the Chief Executive Officer

Mr. Hanson’s 2005 compensation included a base salary of $350,000 that increased to $500,000 effective January 1, 2006. In 2005, he received an incentive bonus payment of $116,666, in accordance with the Bankruptcy Court approved Incentive Compensation and Severance Plan and an incentive bonus payment of $141,575 under the 2005 Employee Incentive

Plan that was paid in 2006. In addition, Mr. Hanson was granted 35,720 shares of restricted stock in our reorganized company as part of the Bankruptcy Court approved Special Recognition Grants. As of December 31, 2005, the restricted shares were valued at $1,109,820.

In 2005, Mr. Drook’s compensation included a base salary of $565,000. He also received an incentive bonus payment of $282,500, in accordance with the Bankruptcy Court approved Incentive Compensation and Severance Plan. In addition, Mr. Drook was granted 102,960 shares of restricted stock in our reorganized company as part of the Bankruptcy Court approved Special Recognition Grants. Fifty percent of the Grants vested on November 1, 2004 and the remaining 50% vested on June 1, 2005, with a market value of $1,470,784.

Mr. Drook resigned his employment with us and our subsidiaries as President and Chief Executive Officer and all other related positions including his position as a member of our board of directors, effective March 29, 2005. In connection with his resignation, Mr. Drook entered into a separation and consulting agreement in which we agreed to pay Mr. Drook the sum of $1,130,000 to be paid in equal bi-weekly installments for the 24-month period commencing approximately June 1, 2005, and ending June 1, 2007. On December 20, 2005, the agreement was amended to ensure compliance with Code Section 409A. The amendment provided for the remaining balance of the $1,130,000 severance to be paid on or by December 31, 2005. In addition, we agreed to pay to Mr. Drook and/or his eligible dependents compensation in an amount equal to what it would cost Mr. Drook to purchase continuing medical, dental and vision benefits provided to executives. For the benefit continuation period, we will self-fund a life insurance benefit on a term basis in the amount of $1 million. It was also agreed that the remaining 51,480 unvested shares of the 102,960 shares Mr. Drook received in the Special Recognition Grant would vest effective June 1, 2005. We also agreed to pay the following expenses incurred by Mr. Drook in connection with the sale of his Sioux Falls residence: costs incurred to ready the house for sale up to a maximum of $5,000; real estate broker fees; closing costs; moving costs and travel expenses. It was further agreed that if Mr. Drook was unable to reach an agreement for sale of his residence within 120 days, he had the right to sell it to us at the average price of two appraisals ordered and paid for by us. Mr. Drook exercised his right to sell his residence to us, which was purchased by us at a price of $930,000 on December 15, 2005. In accordance with the separation and consulting agreement, Mr. Drook will receive use of computer equipment and cell phone. Mr. Drook will also be reimbursed for reasonable attorney’s fees. In consideration of the payment of severance and benefits, Mr. Drook agrees that he will make himself available to respond to our reasonable requests for information or assistance on matters arising after his termination regarding matters related to our business and legal affairs. Mr. Drook will also be reimbursed for his reasonable out-of-pocket expenses incurred in connection with responding to any such requests. To the extent permitted by law, we shall indemnify Mr. Drook on the same terms available to then current executive officers, and we shall take steps necessary to assure that Mr. Drook is afforded coverage under our current and future directors and officers liability insurance policies to the extent that such policies otherwise purchased afford coverage to former officers and directors. In addition, Mr. Drook settled a claim with the Bankruptcy Court in our Chapter 11 proceedings. The claim was related to the Supplemental Income Security Plan in which Mr. Drook participated as a nonemployee director and was not related to Mr. Drook’s term as President and Chief Executive Officer. Mr. Drook received 2,635 shares in settlement of his claim, which were valued at $81,435 on July 21, 2005.

Human Resources Committee

Philip L. Maslowe, Chairman

Stephen P. Adik

Julia L. Johnson

AUDIT COMMITTEE REPORT

The following report is submitted on behalf of the Audit Committee of the board of directors. In connection with the December 31, 2005, financial statements, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with Deloitte & Touche LLP, or Deloitte, our independent registered public accounting firm, the matters required by Statement on Auditing Standards No. 61, as amended, and SEC Rule 2-07 of Regulation S-X, and received and discussed with the auditor the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of nonaudit services with the auditor’s independence.

The following table is a summary of the fees billed to us by Deloitte for professional services for the fiscal years ended December 31, 2005 and December 31, 2004:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees
Audit fees	$1,825,000	$2,736,000
Audit-related fees	124,000	101,000
Tax fees	1,226,000	2,216,000
All other fees	—	—
Total fees	$3,175,000	$5,053,000

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our financial statements, internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance of $0.2 million and $1.4 million for the years ended December 31, 2005 and 2004, respectively, and tax consulting of $1.0 million and $0.8 million for the years ended December 31, 2005 and 2004, respectively. These services include assistance regarding federal and state tax compliance, tax audit defense and bankruptcy tax planning.

All Other Fees

All other fees consist of fees for products and services other than the services reported above. In fiscal 2005 and 2004, there were no other fees.

Preapproval Policies and Procedures

Pursuant to the provisions of the Audit Committee Charter, before Deloitte is engaged to render audit or nonaudit services, the Audit Committee must preapprove such engagement. In 2005, the Audit Committee approved all such services undertaken by Deloitte before engagement for such services.

Audit Committee

Stephen P. Adik, Chairman

Philip L. Maslowe

Julia L. Johnson

D. Louis Peoples

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on information furnished to us and contained in reports filed with the SEC, as well as written representations that no other reports were required, we believe that during 2005 all SEC filings of our directors and executive officers complied with the requirements of Section 16 of the Exchange Act, except for the following: a Form 4 for Gregory G. A. Trandem reporting the sale of 4,424 shares of common stock on August 17, 2005.

PERFORMANCE GRAPH

The following graph assumes $100 was invested on November 2, 2004 (the first day that our common stock traded on the Nasdaq National Market following our emergence from bankruptcy) in our common stock and compares the share price performance with the S&P 500 Index and the S&P 400 Utilities Index. Total return is computed assuming reinvestment of dividends.

	NorthWestern	S&P 500	S&P 400 Utilities
Base 11/2/04	100.00	100.00	100.00
12/31/04	112.22	107.55	107.90
12/30/05	128.84	112.84	118.78

PROPOSAL 3

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2006, and recommends that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the board of directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the board of directors, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the board feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the board of directors will reconsider its selection. The aggregate fees billed for services rendered by Deloitte during the years ended December 31, 2005 and 2004, are described in the Audit Committee Report on page 120. Representatives of Deloitte will be present at the annual meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote thereon is required to ratify the selection of Deloitte. Accordingly, “broker non-votes” will not affect the outcome of the vote on the proposal, although abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the proposal to ratify the selection of Deloitte to serve as the independent registered public accounting firm for NorthWestern for the fiscal year ending December 31, 2006.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”

THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4

ADJOURNMENT OF THE ANNUAL MEETING

We are asking our stockholders to vote on a proposal to adjourn the annual meeting to a later date in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement.

If, at the annual meeting, the number of shares of our common stock, present in person or represented by proxy, is insufficient to constitute a quorum, or the number of shares of our common stock voting in favor of the adoption of the merger agreement is insufficient to approve such adoption under applicable law, our management intends to move to adjourn the annual meeting in order to enable our board of directors to solicit additional proxies. In that event, we will ask our stockholders to vote upon the adjournment proposal and not the proposal relating to the adoption of the merger agreement.

In the adjournment proposal, we are asking our stockholders to vote in favor of the proposal to adjourn the annual meeting to solicit additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the annual meeting, and any adjourned session of the annual meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement, we could adjourn the annual meeting without a vote on the proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

If the annual meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the annual meeting of the place, date and time to which the meeting is adjourned, unless the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting.

The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote on the proposal is required to approve the adjournment proposal. Accordingly, “broker non-votes” will not affect the outcome of the vote on the proposal, although abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “FOR” the proposal to approve the adjournment proposal.

Our board of directors believes that if the number of shares of our common stock present in person or represented by proxy at the annual meeting and voting in favor of the adoption of the merger agreement is insufficient to approve such adoption, it is in the best interests of our stockholders to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of the adoption of the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE PROPOSAL TO ADJOURN THE ANNUAL MEETING

FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the bylaws generally must be delivered to our Corporate Secretary at 125 S. Dakota Avenue, South Dakota 57104, not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary date of the preceding year’s annual meeting. Accordingly, if the merger is not completed, stockholder proposals intended to be presented in our proxy materials for the 2007 annual meeting must be received by our Corporate Secretary on or after April 4, 2007, and prior to May 4, 2007, and must satisfy the requirements of our bylaws and the proxy rules promulgated by the SEC.

If the merger is not completed and you wish to make a proposal at the next annual meeting without including the proposal in our proxy statement, you must notify us by February    , 2007 and must satisfy the requirements of our bylaws. If you fail to give notice by this date, then the persons named as proxies in the proxies we solicit for the next annual meeting will have discretionary authority to vote on the proposal.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders may send communications to our board of directors. Communications should be addressed to our Corporate Secretary at our principal offices at 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104. The Corporate Secretary will forward any communications received directly to the board of directors. While we do not have a policy with regard to board of directors attendance at annual meetings, we expect all the members of our board of directors to attend.

OTHER MATTERS

Other Business at the 2006 Annual Meeting

Management does not know of any matter to be brought before the annual meeting, other than the matters described in the Notice of Annual Meeting accompanying this proxy statement. The persons named in the form of proxy solicited by our board of directors will vote all proxies, which have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

Multiple Stockholders Sharing the Same Address

In accordance with notices we previously sent to “street name” stockholders who share a single address, we are sending only one Annual Report and Form 10-K, Form 10-Q and Proxy Statement to that address unless we received contrary instructions from any stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact our Corporate Secretary. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting our Corporate Secretary Thomas J. Knapp, NorthWestern Corporation, 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104.

Portions Considered Not Filed

You should be aware that under SEC rules, the “Human Resources Committee Report on Executive Compensation,” “Audit Committee Report” and “Performance Graph” are not considered “filed” with the SEC and are not incorporated by reference in any past or future filing by NorthWestern under the Exchange Act, or the Securities Act of 1933, as amended.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet Web site maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the Nasdaq National Market at:

One Liberty Plaza

165 Broadway
New York, NY 10006

Incorporation by Reference

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.

We incorporate by reference into this proxy statement the documents listed below:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2005.
•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.
•	Our Current Reports on Form 8-K filed on: April 4, 2006; April 6, 2006; April 13, 2006; April 26, 2006; May 1, 2006; May 4, 2006; June 6, 2006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at NorthWestern Corporation, 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104, Attention: Investor Relations. If you would like to request documents, please do so by July 15, 2006, in order to receive them before the annual meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June     , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Thomas J. Knapp

Vice President, General Counsel and Corporate Secretary

NorthWestern Corporation

June	, 2006

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

BABCOCK & BROWN INFRASTRUCTURE LIMITED,

BBI US HOLDINGS PTY LTD.,

BBI US HOLDINGS II CORP.,

BBI GLACIER CORP.

and

NORTHWESTERN CORPORATION

Dated as of April 25, 2006

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF

A-i

(continued)

A-ii

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 25, 2006, is among Babcock & Brown Infrastructure Limited, an Australian public company with company number ACN 100 364 234 (“Parent”), BBI US Holdings Pty Ltd., an Australian Company with company number ACN 119 325 950 and a direct wholly-owned subsidiary of Parent (“Holding Company”), BBI US Holdings II Corp., a Delaware corporation and direct wholly-owned subsidiary of Holding Company (“Holdings”), BBI Glacier Corp., a Delaware corporation and direct wholly-owned subsidiary of Holdings (“Sub”), and Northwestern Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors of each of Parent, Holding Company, Holdings, Sub and the Company have (i) approved and declared advisable this Agreement, the merger of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”) and the other transactions contemplated hereby and (ii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective corporations and stockholders.

WHEREAS, each of Parent, Holding Company, Holdings, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Holding Company, Holdings, Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01            Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

(a)           “1935 Act” means the Public Utility Holding Company Act of 1935, as amended, including the rules and regulations promulgated thereunder.

(b)           “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c)           “Affiliate Group” means any affiliated group with the meaning of Section 1504(a) of the Code filing a consolidated federal income tax Return, or any similar group filing a consolidated, combined, or unitary tax Return under a comparable provision of state, local or foreign law.

A-1

(d)           “BEA” means the Bureau of Economic Analysis of the U.S. Department of Commerce.

(e)           “beneficial ownership” or “beneficially own” shall have the meaning under Section 13(d) of the Exchange Act.

(f)            “Benefit Plans” means, with respect to any person, each material employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, retiree medical or life insurance, change-in-control and severance plan, program, policy, arrangement and contract (whether written or unwritten) in effect on the date of this Agreement to which such person or its Subsidiary is a party, which is maintained or contributed to by such person, or with respect to which such person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA or otherwise.

(g)	“Blackstone” means The Blackstone Group L.P.
(h)	“Business” means the businesses of the Company or its Subsidiaries.

(i)             “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(j)            “Charter Documents” means the Company’s certificate of incorporation and bylaws, as such may be amended from time to time.

(k)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(l)	“Code” means the Internal Revenue Service Code of 1986, as amended.

(m)          “Company Board” means the board of directors of the Company and any committees thereof.

(n)           “Company Common Stock” means the common stock, par value US$.01 per share, of the Company, together with the associated Company Rights.

(o)           “Company Credit Facility” means the Company’s unsecured senior revolving credit facility in an aggregate principal amount of US$200 million pursuant to the Amended and Restated Credit Agreement, dated June 30, 2005, between the Company and the several lenders from time to time parties thereto.

(p)           “Company Preferred Stock” means the preferred stock, par value US$.01 per share, of the Company.

(q)           “Company Rate Review” means the requirement set forth in the Consent Order and Section 4(a) of the Settlement Agreement, pursuant to which not later than September

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30, 2006, based on a 2005 test year, the Company shall file complete documents complying with the minimum electric and gas rate filing standards provided in ARM 38.5.106 through 38.5.195.

(r)            “Company Rights” means the rights distributed to the holders of Company Common Stock pursuant to the Company Rights Agreement.

(s)            “Company Rights Agreement” means the Rights Agreement, dated as of December 5, 2005, between the Company and LaSalle Bank National Association, as Rights Agent.

(t)            “Company Stockholders” means the holders of the outstanding shares of Company Common Stock.

(u)           “Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock required to adopt this Agreement.

(v)           “Confidentiality Agreement” means the letter agreement, dated December 16, 2005 between Parent and the Company.

(w)	“Credit Suisse” means Credit Suisse Securities (USA) LLC.

(x)           “Deferred Director Plan” means the Company’s 2005 Deferred Compensation Plan for Non-Employee Directors.

(y)	“DGCL” means the Delaware General Corporation Law.

(z)            “Disputed Claims Reserve” has the meaning assigned to such term in the Reorganization Plan. Such Disputed Claim Reserve is held by LaSalle Bank National Association.

(aa)         “Disputed Claims Reserve Shares” means, collectively, shares of Company Common Stock held immediately prior to the Effect Time in the Disputed Claims Reserve.

(bb)        “Dissenting Shares” means any shares of Company Common Stock that are outstanding immediately prior to the Effective Time, the holders of which shall have properly delivered a written demand for payment of the fair cash value of such shares of Company Common Stock in accordance with Section 262 of the DGCL.

(cc)         “DSUs” means deferred stock units entitling the holder thereof to shares of Company Common Stock.

(dd)        “Electronic Data Room” means the electronic data room maintained on IntraLinks as of 4:30 P.M. EST on April 24, 2006. An index of the contents of such Electronic Data Room is disclosed in Section 1.01(dd) of the Company Disclosure Letter.

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(ee)         “Employee Restricted Stock Plan” means the Company’s 2005 Employee Restricted Stock Grant Plan.

(ff)           “Environmental Laws” means all Laws as in effect on or prior to the date hereof relating to the protection of human health, safety, or welfare or the environment, including any emission, discharge, generation, storage, treatment, disposal, abatement, Release, threatened Release, reporting, licensing, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of any Hazardous Materials, including the following federal Laws as amended and their state counterparts: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq.; and (ii) all other requirements pertaining to protection of air, surface water, groundwater or land and subsurface, natural resources, and related human health, safety, or welfare.

(gg)         “Environmental Liabilities and Costs” means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, “Environmental Losses”) imposed by, under or pursuant to Environmental Laws, including all Environmental Losses related to Remedial Actions, and all fees, compliance costs, disbursements, penalties, fines and expenditures necessary to cause property, the Company, any Significant Subsidiary or the Business to be in compliance with the requirements of Environmental Laws.

(hh)         “Environmental Permits” means any federal, state or local permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver or other authorization necessary for the conduct of the Business as currently conducted under any applicable Environmental Law.

(ii)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(jj)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(kk)        “Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including (i) the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Company Stockholder Approval, (ii) the preparation and filing of all applications, notices, registrations, declarations, petitions and filings with any Governmental Entity in connection with the Required Statutory Approvals and (iii) all other matters related to the transactions contemplated hereby.

(ll)	“FERC” means the Federal Energy Regulatory Commission.

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(mm)      “Final Order” means any action by a relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period (a “Final Order Waiting Period”) prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

(nn)         “GAAP” means generally accepted accounting principles of the United States.

(oo)        “Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(pp)        “Hazardous Materials” means any substance that (a) is defined, listed, identified or otherwise regulated under any Law, as in effect on or prior to the date hereof, relating to the protection of the environment (including “hazardous” and “toxic” substances and wastes, radioactive substances including radon gas, polychlorinated-biphenyls, asbestos and petroleum), or (b) requires investigation, remediation, or other protective measures under such Law.

(qq)        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(rr)          “IISA” means the International Investment Survey Act of 1976, now known as the International Investment and Trade Services Survey Act.

(ss)           “Intellectual Property Right” means any trademark, service mark, trade name, copyright, patent, software license, other database, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

(tt)	“IRS” means the Internal Revenue Service.

(uu)         “known,” “knowingly” or “Knowledge” means, with respect to the Company, the actual knowledge of the persons listed on Schedule 1.01(uu).

(vv)         “known,” “knowingly” or “Knowledge” means, with respect to Parent Group, the actual knowledge of the following persons: Steven Boulton, Jeffrey Kendrew, Michael Ryan and Michael Garland.

(ww)      “Laws” mean all (A) statutes, laws, rules, regulations, ordinances or codes of any Governmental Entity and (B) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

(xx)         “Liens” means all mortgages, liens, pledges, encumbrances, charges and security interests.

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(yy)         “Material Adverse Effect” means, with respect to the Company, an effect, event, development or change (i) which is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) general changes to or developments in the industries in which the Company and its Subsidiaries operate (except to the extent that such changes or developments have had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other persons in the industries in which the Companies and its Subsidiaries operate), (C) changes in general legal, tax, regulatory, political or economic conditions affecting companies in general, (D) changes in GAAP (or any interpretation thereof) or Regulation S-X of the SEC, (E) the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, licensors, distributors, partners or employees, (F) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism that does not directly affect the assets or properties of, or the communities served by, the Company and its Subsidiaries, taken as a whole, (G) any change in the Company’s stock price or trading volume on the NASDAQ National Market or (H) any matter disclosed in (x) the Company SEC Documents prior to the date of this Agreement, (y) the Company Disclosure Letter, including in each case, any adverse effect or adverse event, development or change that occurs after the date of this Agreement but that arises out of or results from any such matter or (z) the Electronic Data Room (provided, that in the case of (x), (y) and (z), the extent that the magnitude and significance of such adverse effect or adverse event, development or change was reasonably discernable to Parent prior to the date hereof based on the disclosure made to Parent in the Company SEC Documents, the Company Disclosure Letter or the Electronic Data Room, as the case may be), or (ii) that prevents or materially delays (to a date beyond the Final Date) the consummation of the Merger and the other transactions contemplated hereby, or prevents or materially delays (to a date beyond the Final Date) the ability of the Company to perform its obligations hereunder.

(zz)	“MPSC” means the Montana Public Service Commission.

(aaa)       “NASDAQ” means the National Association of Securities Dealers Automated Quotations.

(bbb)	“NLRB” means the National Labor Relations Board.
(ccc)	“NPSC” means the Nebraska Public Service Commission.

(ddd)      “other party” means, with respect to the Company, Parent Group, and with respect to Parent Group, the Company, unless the context otherwise requires.

(eee)       “Parent Group” means collectively Parent, Holding Company, Holdings and Sub.

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(fff)          “Parent Material Adverse Effect” means an effect, event, development or change which prevents or materially delays (to a date beyond the Final Date) the consummation of the Merger and the other transactions contemplated hereby or prevents or materially delays the ability of Parent Group to perform their respective obligations hereunder.

(ggg)       “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(hhh)       “Proxy Statement” means, collectively, the preliminary and definitive proxy statements (as amended or supplemented from time to time) relating to the Company Stockholder Approval.

(iii)           “Release” means any releasing, spilling, disposing or other discharging of Hazardous Materials into the environment (including air, soil, subsurface, surface water and groundwater).

(jjj)          “Remedial Action” means all actions required by any Governmental Entity pursuant to the Environmental Laws to investigate, monitor, clean up, remove, treat or in any other way remediate any Release.

(kkk)      “Reorganization Plan” means the Company’s Second Amended and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated August 18, 2004, affirmed by the United States Bankruptcy Court for the District of Delaware on October 19, 2004.

(lll)           “Representatives” means with respect to any party, any director, officer or employee of, or any investment banker, attorney or other advisor or representative of such party.

(mmm)   “Restricted Shares” means each share of Company Common Stock that is subject to restrictions on ownership, transferability, or vesting or other lapse restrictions pursuant to the Special Recognition Plan or the Employee Restricted Stock Plan.

(nnn)       “Returns” means all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

(ooo)	“SDPUC” means the South Dakota Public Utilities Commission.
(ppp)	“SEC” means the Securities and Exchange Commission.

(qqq)      “Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

(rrr)         “Senior Notes” means the Senior Secured Notes, 5.875% Series A due 2014, limited in aggregate principal amount of US$225 million and the Senior Secured Notes, 5.875% Exchange Series A due 2014, limited in aggregate principal amount of US$225 million, issued pursuant to the Senior Note Indenture, dated as of November 1, 2004, between the

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Company and U.S. National Bank Association, as trustee, as supplemented and amended by Supplemental Indenture No. 1 dated as of November 1, 2004.

(sss)        “Settlement Agreement” means that certain Stipulation and Settlement Agreement, dated as of July 8, 2004, by and among the Company, the MPSC and the Montana Consumer Counsel.

(ttt)          “Special Recognition Plan” means the Company’s 2004 Special Recognition Grant Restricted Stock Plan.

(uuu)       “Statement of Factors” means that certain Statement of Factors for Evaluating Proposals to Acquire Northwestern Energy issued by the MPSC as of October 18, 2004.

(vvv)        “Stockholders’ Meeting” means a meeting of Company Stockholders (which may be the regular annual meeting) for the purposes of obtaining the Company Stockholder Approval.

(www)   “Subsidiary,” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(xxx)       “Supplemental Dividend” means an amount in cash equal to the product of: (A) the total number of days between the eighteen (18) month anniversary of the date of this Agreement and the date on which such dividend is declared by the Company Board and (B) the product of (i) $1,369,324,350 and (ii) the quotient of 3.50% and 360.

(yyy)       “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts.

(zzz)        “Transfer Taxes” means all stock transfer, real estate transfer, property, documentary, stamp, recording and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.01 shall have the meanings assigned to such terms in this Agreement.

SECTION 1.02              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and

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into the Company at the Effective Time (as defined below). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of the Company and Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned indirect subsidiary of Parent. The effects and consequences of the Merger shall be as set forth in Section 1.05.

SECTION 1.03              Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m. local time on a date to be specified by the parties hereto, which shall be no later than the second Business Day after satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of the conditions set forth in Article VI of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of those conditions), at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, 125 West 55th Street, New York, NY 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.04              Effective Time. Subject to the provisions of this Agreement, the parties shall prepare, and on the Closing Date the parties shall file with the Delaware Secretary of State, a certificate of merger or other appropriate documents as provided in Section 251 of the DGCL (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as the parties hereto may agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.05               Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub will become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.06	Certificate of Incorporation and Bylaws.

(a)           Subject to Section 5.06, the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)           Subject to Section 5.06, the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

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SECTION 1.07              Directors. From and after the Effective Time, the directors of Sub shall become the directors of the Surviving Corporation and shall serve on the Surviving Corporation’s board of directors until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.08              Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or qualified.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01               Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent Group or the holders of any of the following securities:

(a)           Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value US$.01 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by Parent, Holding Company, Holdings or Sub, or any other Subsidiary of Parent, Holding Company or Holdings (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding (other than the Canceled Shares, Dissenting Shares (except as provided in paragraph (d) below), Disputed Claims Reserve Shares and Restricted Shares) shall be converted into the right to receive US$37.00 in cash, without interest (the “Merger Consideration”), less any required withholding taxes. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and declared but unpaid dividends, without interest, upon surrender of such certificate in accordance with, or as otherwise contemplated by, Section 2.02 of this Agreement.

(d)           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration as provided in this Section 2.01. As of the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any Dissenting Shares shall be entitled only to such rights as

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are granted under Section 262 of the DGCL, except that all Dissenting Shares held by persons who fail to perfect or who effectively waive, withdraw or lose their rights as a dissenting shareholder in respect of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article II.

(e)           Warrants. Each holder (each, a “Warrantholder”) of a warrant (each, a “Warrant”) to purchase Company Common Stock shall be entitled to receive an amount (the “Warrant Consideration”) in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock issuable upon the exercise in full of such Warrant held by such Warrantholder by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock under such Warrant (with the aggregate amount of such payment round up to the nearest cent), less any required withholding taxes. As of the Effective Time, all such Warrants shall no longer be outstanding and shall automatically be canceled and retired and shall expire and cease to exist and each Warrantholder shall cease to have any rights with respect thereto, except the right to receive the Warrant Consideration, without interest, upon the surrender of an original copy of the Warrant to the Paying Agent in accordance with Section 2.02(j).

(f)            Restricted Stock. Each Restricted Share that is issued and outstanding immediately prior to the Effective Time shall vest in full, become free of restrictions and shall be converted into the right to receive the Merger Consideration, less any required withholding taxes. As of the Effective Time, all such Restricted Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such certificate in accordance with, or as otherwise contemplated by, Section 2.02 of this Agreement.

(g)           Deferred Stock Units. Each DSU which is outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive from the Company or the Surviving Corporation (as applicable), at the time previously selected by the holder thereof pursuant to the terms of any deferral election made with respect to such DSU, an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such DSU (including, without limitation, those shares corresponding to previously declared and paid dividends that resulted in an increase in the number of shares of Company Common Stock subject to DSUs) and (ii) the Merger Consideration, less any required withholding taxes, subject to the terms and conditions set forth in the Deferred Director Plan, including the terms and conditions with respect to distributions and timing of payment thereunder and in compliance with Section 409A of the Code.

(h)           Deferred Director Plan. All account balances under the Deferred Director Plan will be paid out in cash, less any required withholding taxes, by the Company or the Surviving Corporation (as applicable) to participants therein, at the time previously selected by the holder thereof pursuant to the terms of any deferral election made with respect to such account balance, subject to the terms and conditions set forth in the Deferred Director Plan, including the terms and conditions with respect to distributions and timing of payment thereunder and in compliance with Section 409A of the Code.

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(i)             Disputed Claim Reserve Shares. Each Disputed Claims Reserve Share shall be converted into the right to receive the Merger Consideration (the aggregate amount of such consideration, the “Disputed Claims Merger Consideration”). As of the Effective Time, all Disputed Claims Reserve Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and all persons that, pursuant to the Reorganization Plan, would have been entitled to receive distribution of any Disputed Claims Reserve Shares shall instead be entitled to receive, from the Disputed Claims Reserve, the Merger Consideration therefore.

SECTION 2.02	Exchange of Certificates.

(a)           Paying Agent. Prior to the Effective Time, Parent Group shall designate a federally insured bank or trust company, reasonably acceptable to the Company, to act as paying agent in the Merger (the “Paying Agent”) and, prior to the Effective Time, Parent Group shall enter into an agreement with Paying Agent, which agreement shall provide that Parent Group shall deposit with the Paying Agent, prior to the Effective Time, for the benefit of the holders of shares of Company Common Stock (other than the Disputed Claims Reserve Shares) and the Warrantholders, immediately available funds in an aggregate amount necessary for the payment of (i) the Merger Consideration (excluding the Disputed Claims Merger Consideration), (ii) the aggregate amount of cash dividends, if any, that (A) were declared after the date hereof and are expressly permitted hereunder to have been so declared, (B) have a record date prior to the Effective Time and (C) are unpaid at the Effective Time (such dividends, the “Outstanding Dividends”) and (iii) the Warrant Consideration, upon surrender of certificates representing shares of Company Common Stock or an original copy of a Warrant, as the case may be, pursuant to this Section 2.02 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.” The agreement with the Paying Agent shall identify specific time limits by when the transmittal materials and cash are to be mailed to holders of Certificates (as defined below) as specified in paragraph (b) of this Section 2.02.

(b)           Exchange Procedures for Certificates. As of or promptly following the Effective Time, Parent, Holding Company and Holdings shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal in a form mutually agreed upon by Parent Group and the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Parent, Holding Company, Holdings and the Surviving Corporation shall cause the Paying Agent to promptly pay, to the holder of such Certificate in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01 and the amount of Outstanding Dividends due thereon, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer

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of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01 and the amount of Outstanding Dividends due thereon. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c)           No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 2.02 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to holders of Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration and Outstanding Dividends with respect to such Certificates.

(e)           Investment of the Exchange Fund. The Paying Agent may invest any cash included in the Exchange Fund, as directed by Parent or the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration, Outstanding Dividends and Warrant Consideration as contemplated hereby, Parent, Holding Company, Holding shall cause the Surviving Corporation to, and the Surviving Corporation shall, promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(f)            No Liability. None of Parent Group, the Company, the Surviving Corporation or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any person with respect to any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

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(g)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and Outstanding Dividends with respect thereto.

(h)           Withholding Tax. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the applicable Tax Law, and shall promptly remit all withheld amounts to the applicable taxing authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.

(i)             Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

(j)            Exchange Procedure for Warrants. Upon the surrender to the Paying Agent of an original copy of a Warrant, the Paying Agent shall pay to such Warrantholder the Warrant Consideration. The procedures and other provisions set forth in this Section 2.02 shall apply to any surrender of a Warrant.

SECTION 2.03             Disputed Claims Reserve. Prior to the Effective Time, Parent Group shall enter into an agreement (the “LaSalle Agreement”) with LaSalle Bank National Association, a national banking association (“LaSalle”), which agreement shall provide that Parent Group shall deposit with LaSalle, prior to the Effective Time, immediately available funds in an aggregate amount equal to the sum of (a) the Disputed Claims Merger Consideration and (b) the aggregate amount of Outstanding Dividends due with respect to the Disputed Claims Reserve Shares ((a) and (b) collectively, the “Disputed Claims Consideration”). Any distributions of the Disputed Claims Consideration shall be made in accordance with the terms of this Agreement and the Reorganization Plan. Such terms shall be explicitly set forth in an “instruction letter,” which shall be set forth as an exhibit to the LaSalle Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01            Representations and Warranties of the Company. The Company represents and warrants to Parent Group, except as set forth in: (i) the Company SEC Documents filed prior to the date hereof; (ii) the disclosure letter delivered by the Company to Parent on April 25, 2006 (with specific reference to the representations and warranties in this Section 3.01 to which the information in such letter relates) (the “Company Disclosure Letter”) or (iii) the Electronic Data Room, in connection with the transactions contemplated by this Agreement:

(a)	Organization.

(i)             The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The copies of the Charter Documents, which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)            Each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concept is recognized in such jurisdictions) and has all necessary powers required to carry on its business as it is now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect.

(b)           Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (A) 200,000,000 shares of Company Common Stock and (B) 50,000,000 shares of Company Preferred Stock, of which 100,000 shares have been designated Series A Junior Participating Preferred Shares which may be issued upon the exercise of the Company Rights. As of the date of this Agreement, (A) 35,493,141 shares of Company Common Stock were issued and outstanding, of which 3,144,642 were Claims Reserve Shares, (B) 313,547 shares of Company Common Stock were held in the treasury of the Company, (C) no shares of Company Preferred Stock were outstanding, (D) 35,164 were Restricted Shares issued and outstanding under the Special Recognition Plan and (E) no Restricted Shares were outstanding under the Employee Restricted Stock Plan. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company

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Stockholders may vote. As of the date of this Agreement, there are no options, warrants, preemptive or other outstanding rights, stock appreciation rights, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or its Significant Subsidiaries is a party, or by which the Company or its Significant Subsidiaries are bound, obligating the Company or its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding other than (x) Company Rights, (y) Warrants representing the right to purchase 4,839,018 shares of Company Common Stock, and (z) 35,190 DSUs issued and outstanding under the Deferred Director Plan.

(c)           Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the transactions so contemplated, in each case, subject to, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent Group, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)	No Conflicts; Consents and Approvals.

(i)             The execution, delivery or performance of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the transactions contemplated hereby, including the Merger, does not or will not (x) conflict with or result in a violation pursuant to any provision of the Charter Documents or any provision of the organizational documents of any Significant Subsidiary, in each case, as amended to the date of this Agreement, (y) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in paragraph (ii) below, contravene any Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, or (z) conflict with or result in a breach of, or default under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, benefit plan, contract, agreement or other instrument, permit, concession, or obligation applicable to the Company, any Significant Subsidiary or their respective properties or assets, except, with respect to clauses (y) and (z) above, for any such contraventions, conflicts, breaches, defaults or other occurrences which would not have, individually or in the aggregate, a Material Adverse Effect.

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(ii)            Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with the SEC of (i) the Proxy Statement and (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or its Significant Subsidiaries is qualified to do business; (D) any filings and approvals pursuant to the rules and regulations of the NASDAQ; (E) applicable requirements, if any, of state securities or “blue sky” Laws; (F) application to, and the consent and approval of, the FERC, or an order from the FERC disclaiming jurisdiction over the transactions contemplated hereby; (G) to the extent required, notice to and approval of, (i) the SDPUC, (ii) the MPSC, and (iii) the NPSC; (H) required pre-approvals of license transfers with the Federal Communications Commission; (I) to the extent applicable, consents, approvals and actions of, filings with, and notices to, any Governmental Entity pursuant to the Exon-Florio Act (such items set forth above in clauses (A) through (I) collectively, the “Required Statutory Approvals”); and (J) the filing of a report with the BEA pursuant to the IISA, no consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, would not have a Material Adverse Effect.

(e)	SEC Reports, Financial Statements and Utility Reports.

(i)             The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2005, pursuant to the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are collectively referred to herein as the “Company SEC Documents”). The Company SEC Documents, as of their respective dates of filing (giving effect to any amendments or supplements thereto), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (it being understood that the foregoing does not cover future events resulting from public announcement of the Merger). The audited consolidated financial statements and the unaudited quarterly financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect on the date of filing, have been prepared in accordance with GAAP, except as may be indicated in the notes thereto or, in the case of such unaudited statements, as permitted by Form 10-Q and Form 8-K of the SEC, and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of the Company and its

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consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(ii)            All filings (other than immaterial filings) required to be made by the Company or its Subsidiaries since January 1, 2005 under the 1935 Act, the Federal Power Act, as amended, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and applicable state Laws have been filed with the SEC, the FERC, the Federal Communications Commission, the Department of Energy, the MPSC, the NPSC or the SDPUC, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, would not have a Material Adverse Effect.

(iii)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as such term is defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company’s audited consolidated financial statements or other Company SEC Documents.

(f)            No Undisclosed Liabilities. Except as reflected, reserved against or otherwise disclosed in the consolidated financial statements of the Company (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, fixed, contingent or otherwise) required to be set forth in the Company’s consolidated balance sheet under GAAP, other than liabilities (i) incurred in the ordinary course of business since December 31, 2005, (ii) incurred pursuant to the transactions contemplated by this Agreement, (iii) discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (iv) which would not have, individually or in the aggregate, a Material Adverse Effect.

(g)	Sarbanes-Oxley.

(i)             The management of the Company has (x) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and

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implemented under their supervision, to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(ii)            Since December 31, 2005, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(h)           Absence of Certain Changes or Events. Since December 31, 2005, (i) through the date of this Agreement, each of the Company and its Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and (ii) there has not been any event or occurrence that would reasonably be expected to have a Material Adverse Effect.

(i)             Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) any other document filed or to be filed with the SEC in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, on each relevant filing date and in the case of the Proxy Statement, on the date of mailing to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no

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representation or warranty with respect to any information supplied by Parent Group that is contained in the Proxy Statement.

(j)	Employee Benefit Plans.

(i)             Section 3.01(j)(i) of the Company Disclosure Letter sets forth all Benefit Plans maintained or contributed to by the Company and any of its Subsidiaries, or for which the Company or any of its Subsidiaries could incur any liability, true, complete and correct copies of which have been provided or otherwise made available to Parent. The Company has also provided or otherwise made available to Parent with respect to each Benefit Plan (to the extent applicable) copies of: the trust agreement, the most recently filed annual report on IRS Form 5500 (including all schedules and audited financial statements), the most recently received IRS determination letter, the most recently prepared actuarial report and financial statement, the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications by the Company or its Subsidiaries to any current or former employees, consultants or directors of the Company or any of its Subsidiaries concerning the extent of the benefits provided under a Benefit Plan.

(ii)            Except where failure to comply would not have a Material Adverse Effect, each Benefit Plan maintained by the Company and any Subsidiary of the Company has been operated and administered in compliance with its terms and applicable Law. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Benefit Plan is so qualified, and, to the Knowledge of the Company, no fact or circumstances exists that would result in the revocation of such letter. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any regulations relating to employee benefit plans (including, without limitation, Sections 406, 409, 502(i), 502(1), 4069 or 4212(c) of ERISA, or Sections 4971, 4975 or 4976 of the Code). Neither the Company nor any of its Subsidiaries nor any “party in interest” or “disqualified person” in respect of the Benefit Plans has engaged in a “prohibited transaction” (within the meaning of Section 4975 or Section 406 of ERISA) that would reasonably be expected to have a Material Adverse Effect.

(iii)           Except for the continuation coverage requirements of COBRA, neither the Company nor any Subsidiary of the Company has any liability or potential liability for benefits to any employees following termination of employment or retirement under any of the Benefit Plans that are employee welfare benefit plans.

(iv)          The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by the Company or any Subsidiary of the Company that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any employee of the Company or any Subsidiary of the Company which would reasonably be expected to have a Material

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Adverse Effect. The execution of this Agreement and the consummation of the Merger will not give rise to any excise tax under Section 4999 of the Code or a loss of deduction under Section 280G of the Code. Except as would not have a Material Adverse Effect, all contributions and other payments required to be made by the Company or its Subsidiaries by Law or by the terms of any Benefit Plan with respect to any period ending before the Closing Date have been timely made to any funds or trusts established thereunder or in connection therewith, or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

(v)           Except as would not have a Material Adverse Effect, there are no existing (or, to the Knowledge of the Company, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course, with respect to any Benefit Plan maintained by the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course) other than those liabilities which would not result in a Material Adverse Effect.

(k)           Litigation. There is no suit, claim, action, proceeding (at law or in equity) or any investigation, arbitration, administrative or other proceeding by or before any Governmental Entity or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company or any of their respective properties or assets or any of their respective officers, employees or directors in their capacity as such, except for any such suit, claim, action, proceeding or investigation as would not have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, decree, rule or order of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect.

(l)             Permits. Other than with respect to Environmental Laws, which are governed by Section 3.01(o), each of the Company and its Significant Subsidiaries holds all permits, licenses, authorizations, certificates, rights, variances, exemptions, orders and approvals of all Governmental Entities that are required pursuant to any Laws and necessary for the lawful conduct of its business as of the date of this Agreement (the “Company Permits”), except for failures to hold such Company Permits that would not have a Material Adverse Effect. Each of the Company and its Significant Subsidiaries is in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

(m)	Tax Matters.

(i)             Each of the Company and its Subsidiaries has timely filed all Returns required to be filed by it with any Tax authority prior to the date hereof either separately or as a member of an Affiliated Group, pursuant to applicable Law except for such Returns that would not have a Material Adverse Effect. As of the time of filing, all such Returns were true, correct and complete in all material respects. Each of the

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Company and its Subsidiaries has paid all amounts in respect of Taxes shown to be due and payable on such Returns and all such amounts required to be paid to any Governmental Entity or other person on or before the date hereof.

(ii)            All material Taxes that each of the Company and its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity or other person to the extent due and payable.

(iii)           Each of the Company and its Subsidiaries is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          To the Knowledge of the Company, no audit or other examination of any Return of the Company or its Subsidiaries by any Tax authority is presently in progress. Neither the Company nor its Subsidiaries has been notified of any request for such an audit or other examination.

(v)           No material adjustment to the Tax liability of the Company relating to any Return filed by the Company or its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company, its Subsidiaries or any representative thereof.

(vi)          Neither the Company nor its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s most recent balance sheet included in the Company SEC Documents, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal period covered by such balance sheet in connection with the operation of the Business in the ordinary course of business.

(n)	Labor Relations and Employment.

(i)             Except where failure to comply would not have a Material Adverse Effect, the Company and each Subsidiary is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the WARN Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, labor relations, wage and hour standards, occupational safety and health requirements and unemployment insurance, and is not engaged in any unfair labor practices.

(ii)            Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to individuals employed by the Company or any of its Subsidiaries, nor are there any formal activities or proceedings of any labor union to organize any such employees.

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(iii)           Except as would not have a Material Adverse Effect, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed with the NLRB or any Governmental Entity based on, or arising out of, in connection with, or otherwise relating to the employment (including unfair labor practice complaints, grievances or charges) or termination of employment of any individual by the Company or any of its Subsidiaries.

(o)           Environmental Matters. Except as provided in this Section 3.01(o), the Company makes no representation or warranty, express or implied, as to any environmental matters, including Environmental Laws and Environmental Permits.

(i)             Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, except for such violations and defaults as would not have a Material Adverse Effect.

(ii)            Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have obtained or applied in a timely manner for all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval. There are no pending or, to the Knowledge of the Company, threatened proceedings to revoke or enforce such Environmental Permits and each of the Company and its Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to possess or comply with such Environmental Permits or the failure for such Environmental Permits to be in full force and effect would not have a Material Adverse Effect.

(iii)           Except for matters that would not have a Material Adverse Effect, neither the Company nor its Subsidiaries has received any written notification that the Company or any such Subsidiary, any property currently owned, leased or operated, any property formerly owned, leased or operated, is the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person seeking (i) any Remedial Action or (ii) to impose any Environmental Liabilities and Costs on the Company or any such Subsidiary.

(iv)          Except as would not have a Material Adverse Effect, neither the Company nor its Subsidiaries is required to (i) implement or pay for any Remedial Action, (ii) reimburse costs incurred by third parties with respect to any Remedial Action, or (iii) incur Environmental Liabilities and Costs.

(v)           With respect to any property currently owned, leased or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any property formerly owned, leased or operated by the Company or any of its Subsidiaries, there has not been any Release that would reasonably be expected to result in any Environmental Liabilities and Costs that would have a Material Adverse Effect.

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(p)	Material Contracts.

(i)             As of the date hereof, except for this Agreement, neither the Company nor its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any contract:

(A)          that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the SEC; or

(B)          that contain a minimum annual purchase requirement of US$1,000,000 or more which has a term of more than one (1) year and that cannot be canceled on less than ninety (90) days notice.

Each such Contract described in clauses (A) and (B) is referred to herein as a “Material Contract.”

(ii)            All Material Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Material Adverse Effect. The Company is not, and has not received any written notice or has any Knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(q)           Property. All properties and assets of the Company and its Subsidiaries, real and personal, material to the conduct of its business are, except for changes in the ordinary course of business consistent with past practice since December 31, 2005, reflected in the most recent balance sheet of the Company included in the Company SEC Documents, and each of the Company and its Subsidiaries has legal title to, or a leasehold interest, license or easement in, its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens other than those Liens which are of record as of the date hereof and those Liens which would not result in a Material Adverse Effect.

(r)            Intellectual Property. The Company owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except where failure to own or possess such licenses or rights would not have a Material Adverse Effect. To the Knowledge of the Company, the Intellectual Property Rights of the Company do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement would reasonably be expected to have a Material Adverse Effect.

(s)            Insurance. All material insurance policies (the “Insurance Policies”) carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and no notice of cancellation, or threatened cancellation, has been received by the Company or its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due, except where such failure to cure would not have a Material Adverse Effect. All premiums due on the Insurance Policies have

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been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies.

(t)            No Ownership of Nuclear Power Plants. Neither the Company nor its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

(u)           State Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 3.02(g), no “moratorium,” “control share,” “fair price,” “business combination” or other anti-takeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

(v)           Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse and Blackstone the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(w)          Opinion of the Company’s Financial Advisors. The Company Board has received an opinion from each of Credit Suisse (the “CS Fairness Opinion”) and Blackstone (the “Blackstone Fairness Opinion”), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders.

(x)           Board Approval. At a meeting duly called and held, the Company Board (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement and approved and authorized the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that this Agreement be submitted for consideration by the Company Stockholders at the Stockholders’ Meeting and (iv) resolved to recommend adoption by the Company Stockholders of this Agreement.

(y)           Vote required. Assuming the accuracy of Parent’s representation in Section 3.02(g), the Company Stockholder Approval is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(z)            Company Rights Agreement. The Company has amended the Company Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the Merger and other transactions contemplated by this Agreement.

(aa)         Completion of Transaction. As of the date of this Agreement, the Company has no Knowledge of any fact or circumstances relating to or affecting the Company that it reasonably believes would prevent the Company from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent the Company from obtaining all Required Statutory Approvals.

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(bb)        No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.01, none of the Company, any affiliate of the Company or any other person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, any affiliate of the Company, or any of their respective officers, directors, employees, agents or representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Parent, Sub or any of their officers, directors, employees, agents or representatives of any documentation or other information.

SECTION 3.02             Representations and Warranties of Parent Group. Each constituent of Parent Group jointly and severally represent and warrant to the Company as follows:

(a)	Organization.

(i)             Each of Parent and Holding Company is a legal entity duly organized, validly existing and in good standing under the laws of Australia and has all requisite power and authority to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement, except where the failure to have such power and authority would not have a Parent Material Adverse Effect.

(ii)            Each of Holdings and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement, except where the failure to have such power and authority would not have a Parent Material Adverse Effect.

(b)           Authority. Each constituent of Parent Group has the requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of each constituent of Parent Group and no other proceedings (corporate or otherwise, including any shareholder action) on the part of Parent, Holding Company, Holdings or Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by each constituent of Parent Group and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each constituent of Parent Group enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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(c)	No Conflicts; Consents and Approvals.

(i)             The execution, delivery or performance of this Agreement by each constituent of Parent Group does not or will not, as the case may be, and the consummation by each constituent of Parent Group of the transactions contemplated hereby, including the Merger, does not or will not (x) conflict with or result in a violation pursuant to any provision of the organizational documents of Parent, Holding Company, Holdings or Sub, in each case, as amended to the date of this Agreement, (y) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in paragraph (ii) below, contravene any Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, or (z) conflict with or result in a breach of, or default under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, benefit plan, contract, agreement or other instrument, permit, concession, or obligation applicable to Parent, Holding Company, Holdings or Sub or their respective properties or assets, except, with respect to clauses (y) and (z) above, for any such contraventions, conflicts, breaches, defaults or other occurrences which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)            Other than the Required Statutory Approvals and the filing of a report with the BEA pursuant to the IISA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Holding Company, Holdings or Sub in connection with the execution and delivery of this Agreement by Parent, Holding Company, Holdings or Sub or the consummation of the Merger and the other transactions contemplated hereby, other than such consents, approvals, orders, authorizations, registrations, declarations or filings that the failure to obtain or make would not have a Parent Material Adverse Effect.

(d)           Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending, or to the Knowledge of Parent, threatened against Parent, Holding Company, Holdings or Sub that (i) questions the validity of this Agreement or the transactions contemplated hereby, including, but not limited to, the Merger, or any actions taken or to be taken by Parent, Holding Company, Holdings or Sub pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or (ii) would have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent, Holding Company, Holdings nor Sub is subject to any outstanding order, writ, judgment, injunction, decree, rule or order of any Governmental Entity that would have a Parent Material Adverse Effect.

(e)           Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent Group for inclusion in (i) the Proxy Statement and (ii) Other Filings will, on each relevant filing date, and in the case of the Proxy Statement, on the date of mailing to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent Group makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

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(f)            Interim Operations of Holding Company, Holdings and Sub. Each of Holding Company, Holdings and Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for activities incidental to its organization and maintenance of corporate existence, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(g)           No Ownership Interest. Neither Parent, Holding Company, Holdings, Sub, nor any of their respective affiliates owns, beneficially or of record, any shares of capital stock of the Company.

(h)	Financing Arrangements.

(i)             Parent Group has delivered to the Company true and correct copies of financing letters with respect to debt financing of US$505,000,000 (the “Financing Commitments”).

(ii)            None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective financing commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contained in the Financing Commitments, other than as set forth in, or contemplated by, the Financing Commitments.

(iii)           As of the date of this Agreement, no event (including, without limitation, the failure to pay any and all commitment fees and other fees required by the Financial Commitments) has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Holding Company, Holdings or Sub under any term or condition of the Financing Commitments.

(iv)          The aggregate proceeds contemplated by the Financing Commitments, together with (x) cash currently on hand and available to Parent Group and (y) cash Parent Group reasonably believes is available to it from other sources of debt and equity financing ((x) and (y) in the aggregate, the “Available Cash”), are sufficient (A) to pay (or provide the funds for the Surviving Corporation to pay) the aggregate Merger Consideration, the aggregate Warrant Consideration and Outstanding Dividends, (B) to pay (or provide the funds for the Surviving Corporation to pay) all amounts contemplated by Sections 2.01(g), (h) and (i) when due, (C) to refinance any indebtedness or other obligation of the Company which may become due, and to finance any “change of control” offer that may be required under any indebtedness of the Company, in each case, as a result of this Agreement, the Merger, or any of the transactions contemplated hereby, and (D) to pay all related fees and expenses, arising solely out of the Merger when due.

(v)           As of the date of this Agreement, Parent Group does not have any reason to believe that any of the terms of or conditions to the Financing Commitments will not be satisfied on a timely basis or that the full amount of the financing contained in

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the Financing Commitments and the Available Cash will not be available to the Parent Group on the Closing Date.

(i)             Letter of Credit. The Letter of Credit (as defined in Section 5.16 below) is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Letter Credit, other than as set forth in, or contemplated by, the Letter of Credit. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Holding Company, Holdings or Sub with respect to any term or condition of the Letter of Credit.

(j)            Completion of Transaction. As of the date of this Agreement, Parent Group has no Knowledge of any fact or circumstances relating to or affecting Parent, Holding Company, Holdings or Sub that it reasonably believes would prevent Parent, Holding Company, Holdings or Sub from fulfilling their material obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent Parent, Holding Company, Holdings or Sub from obtaining all Required Statutory Approvals.

(k)	Certain Issues Relating to the MPSC.

(i)             Parent Group acknowledge and agree that they have been provided by the Company, and have reviewed and analyzed, the Settlement Agreement, including the Consent Order (as defined in the Settlement Agreement), and the Statement of Factors.

(ii)            Parent Group acknowledge the agreements, covenants and obligations of the Company contained in the Settlement Agreement and the Consent Order, and will exercise reasonable best efforts to address such agreements, covenants and obligations of the Company and the concerns of the MPSC, as reflected in such documents.

(iii)           Parent Group have no Knowledge of any fact or circumstances relating to or affecting Parent Group or any of their respective Subsidiaries, this Agreement, the Merger or the consummation of the other transactions contemplated by this Agreement that it reasonably believes would prevent Parent Group or the Surviving Corporation and its Subsidiaries from having a preponderance of the elements and characteristics of an acquirer as outlined by the MPSC in the Statement of Factors.

(l)             Fairness Opinions. Parent Group acknowledge and agree that they may not rely on the CS Fairness Opinion or the Blackstone Fairness Opinion.

(m)          No Agreements with Company Stockholders. As of the date of this Agreement, neither Parent, Holding Company, Holdings nor Sub nor any of their respective Representatives or affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different

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amount or nature than the Merger Consideration or pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.

(n)           No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.02, none of Parent, Holding Company, Holdings, Sub, any affiliate of Parent, Holding Company, Holdings or Sub or any other person makes any representations or warranties, and Parent Group hereby disclaim any other representations or warranties, whether made by Parent, Holding Company, Holding Company, Holdings, Sub, any affiliate of Parent, Holding Company, Holdings, Sub or any of their respective officers, directors, employees, agents or representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Company or any of its officers, directors, employees, agents or representatives of any documentation or other information.

ARTICLE IV

COVENANTS

SECTION 4.01               Conduct of Business of the Company. Except as set forth in Section 4.01 of the Company Disclosure Letter (with specific reference to the covenants in this Section 4.01 to which the information in such letter relates), contemplated or permitted by this Agreement, required by a Governmental Entity of competent jurisdiction or as expressly agreed to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company will, and will cause its Subsidiaries to, conduct its operations in all material respects according to its ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it. In this Section 4.01, “ordinary course of business consistent with past practice” shall include actions (the “Plan Actions”) that are specifically provided for in, or undertaken pursuant to, the Reorganization Plan; provided, however, that “ordinary course of business consistent with past practice” shall not include actions that are substantially similar to Plan Actions, but are not specifically provided for in, or undertaken pursuant to, the Reorganization Plan. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter (with specific reference to the covenants in this Section 4.01 to which the information in such letter relates) and, except as (x) contemplated or permitted by this Agreement or (y) required by Law, the Company will not and will cause its Subsidiaries not to, without the consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i)             except with respect to bonuses or other incentive compensation made in the ordinary course of business consistent with past practice (including, without limitation, an annual bonus or compensation plan adopted for fiscal year 2007 consistent with annual plans for prior years), adopt or amend in any material respect, any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or its Subsidiaries

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or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or its Subsidiaries (except, in each case, for annual increases and cost of living increases for the benefit of officers and employees of the Company or its Subsidiaries which, in the aggregate, are consistent with past practice);

(ii)            sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business, and other than Liens (A) arising as a matter of Law, (B) granted in connection with the incurrence, assumption or guaranteed of any indebtedness permitted under clause (ix) below and (C) as required by after acquired property covenants in contracts evidencing indebtedness of the Company or its Subsidiaries and Liens created in connection with the refinancing of indebtedness of the Company or its Subsidiaries that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the indebtedness that is being refinanced;

(iii)           (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights or warrants to acquire any such shares or other securities, except that (A) the Company may continue the declaration and payment of regular cash dividends per share of Company Common Stock, not to exceed $0.31 per quarter up to and including the third quarter of 2006 and, thereafter, not to exceed $0.34 per quarter, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice, (B) the Company may declare and pay a Supplemental Dividend on Company Common Stock on a quarterly basis for the period commencing on the eighteen (18) month anniversary of the date hereof through the Effective Time, (C) the Company may declare and pay a special cash dividend on Company Common Stock with a record date in the fiscal quarter in which the Effective Time occurs in a per share amount up to the amount of the regular cash dividend declared per share by the Company in the immediately preceding fiscal quarter multiplied by a fraction, the numerator of which is the number of days elapsed in the then current fiscal quarter over the total number of days in the then current fiscal quarter, (D) any Subsidiary of the Company may pay dividends to the Company (and any intermediate holding company) and (E) the Company may purchase Company Common Stock for the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans in accordance with past practice or as may be permitted by Section 4.01(i) or 4.01(iv);

(iv)          authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting

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securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than issuances upon exercise of Warrants or Company Rights or in connection with stock-based awards outstanding as of the date hereof or granted after the date hereof in accordance with the terms of any Benefit Plan (including the grant of Restricted Shares pursuant to the Employee Restricted Stock Plan or the issuance of DSUs pursuant to the Deferred Director Plan) or as permitted under Section 4.01(i);

(v)	amend its Charter Documents;

(vi)          acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets, including real estate, except (A) acquisitions of assets (other than capital expenditures) in the ordinary course of business; and (B) the making of capital expenditures (1) in accordance with, and in an amount not materially greater than, the Company’s capital expenditures plan set forth in Section 4.01(vi) of the Company Disclosure Letter, (2) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (3) otherwise, in an aggregate amount for all such capital expenditures made pursuant to this clause (3) not to exceed US$20 million;

(vii)         pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms;

(viii)        make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Significant Subsidiaries, settle or compromise any material income tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(ix)          incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements), other than (1) in the ordinary course of business consistent with past practice (including, without limitation, under the Credit Agreement), (2) borrowings made to finance capital expenditures and other acquisitions permitted pursuant to clause (vi) above, (3) borrowings made in connection with the refinancing of any indebtedness existing on the date hereof (including, without limitation, the Senior Notes and the Company Credit Facility) or permitted to be incurred hereunder and that will result in “investment-grade” style covenants (including with respect to restrictions on dividend payments and “change of control” provisions), (4) borrowings in an amount not

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materially greater than as set forth in Section 4.01(ix) of the Company Disclosure Letter and (5) other borrowings in an aggregate amount not to exceed US$20 million;

(x)           other than in the ordinary course of business consistent with past practice and on terms not materially adverse to the Company and its Subsidiaries, taken as whole, enter into, modify or terminate any Material Contract or waive, release or assign any rights or claims or exercise any options thereunder;

(xi)          not make or implement any changes to the Company’s or its Subsidiaries rates or charges, standards of service or execute any agreement with respect thereto except (1) in the ordinary course of business consistent with past practice, (2) as required under the Settlement Agreement or the Consent Order or (3) as required by a Governmental Entity of competent jurisdiction. The Company shall, and shall cause its Subsidiaries to, deliver to Parent a copy of each such filing or agreement at least four (4) Business Days prior to the filing or execution thereof;

(xii)         make any material changes in its accounting methods, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the SEC, in each case as required by the Company’s independent public accountants, (ii) as may be required by a change in applicable Law, (iii) as disclosed in the Company SEC Documents filed prior to the date hereof, (iv) or as required by a Governmental Entity (including the FASB or other similar organization);

(xiii)        amend, modify or waive any material provision of the Company’s risk management program as currently in effect;

(xiv)        other than as contemplated by this Agreement in connection with the Merger or as required pursuant to a decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction terminate, amend, modify or waive any provision of (1) any confidentiality or standstill agreement in respect of the Company and its Subsidiaries to which it is a party or (2) the Company’s Rights Agreement;

(xv)         fail to maintain in full force and effect or fail to use commercially reasonable efforts to, replace with financial responsible insurers, or renew, the Insurance Policies existing as of the date hereof;

(xvi)        enter into any agreements that limit or otherwise restrict the Company or any of its Subsidiaries or any successor thereto from engaging or competing, in any material respect, in any line of business or in any geographic area; or

(xvii)	authorize, or commit or agree to take, any of the foregoing actions.

SECTION 4.02              Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise,

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consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01	Preparation of Proxy Statement; Stockholders’ Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, but in no event later than forty-five (45) days after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement, and the Company shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to Company Stockholders such amendment or supplement.

(b)           The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting. Subject to Section 5.02, the Company shall, through the Company Board, recommend that the Company Stockholders vote in favor of the adoption of this Agreement and shall include such recommendation in the Proxy Statement. Subject to Section 5.02, the Company will use all reasonable efforts to solicit from Company Stockholders proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Company Stockholders in advance of a vote on the adoption of this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting; provided, however, that any Stockholders’ Meeting so adjourned or postponed shall be held as promptly as permitted by the Charter Documents and applicable Law.

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SECTION 5.02	No Solicitation.

(a)           Subject to the remainder of this Section 5.02, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company shall not, and shall use its reasonable best efforts not to permit any Representative of the Company or its Subsidiaries to, (i)  solicit, initiate or knowingly encourage, directly or indirectly, the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to, directly or indirectly, facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in this Agreement, the Company may, in response to an Acquisition Proposal that was not the result of any actions prohibited in paragraph (a) above and that was received at any time prior to the receipt of the Company Stockholder Approval, and which the Company Board determines, in good faith, after consultation with its outside legal counsel and financial advisor, may reasonably be expected to lead to a Superior Proposal (as defined below) and the following actions are required for the Company Board to act in a manner consistent with its fiduciary duties to the Company Stockholders under applicable Law, (x) enter into a customary confidentiality agreement with the person making such Acquisition Proposal having terms and conditions not in the aggregate materially more favorable to such person than the terms of the Confidentiality Agreement are to Parent, (y) furnish, and authorize and permit its Representatives to furnish, information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal and its Representatives pursuant to such customary confidentiality agreement and (z) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal; provided, however, that the Company shall promptly provide to Parent any non-public information concerning the Company or any Subsidiary that is provided to the person making such Acquisition Proposal or its Representatives which was not previously provided to Parent; provided further, however, that the Company shall also promptly (and in any event within 48 hours) notify Parent of the receipt of each Acquisition Proposal, set forth in reasonable detail the material terms and conditions of the Acquisition Proposal (including, without limitation, information relating to the financing) and, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence as of the date of this Agreement, identify the party submitting the Acquisition Proposal, and thereafter shall keep Parent reasonably informed of the status and material terms and conditions of such Acquisition Proposal.

(c)           Neither the Company Board nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the recommendation of this Agreement by the Company Board or any such committee, (ii) approve or recommend, or publicly propose to approve or recommend, the approval or adoption of any Acquisition Proposal, or resolve or agree to take any such action, or (iii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or may reasonably be expected to lead

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to, any Acquisition Proposal, other than any confidentiality agreement referred to in Section 5.02(b).

(d)           Notwithstanding the foregoing, at any time prior to the time when the Company Stockholder Approval has been obtained:

(i)             upon having received an Acquisition Proposal that the Company Board concludes constitutes a Superior Proposal, the Company Board may withhold, withdraw or modify its recommendation of this Agreement and the Merger, approve or recommend the Superior Proposal or terminate this Agreement pursuant to Section 7.01(c) and shall promptly notify Parent in writing of any such determination.

(ii)            In circumstances other than as provided in Section 5.02(d)(i) above, the Company Board may, if it determines in good faith, after consulting with outside legal counsel, that the failure to take such action could result in a breach of the Company Board’s fiduciary obligations under applicable Law, withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify, the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, but only after (A) the Company has notified Parent in writing that the Company Board is prepared to make the determination set forth in this clause (ii), (B) for a period of five (5) Business Days following Parent’s receipt of the notice set forth in clause (A) of this sentence, the Company negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with its recommendation of this Agreement and the Merger and (C) at the end of such five (5) Business Day period the Company Board maintains its determination described in this clause (ii) (after taking in account such adjustments to the terms and conditions of this Agreement).

(e)           Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure so to disclose would be inconsistent with its fiduciary obligations under applicable Law.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent Group) relating to (i) any direct or indirect acquisition or purchase of more than 20% of the outstanding shares of Company Common Stock; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the outstanding shares of Company Common Stock; (iii) the acquisition of assets of the Company or its Subsidiaries representing more than 20% of the consolidated assets of the Company; and (iv) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Significant Subsidiary, in each case other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal for

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more than 50% of the equity interest in, or more than 50% of the consolidated assets of, the Company or that provides for a merger between the Company and another person as a result of which holders of equity interests of such person would own more than 50% of the equity interests of the entity surviving or resulting from such merger, and that the Company Board determines in its good faith judgment, after consideration of all relevant material terms of such proposal with its outside legal counsel and financial advisor, is (x) reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person submitting such proposal and (y) more favorable to the Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

SECTION 5.03            Access to Information; Confidentiality. To the extent permitted by applicable Law, the Company agrees that upon reasonable notice it shall (and shall cause its Significant Subsidiaries to) afford Parent Group’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to such information regarding the Company and its Subsidiaries as may reasonably be requested by Parent and shall cause its executive officers to be reasonably available to Parent Group to respond to reasonable questions regarding such information and, if requested, the Company agrees to assist Parent and its Representatives in developing a transition or integration plan to be utilized by Parent and its Representatives following the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that the Company may restrict the foregoing access and assistance to the extent that, in the reasonable judgment of the Company, (A) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) the information is subject to confidentiality obligations to a third party (provided, that the Company shall use its best efforts to obtain a waiver of such confidentiality obligations to permit Parent Group to have access) or (C) disclosure of any such information or document could result in the loss of attorney-client privilege; provided further, however, that with respect to this clause (C), if requested by Parent, the Company will enter into joint defense agreements or other arrangements with Parent to allow such disclosure, but only if the Company determines, with the advice of its outside legal counsel, but in its sole discretion, that so doing will fully preserve the attorney-client privilege; provided further, however, that any information provided to Parent Group pursuant to this Section 5.03 shall be subject to the Confidentiality Agreement, the terms of which shall continue to apply, except as otherwise agreed by the Company, notwithstanding termination of this Agreement. In the event of any conflict between the terms of this Section 5.03 (other than clause (C) above) and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control. No review of information pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 5.04                Regulatory Matters; Reasonable Best Efforts. (a)  Each party hereto shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including the Required Statutory Approvals

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and the filing of a report with the BEA pursuant to the IISA. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, and Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent Group, in either case, that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement, it being understood and agreed that neither party shall unreasonably withhold or delay its approval. Parent Group and the Company agree that they will (i) consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities and in connection with any investigation or other inquiry, including any proceedings initiated by a third party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Entity regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with any Governmental Entity and (iv) to the extent agreed or not objected to by the relevant Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences.

(b)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, as used in this Section 5.04, “reasonable best efforts” shall not include nor require any party to (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect (as applicable), or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect (as applicable).

(c)           Parent Group shall not, and shall cause their respective Subsidiaries not to, enter into, engage in or agree to engage in any transaction or series of transactions that would present a significant risk of making it more difficult for Parent Group or the Company to obtain any approval or authorization required in connection with the Merger or otherwise prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

(d)           Parent Group shall not, and shall cause their respective Subsidiaries not to, enter into, engage in or agree to engage in any transaction or series of transactions that would prevent Parent Group and the Surviving Corporation from complying with the Settlement Agreement, including the Consent Order, and the Statement of Factors.

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SECTION 5.05               Fees and Expenses. Subject to Section 7.02, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, however, that each of Parent Group and the Company shall bear and pay one-half of the costs incurred in connection with the filing fees with respect to the pre-merger notification and report forms under the HSR Act; provided further, however, that Parent shall pay all Expenses incurred in connection with the preparation and filing of all applications, notices, registrations, declarations, petitions and filings with any Governmental Entity in connection with the Required Statutory Approvals.

SECTION 5.06	Indemnification; Directors’ and Officers’ Insurance.

(a)           Following the Effective Time, Parent, Holding Company and Holdings shall cause the Surviving Corporation to, and the Surviving Corporation shall, to the fullest extent permitted by Law, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries and all other persons who may presently serve or have served at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another person, including as a fiduciary with respect to an employee benefit plan (the “Indemnified Parties”), in each case, for acts or failures to act in such capacity, against any costs or expenses (including reasonable attorney’s fees), judgments, amounts paid in settlement, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or such Subsidiary pursuant to its Charter Documents, or similar organizational documents, as applicable, and the indemnification agreements identified in Section 5.06(a) of the Company Disclosure Letter.

(b)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.06, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent or the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent, Holding Company and Holdings shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, and (ii) Parent, Holding Company and Holdings shall cause the Surviving Corporation to, and the Surviving Corporation shall, cooperate in the defense of any such matter.

(c)           Parent, Holding Company and Holdings shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain a policy or policies of officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring

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prior to the Effective Time (“D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage for the period ending on the later of (i) six (6) years and one (1) month after the Effective Time and (ii) the applicable statute of limitations for such acts and omissions; provided, however, that in lieu of such coverage, the Surviving Corporation may substitute a prepaid “tail” policy for such coverage, which it may cause the Company to obtain prior to the Closing.

(d)           In determining whether an Indemnified Party is entitled to indemnification under Section 5.06(a), if requested by such Indemnified Party, such determination shall be made in a written opinion by independent counsel mutually acceptable to Parent and the Indemnified Party, which counsel shall not have, at the time of such determination, otherwise performed services for the Surviving Corporation or Parent or their respective Subsidiaries or affiliates during the preceding three (3) years.

(e)           If Parent, Holding Company, Holdings or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, Holding Company, Holdings or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent, Holding Company, Holdings and the Surviving Corporation set forth in this Section 5.06.

(f)            The rights of each Indemnified Party under this Section 5.06 shall be in addition to any right such person might have under the Charter Documents of the Company or the similar organizational documents of any of its Subsidiaries, or under applicable Law (including the DGCL), or under any agreement of any Indemnified Party with the Company or its Subsidiaries. The provisions of this Section 5.06 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

(g)           The obligations of Parent, Holding Company, Holdings and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.06 applies without the written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06).

(h)           The Company (or, after the Effective Time, the Surviving Corporation) shall indemnify any Indemnified Party against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 5.06, relating to the enforcement of such Indemnified Party’s rights under this Section 5.06 or under the Charter Documents or existing indemnification agreements. Any amounts due pursuant to the preceding sentence shall be payable upon request by the Indemnified Party.

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SECTION 5.07             Public Announcements. Parent Group and the Company shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, and except for any matters referred to in Section 5.02(c) or 5.02(d), (x) prior to the issuance by the Company of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, the Company shall obtain the consent of Parent, which consent shall not be unreasonably withheld or delayed, and (y) prior to the issuance by Parent Group of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, Parent Group shall obtain the consent of the Company, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.01, or unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or NASDAQ, neither Parent Group nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

SECTION 5.08              Transfer Taxes. All Transfer Taxes shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Parent Group in preparing, executing and timely filing any Returns with respect to such Transfer Taxes.

SECTION 5.09            State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company and Parent Group shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 5.10              Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to result in any failure of such party at Closing to comply with or satisfy any condition to be satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

SECTION 5.11	Employees.

(a)           For the period commencing at the Effective Time and ending no earlier than the third (3rd) anniversary thereof, Parent, Holding Company and Holdings shall cause the Surviving Corporation and its Subsidiaries to maintain, and the Surviving Corporation and its Subsidiaries shall maintain, compensation, employee benefit plans and arrangements and

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severance pay and benefits (the “Comparable Benefits”) for employees of the Company and its Subsidiaries (“Affected Employees”) that are, in the aggregate, no less favorable than as provided under the compensation arrangements, Benefit Plans, severance plans and current policies or practices of the Company and its Subsidiaries as in effect on the date hereof; provided, however, that, subject to obligations under applicable Law and applicable collective bargaining agreements, commencing on the second (2nd) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall not have to maintain Comparable Benefits if a Governmental Entity of competent jurisdiction determines that such Comparable Benefits are unreasonably high and, as result, the Surviving Corporation determines in its good faith judgment (after consultation with such Governmental Entity) that the Comparable Benefits would have a negative impact on a rate review or similar proceeding.

(b)           Parent, Holding Company and Holdings shall cause the Surviving Corporation and its Subsidiaries to honor, and the Surviving Corporation and its Subsidiaries shall honor, all Benefit Plans (including any obligations with respect to deferral elections previously made pursuant to such Benefit Plan that are not terminated and settled as of the Effective Time) and other contractual commitments, including, without limitation, severance and change-in-control agreements, in effect immediately prior to the Effective Time between the Company and Affected Employees, retirees or former employees of the Company, as set forth on Section 5.11(b) of the Company Disclosure Letter. In addition to and without limiting the generality of the foregoing, Parent, Holding Company and Holdings shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, (i) pay all annual bonuses that are payable to the Affected Employees, retirees and former employees of the Company and its Subsidiaries with respect to the fiscal year in which the Effective Time occurs, including bonuses accrued on the consolidated financial statements of the Company (whether or not then earned by or vested in Affected Employees) under the Company’s 2006 Employee Incentive Plan (and any successor to such plan for subsequent years), (ii) continue the Deferred Director Plan until such time as all outstanding obligations thereunder are satisfied in accordance with their terms and (iii) honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Company or any Subsidiary as of the Effective Time.

(c)           Subject to its obligations under applicable Law and applicable collective bargaining agreements, Parent, Holding Company and Holdings shall cause the Surviving Corporation and its Subsidiaries to give, and the Surviving Corporation and its Subsidiaries shall give, all Affected Employees full credit for purposes of benefit accrual, eligibility and vesting under any employee benefit plan arrangement maintained by Parent, Holding Company, Holdings or the Surviving Corporation or any Subsidiary thereof for such Affected Employees’ service with the Company or any Subsidiary (or any prior employer) to the same extent recognized by the Company or any Subsidiary or any Benefit Plan immediately prior to the Effective Time; provided, however, that such crediting of service shall not result in any duplication of benefits.

(d)           Subject to its obligations under applicable Law and applicable collective bargaining agreements, Parent, Holding Company and Holdings shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, (i) with respect to any life, health or long-term disability insurance plan, waive all limitations as to

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preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established to replace any Benefit Plan in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any plan maintained for the Affected Employee immediately prior to the Effective Time, (ii) with respect to any health insurance plan, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Affected Employees are eligible to participate in after the Effective Time and (iii) with respect to any life or long-term disability plan, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

(e)           For the period commencing at the Effective Time and ending no earlier than the second (2nd) anniversary thereof, (i) Parent, Holding Company and Holdings shall cause the Surviving Corporation and its Subsidiaries to employ, and the Surviving Corporation and its Subsidiaries shall employ, in the aggregate, approximately the same number of employees as employed by the Company immediately prior to the Effective Time, including substantially all of the Affected Employees, and (ii) Parent, Holding Company and Holdings shall not permit the Surviving Corporation to effect, and the Surviving Corporation shall not effect, any material reductions in employee work force of the Surviving Corporation and its Subsidiaries. Notwithstanding sub-clauses (i) and (ii) above, the Surviving Corporation and its Subsidiaries may terminate an Affected Employee for breach of employment terms, fraud, theft and misconduct.

SECTION 5.12               Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

SECTION 5.13               Rule 16b-3. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and certain SEC No-Action Letters, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

SECTION 5.14	Financing.

(a)           Parent and Holding Company shall cause Holdings and Sub to use its reasonable best efforts to obtain the full amount of the financing contained in the Financing Commitments consistent with the terms specified and described in the Financing Commitments delivered to the Company by Parent Group; provided, however, it is expressly understood and agreed that Parent Group’s obligations to consummate the Merger on the terms and conditions specified herein are not subject to a financing condition or the results of Parent Group’s efforts to

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obtain the full amount of the financing required to effect the Closing pursuant to Section 1.03 hereof and to satisfy their obligations under Article II hereof, including, depositing (or causing to be deposited) with the Paying Agent and LaSalle sufficient funds to make all payments pursuant to Article II hereof.

(b)           Parent Group will keep the Company reasonably informed of the status of the Financing Commitments and the Available Cash and any material developments with respect thereto.

(c)           The Company shall provide, and will cause its officers and employees to provide, all necessary cooperation and information in connection with the arrangement and obtaining of the financing contained in the Financing Commitment as may be reasonably requested by Parent, including, without limitation, facilitating customary due diligence and arranging senior officers, as selected by Parent, to meet with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies), cooperation in the preparation and filing of any offering documents, the issuance of any comfort letter, the receipt of any auditors’ consents, certifications of the chief financial officer with respect to solvency matters, the delivery of consolidated pro forma financial information and the use of commercially reasonable efforts to cause each independent auditor to so cooperate or otherwise. Parent shall not amend, supplement, modify or terminate (whether unilaterally or by mutual consent), in a manner either materially adverse to the Company or to the consummation of the Merger, any Financing Commitment, or waive any rights thereunder, prior to the termination of this Agreement, without the written consent of the Company.

(d)           The Company acknowledges that, prior to the Effective Time, Parent may, and Parent may request that the Company and its Subsidiaries, take actions with respect to (i) prepaying, redeeming and/or obtaining the consent of the holders of the Company’s outstanding Senior Notes in accordance with the terms of the indenture pursuant to which such notes were issued or (ii) restructuring the Company Credit Facility. The Company agrees to cooperate with such efforts and provide such information or take such actions as may be reasonably requested by Parent Group with respect thereto, including call for prepayment or redemption, or to renegotiate, as the case may be, the Senior Notes; provided, that (i) no such prepayment or redemption shall actually be made until substantially contemporaneous with or after, or, in the case of the call for prepayment, immediately prior to or contemporaneous with, the Effective Time and (ii) no such call for prepayment or redemption shall be required prior to the Effective Time unless the Company is permitted to condition such call for prepayment or redemption on the occurrence of the Effective Time or to withdraw such call for prepayment or redemption if the Effective Time shall not have occurred on or prior to the applicable scheduled prepayment or redemption date; and provided, further, that the Company shall not be required to enter into any bank commitment that will become effective prior to the Effective Time. .

SECTION 5.15            No Agreements with Company Stockholders. Neither Parent, Holding Company, Holdings nor Sub will, nor will they authorize or permit any of their affiliates or Representatives to, enter into any agreement, arrangement or understanding (in each case, whether oral or written), or to authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature

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than the Merger Consideration or pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.

SECTION 5.16	Letter of Credit.

(a)           In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement, Parent Group has delivered to the Company an irrevocable letter of credit duly issued by Australia and New Zealand Banking Group Limited, New York Branch in an amount equal to US$70,000,000 with a termination date of April 25, 2007 in the form of Exhibit A hereto (the “Letter of Credit”).

(b)           No later than 5:00 P.M. New York City time on January 25, 2007 (the “LC Date”), Parent Group shall deliver, or caused to be delivered, to the Company an irrevocable substitute letter of credit duly issued by Australia and New Zealand Banking Group Limited, New York Branch, or another financial institution reasonably acceptable to the Company, in a form exactly the same as Exhibit A hereto, except that such substitute letter of credit shall have a termination date that is thirty (30) Business Days following the Final Date (the “Substitute Letter of Credit”). The Substitute Letter of Credit shall be in full force and effect. There shall be no conditions precedent or other contingencies related to the funding of the full amount of the Substitute Letter of Credit, other than as set forth in, or contemplated by, the Substitute Letter of Credit. As of the date of delivery of the Substitute Letter of Credit, no event shall have occurred which, with or without notice, lapse of time or both, shall constitute a default or breach on the part of Parent, Holding Company, Holdings or Sub with respect to any term or condition of the Substitute Letter of Credit. If the Substitute Letter of Credit is delivered to the Company prior to an LC Default Draw (as defined below), the Company will promptly return the Letter of Credit to Parent Group.

(c)           The Company and Parent Group agree that if Parent Group fails to deliver, or fails to cause to be delivered, the Substitute Letter of Credit on or before the LC Date (an “LC Default”), then unless and until Parent Group delivers the Substitute Letter of Credit to the Company, the Company shall have the right to immediately draw (without any further action on the part of Parent Group) upon the Letter of Credit in an amount equal to the Business Interruption Fee (such actual draw by the Company, the “LC Default Draw”); provided, however, that in no event shall a LC Default be considered an event of termination pursuant to Section 7.01 hereof; provided further, however, that a LC Default Draw shall be deemed to be payment of a Business Interruption Fee within the meaning of Section 7.02(c)(i). The LC Default Draw funds shall be held by the Company in a separate interest bearing account, segregated from all other funds of the Company (such account, the “Separate Account”). All LC Default Draw funds, together with all interest thereon (collectively, the “Funds”), shall be held by the Company until the earliest of (i) delivery of a Substitute Letter of Credit, (ii) a Return Event or (iii) a termination of this Agreement as described in Section 7.02(c) hereof. If Parent Group shall deliver the Substitute Letter of Credit to the Company after a LC Default Draw, or there shall have occurred a Return Event, the Company shall within two (2) Business Days return the Funds to Parent Group. In no event shall such return affect the right of the Company to draw upon the Substitute Letter of Credit thereafter in accordance with this Agreement. If a termination of this Agreement as described in Section 7.02(c) hereof shall have occurred, the Company shall have the right to withdraw the Funds from the Separate Account and retain an amount of such Funds

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equal to the Business Interruption Fee. The Company shall promptly return any excess to the Parent.

(d)           The Letter of Credit or the Substitute Letter of Credit, as the case may be, shall serve as a source of funds for Parent Group’s obligations under Section 7.02(c) hereof. The Company agrees to return the Letter of Credit or the Substitute Letter of Credit, as the case may be, to Parent Group (or its designee), upon the earlier to occur of (i) the receipt of the Merger Consideration, Outstanding Dividends and Warrant Consideration by the Paying Agent and the receipt of the Disputed Claims Consideration by LaSalle or, if later, the Effective Time or (ii) the termination of this Agreement under circumstances where the Company is not entitled to the Business Interruption Fee pursuant to Section 7.02 (a “Return Event”).

ARTICLE VI

CONDITIONS

SECTION 6.01               Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval. The Company Stockholder Approval shall be obtained.

(b)           No Injunctions or Restraints. No material statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, the “Restraints”) shall be in effect (i) having the effect of making the Merger illegal or (ii) otherwise preventing or prohibiting the consummation of the Merger.

(c)           HSR Approval. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d)           Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.04 and filings pursuant to the HSR Act, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent Group, the Company or any of their respective Subsidiaries, including, without limitation, Final Orders with respect to the Required Statutory Approvals, to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably likely to have a Material Adverse Effect, shall have been obtained and such Final Orders shall not contain any condition, limitation or restriction that would reasonably be likely to result in a Material Adverse Effect, a Parent Material Adverse Effect or a material adverse effect on the financial condition of Parent Group.

SECTION 6.02              Additional Conditions to Obligations of Parent Group. The obligations of Parent Group to effect the Merger shall be subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of each of the following additional conditions:

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(a)           Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar terms or phrases in any such representation or warranty) would not, individually or in the aggregate with all such failures, constitute a Material Adverse Effect.

(b)           Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate. Parent Group shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied or waived.

SECTION 6.03              Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of each of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Parent Group set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar terms or phrases in any such representation or warranty) would not, individually or in the aggregate with all such failures, constitute a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent Group. Each constituent of Parent Group shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate. The Company shall have received certificates signed by an executive officer of each of Parent, Holding Company, Holdings and Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied or waived.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01             Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval shall have been obtained:

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(a)           by mutual written consent of Parent and the Company, if the Board of Directors of each party so determines by a vote of a majority of the members of its entire Board;

(b)	by either the Company or Parent, if:

(i)             the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

(ii)            any Restraint having any of the effects set forth in Section 6.01(b) shall be in effect and have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such Restraint; or

(iii)           the Merger shall not have been consummated on or before the date that is twelve (12) months after the date of this Agreement (the “Outside Date”); provided, that if on the Outside Date the conditions to Closing set forth in Sections 6.01(c) or 6.01(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled (including in the case of Parent Group, the ability to effect the Closing pursuant to Section 1.03 hereof and to satisfy their obligations under Article II hereof, including depositing (or causing to be deposited) with the Paying Agent and LaSalle sufficient funds to make all payments pursuant to Article II hereof), then either party may (on one or more occasions) extend the Outside Date for up to six (6) months (the “Extended Outside Date”); provided, further, that, if the Outside Date (as it may be extended to an Extended Outside Date) shall occur during any Final Order Waiting Period, the Outside Date or Extended Outside Date, as the case may be, shall be extended until the third (3rd) Business Day after the expiration of such Final Order Waiting Period; provided, further, that either party may terminate this Agreement if the Merger shall not have been consummated on or before the date that is twenty-four (24) months after the date of this Agreement (the “Final Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by the Outside Date, the Extended Outside Date or the Final Date.

(c)           by the Company prior to when Company Stockholder Approval has been obtained, if the Company Board determines in good faith (after consultation with its outside legal and financial advisors), in the exercise of its fiduciary duties, that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (c) until after the fifth (5th) Business Day following Parent’s receipt of a written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company intends to take such action and specifying the reason thereof, including the material terms and conditions of such Superior Proposal and, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence as of the date of this Agreement, identifying the person making such Superior Proposal (it being understood and agreed that in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Company Board shall take into account any changes to the terms and conditions of this Agreement proposed by Parent in response to a Notice of Superior Proposal); provided further,

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however, that the Company’s ability to terminate this Agreement pursuant to this clause (c) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 7.02(b).

(d)           by Parent, if, prior to when Company Stockholder Approval has been obtained, the Company Board shall have (i) withheld, withdrawn or materially modified in a manner adverse to Parent, its recommendation of the Merger or this Agreement, (ii) approved or recommended any Acquisition Proposal, (iii)  publicly proposed to approve or recommend any Acquisition Proposal or (iv) resolved to effect any of the foregoing;

(e)           by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) cannot be cured by the Outside Date, (provided, that neither Parent nor Sub is then in material breach of any representation, warranty or covenant contained in this Agreement); or

(f)            by the Company, if Parent, Holding Company, Holdings or Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) cannot be cured by the Outside Date (provided, that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

SECTION 7.02	Effect of Termination.

(a)           In the event of a termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent Group or the Company or their respective officers or directors, except with respect to the last proviso of the first sentence of Section 5.03 (Confidentiality), Section 5.05 (Fees and Expenses), this Section 7.02 (Effect of Termination) and Article VIII (General Provisions), which provisions shall survive such termination.

(b)	Termination Fee.

(i)             In the event that (x) this Agreement is validly terminated pursuant to Section 7.01(c) or (d) or (y) (A) prior to the obtaining of the Company Stockholder approval, an Acquisition Proposal has been publicly proposed and not publicly withdrawn by any person (other than Parent Group or any of their respective affiliates), (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iii) (but only if the Stockholders’ Meeting has not been held prior to such time) or Section 7.01(b)(i) and (C) any person (other than Parent Group or any of their respective affiliates) shall enter into a definitive agreement to consummate, or consummate, an Acquisition Proposal with the Company within twelve (12) months following the termination of this Agreement, then the Company shall pay to Parent, by wire transfer of same day funds, a termination fee of US$50,000,000 (the “Termination Fee”) on the date such person and the Company enter into such definitive agreement or, if earlier, consummate an Acquisition Proposal, as applicable; provided, however, that,

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subject to Section 7.02(b)(ii) below, the Company shall have no liability under this Agreement in the event that the Company pays Parent the Termination Fee; provided further, however, that for the purpose of this Section 7.02(b)(i)(y)(C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02, except that references to “more than 20%” shall be deemed to be references to “more than 50%.”

(ii)            The Company acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.02(b)(i) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent Group would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payments Parent Group commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent Group its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

(c)	Business Interruption Fee.

(i)             In the event that this Agreement is validly terminated by the Company pursuant to Section 7.01(f) (including, without limitation, as a result of Parent Group breaching their obligation to effect the Closing pursuant to Section 1.03 hereof or failing to satisfy their obligations under Article II hereof including, depositing (or causing to be deposited) with the Paying Agent and LaSalle sufficient funds to make all payments pursuant to Article II hereof), then Parent Group shall pay US$70,000,000 (the “Business Interruption Fee”) to the Company. Contemporaneously with such termination, the Company shall be entitled to immediately draw (without any further action on the part of Parent Group) upon the Letter of Credit or the Substitute Letter of Credit, as the case may be, in an amount equal to the Business Interruption Fee. Such amount shall be credited to the payment of the Business Interruption Fee by Parent Group to the Company. If, for any reason, the funds available under the Letter of Credit or the Substitute Letter of Credit, as the case may be, are insufficient to satisfy Parent Group’s obligation to pay the Business Interruption Fee, then Parent Group shall pay the balance of the Business Interruption Fee owing to the Company by wire transfer in immediately available funds to an account specified by the Company in writing to Parent as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination); provided, however, that, subject to Section 7.02(c)(ii) below, Parent Group shall have no liability under this Agreement in the event that Parent pays the Company the Business Interruption Fee.

(ii)            Parent Group acknowledge that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Business Interruption Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.02(c)(i) are reasonable forecasts of

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the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent Group fails to promptly pay the Business Interruption Fee, and, in order to obtain such payments the Company commences a suit which results in a judgment against Parent Group for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

SECTION 7.03             Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the Company Stockholders, provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such Company Stockholders without obtaining such further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04               Extension; Waiver. At any time prior to the Effective Time, each party hereto, by action taken or authorized by its board of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01              Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.06) that by their terms apply or are to be performed in whole or in part after the Effective Time; provided, however, that Parent shall have no direct liability with respect to Sections 5.06 and 5.11 after the Effective Time other than in its capacity as the direct or indirect shareholder of Holding Company, Holdings and the Surviving Corporation and then only to the extent of its rights as such shareholder.

SECTION 8.02             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set

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forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent Group to:

BBI US Holdings II Corp.

BBI Glacier Corp.

c/o Babcock & Brown LP

2 Harrison Street

San Francisco, CA 94105

Telephone: (415) 512-1515

Facsimile: (415) 512-1515

Attention: Michael M. Garland

with copies (which shall not constitute notice) to:

Babcock & Brown Infrastructure Limited

The Chifley Tower, Level 39

2 Chifley Square

Sydney NSW 2000

Australia

Telephone: 61-2-9229-1800

Facsimile: 61-2-9231-5619

Attention: Michael Ryan

and

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street

New York, NY 10019-5389

Telephone: (212) 424-8072

Facsimile: (212) 424-8500

Attention: Sheri E. Bloomberg, Esq.

and

(b)	if to the Company, to:

NorthWestern Corporation

125 South Dakota Avenue 57104-6403

Telephone: (605) 978-2903

Facsimile: (605) 351-1112

Attention: Michael Hanson, President and CEO

with copies to (which shall not constitute notice):

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Manatt, Phelps & Phillips, LLP

11355 West Olympic Blvd.

Los Angeles, California

Telephone: (310) 312-4000

Facsimile: (310) 312-4224

Attention: Gordon M. Bava, Esq.

SECTION 8.03               Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or an Exhibit to, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such terms. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. All parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular party.

SECTION 8.04              Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile, it being understood that all parties need not sign the same counterpart.

SECTION 8.05	Entire Agreement; Third Party Beneficiaries.

(a)           This Agreement (including the documents and instruments referred to herein and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

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SECTION 8.06               Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).

SECTION 8.07            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.08              Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, which consent may be withheld for any reason by such other party in its sole discretion, and any attempt to make any such assignment without such consent shall be null and void and of no effect whatsoever. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 8.09              Submission To Jurisdiction; Waivers. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any court of the State of Delaware or the federal court of the United States of America sitting in the Sate of Delaware), and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the above-named courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.

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SECTION 8.10             Enforcement. The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to (i) an injunction or injunctions to prevent breaches of this Agreement and to (ii) specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

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IN WITNESS WHEREOF, Parent, Holding Company, Holdings, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BABCOCK & BROWN INFRASTRUCTURE LIMITED

By:	/s/ Jeffrey Kendrew

Name: Jeffrey Kendrew

Title: COO, Energy

BBI US HOLDINGS PTY LTD.

By:	/s/ Jeffrey Kendrew

Name: Jeffrey Kendrew

Title: COO, Energy

BBI US HOLDINGS II CORP.

By:	/s/ Michael M. Garland

Name: Michael M. Garland

Title: President

BBI GLACIER CORP.

By:	/s/ Michael M. Garland

Name: Michael M. Garland

Title: President

NORTHWESTERN CORPORATION

By:	/s/ Michael J. Hanson

Name: Michael J. Hanson

Title: Chief Executive Officer

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Annex B

CREDIT SUISSE
Eleven Madison Avenue	Phone 1 212 325 2000
New York, NY 10010	www.credit-suisse.com

April 25, 2006

Board of Directors

NorthWestern Corporation

125 S. Dakota Avenue

Sioux Falls, South Dakota 57104

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of NorthWestern Corporation (the “Company”) of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of April 25, 2006 (the “Merger Agreement”), among Babcock & Brown Infrastructure Limited (the “Acquiror”), BBI US Holdings Pty Ltd. Company, a wholly owned subsidiary of the Acquiror (“Holding Company”), BBI US Holdings II Corp., a wholly owned subsidiary of the Holding Company (“Holdings”), BBI Glacier Corp., a wholly owned subsidiary of Holdings (“Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Sub with the Company (the “Merger”) pursuant to which the Company will become a wholly-owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $37.00 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been recently effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the

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Board of Directors
NorthWestern Corporation
April 25, 2006
Page 2

Company referred to above, management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no material delay, limitation, restriction or condition will be imposed and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such stockholders in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and on financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to any alternative transactions or strategies that may be available to the Company, nor does it address the Company’s underlying decision to proceed with the Merger rather than any other transaction or strategy.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates have in the past provided, are currently providing, and in the future may provide, investment banking and other financial services to the Company and the Acquiror or their respective affiliates, for which we have received, and expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger.

It is understood that this letter is being provided for the information of the Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

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Board of Directors
NorthWestern Corporation
April 25, 2006
Page 3

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

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Annex C

April 25, 2006

Board of Directors

NorthWestern Corporation

125 S. Dakota Avenue

Sioux Falls, South Dakota 57104

Gentlemen and Madame:

We understand that NorthWestern Corporation (“NorthWestern”) and Babcock & Brown Infrastructure Limited (“BBIL”) plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the acquisition of NorthWestern by BBIL (the “Merger”). Pursuant to the Merger Agreement, NorthWestern will be the surviving corporation in the Merger and each issued and outstanding share of common stock, par value $.01 per share, of NorthWestern (“NorthWestern Common Stock”) shall be cancelled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive $37.00 in cash (the “Consideration”). The terms and conditions of the Merger are fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Consideration to be received by the holders of NorthWestern Common Stock is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly-available information concerning the business, financial condition, and operations of NorthWestern that we believe to be relevant to our inquiry.
•

Reviewed certain internal financial information, prepared and furnished to us by the management of NorthWestern, concerning the business, financial condition, and operations of NorthWestern that we believe to be relevant to our inquiry.

•	Reviewed certain estimates and forecasts relating to the business and financial prospects of NorthWestern, prepared and furnished to us by the management of NorthWestern.
•	Reviewed the budget for NorthWestern for the year ending December 31, 2006, prepared and furnished to us by the management of NorthWestern.
•	Reviewed audited financial statements of NorthWestern.
•	Held discussions with members of management of NorthWestern concerning NorthWestern’s business, operating and regulatory environment, financial condition, prospects, and strategic objectives.
•	Reviewed the historical market prices and trading activity for NorthWestern Common Stock.

The Blackstone Group® L.P.

345 Park Avenue

New York, NY 10154

212 583-5000
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•	Compared certain financial information for NorthWestern with similar information for certain other utility companies, the securities of which are publicly traded.
•	To the extent publicly available, compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant.
•	Performed a discounted cash flow analysis on the financial projections of NorthWestern.
•	Reviewed the draft Merger Agreement, dated April 22, 2006.
•	Performed such other financial studies, investigations and analyses, and considered such other matters as we deemed necessary or appropriate.

In arriving at our opinion, with your consent, we have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us that was publicly available, that was supplied or otherwise made available to us by NorthWestern or was otherwise reviewed by us. We have assumed that the financial and other projections prepared by NorthWestern and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s reasonable estimates as of the date of their preparation. We assume no responsibility for and express no opinion as to such forecasts or projections or the assumptions on which they are based. We have further relied upon the assurances of the management of NorthWestern that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading. We have assumed, with the consent of the NorthWestern Board of Directors, that the final executed form of the Merger Agreement does not differ in any material respect from the draft dated April 22, 2006 and that NorthWestern and BBIL will comply with all the terms of the Merger Agreement without waiver, modification or amendment in any material respect.

We have not (i)  conducted a physical inspection of the properties and facilities of NorthWestern, or (ii) made an independent evaluation or appraisal of the assets and liabilities of NorthWestern, and we express no opinion as to any of the foregoing.

We have not considered the relative merits of the Merger as compared to any other business plan or opportunity that might be available to NorthWestern or the effect of any other arrangement in which NorthWestern might engage, except that we are aware of discussions that NorthWestern has had over the last six months with other potential transaction partners. We have assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated on substantially the same terms set forth therein. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. Furthermore, we express no opinion as to the prices or trading ranges at which NorthWestern Common Stock will trade at any time. We have assumed, with the permission of NorthWestern management, that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no material restrictions or requirements will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

This opinion does not constitute a recommendation to any shareholder as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such. We

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assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

It is understood that this letter is for the information and assistance of the Board of Directors only and, without our prior written consent, is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors or NorthWestern. However, Blackstone understands that the existence of any opinion may be disclosed by NorthWestern or BBIL in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, the proxy statement mailed to the shareholders of NorthWestern in connection with the Merger and agrees to not unreasonably withhold its written approval for such use as appropriate following Blackstone’s review of, and reasonable opportunity to comment on, any such document.

We will receive a fee from NorthWestern for rendering our opinion and NorthWestern has agreed to reimburse us for certain out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of NorthWestern Common Stock is fair to such holders from a financial point of view.

Very truly yours,

THE BLACKSTONE GROUP L.P.

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Section 262.	Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof,

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which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or

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the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made

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upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the

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appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex E

NORTHWESTERN CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of NorthWestern Corporation (the “Corporation”) assists the Board in fulfilling its responsibilities for oversight of (a)(i) the Corporation’s accounting and financial reporting processes, (ii) the audits and integrity of the Corporation’s financial statements, (iii) the Corporation’s compliance with legal and regulatory requirements, (iv) the independent auditor’s qualifications and independence, and (v) the performance of the Corporation’s internal audit function and independent auditors; (b) preparation of the reports that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Corporation’s annual proxy statement; and (c) such other duties as directed by the Board.

Organization and Meetings

The membership of the Committee shall consist of not less than three nonemployee members of the Board who are “independent” and are able to read and understand financial statements and are financially literate. To be “independent,” a Committee member may not: (a) accept any consulting, advisory or other compensatory fee, directly or indirectly, from the Corporation (except for Board or Committee fees); (b) be an affiliate of the Corporation or any of its subsidiaries (except in the capacity as a member of the Board or the Committee), as determined in accordance with the rules of the SEC; or (c) have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation within the past three years. In addition, each member shall be an “independent” director as determined in accordance with the NASDAQ Marketplace Rules, and be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in financial sophistication. The Committee shall also seek to have at least one member who is an “audit committee financial expert” as determined in accordance with the SEC rules, provided that the Committee will not be in violation of its charter if it fails to have a member who is an audit committee financial expert. In discharging this oversight role, the Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the Corporation’s independent auditor (the “Accountant”), and the management of the Corporation and shall be empowered to investigate any matter brought to its attention, with full power to retain independent counsel, accountants or others to assist in the conduct of any investigation, at the Corporation’s expense.

The Committee’s primary responsibilities are:

•

Appoint, determine compensation, retain and oversee the Accountant engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. In the process, the Committee will discuss and consider the Accountant’s written affirmation that the Accountant is in fact independent pursuant to SEC rules, discuss the nature and rigor of the audit process, receive and review any reports, and provide to the Accountant full access

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to the Committee (and the Board) to report on any and all appropriate matters. The Committee shall make it clear to the Accountant that the Accountant shall report and be accountable to the Committee.

•

At least annually, obtain and review a formal written statement by the Accountant describing: (a) the Accountant’s internal quality-control procedures; (b) the material issues raised by the most recent internal quality-control review, or peer review, of the Accountant, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Accountant, and any steps taken to deal with any such issues; and (c) the relationships between the Accountant and the Corporation consistent with Independence Standards Board Standard 1. The Committee shall actively engage in dialogue with the Accountant regarding any disclosed relationships or services that may impact the independence of the Accountant.

•	Provide oversight and review the adequacy of management’s assessment of the effectiveness of the Company’s internal control over financial reporting.
•

Review and discuss annual and quarterly financial statements with management and the Accountant. Such discussions may include, as deemed appropriate, quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded, and such other inquiries as the Committee determines.

•

Review, evaluate and provide guidance, as the Committee deems appropriate, to management as to the form and substance of earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, and report any issues with respect thereto to the Board.

•	Review and discuss Accountant’s required communications relating to the audit.
•

Ensure there are no unjustified restrictions or limitations placed on internal audit, and review and concur in the appointment, replacement or dismissal of the senior internal audit executive. Review the responsibilities, annual audit plan, budget, and staffing of the Company’s internal audit function.

•	Review policies and procedures regarding officer’s expense accounts including their use of Company assets and consider the results of reviews by internal audit or the Accountant.
•	Consider appropriateness of non-audit services provided by the Accountant to the Corporation.
•

Pre-approve permissible non-audit services and audit, review or attest engagements. The Committee may adopt a pre-approval policy setting forth the procedures by which such pre-approvals shall be made.

•	Consider the appropriateness of, and approve, those “related party transactions,” defined in the NASDAQ Marketplace Rules.

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•	Take, or recommend that the Board take, such other actions as the Committee determines are appropriate to oversee the independence of the Accountant.
•	Risk assessment and management – monitoring company processes for management’s identification and control of key business, financial, and regulatory risks.
•	Discussion with management of the status of pending litigation, taxation matters, and other areas of legal and compliance oversight as may be appropriate.
•	Review with management and the Accountant any significant risks and exposures of the Corporation and management’s steps to minimize them.
•	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.
•	Determine the funding necessary to compensate the Accountant and other outside advisors engaged by the Committee, and advise the Corporation that it must make such funding available to the Committee.
•	Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the Accountant.
•	Review with the Accountant any audit problems or difficulties and management’s response.
•	Review of any significant findings and recommendations made by the Accountant, and management’s responses to them.
•	Establish complaint procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters.
•	Establish complaint procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
•	Set clear hiring policies for employees or former employees of the Accountant.
•	Annually review and reassess the adequacy of this Charter and the Corporation’s Code of Conduct.
•	Prepare the Audit Committee Report and review those matters with respect to the Committee that are required by the SEC rules to be disclosed in the Company’s annual proxy statement.
•	Report regularly on Committee activities to the full Board.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Accountant. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations.

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Annex F

ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply to NorthWestern Corporation’s 2006 Annual Meeting of Stockholders:

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The Annual Meeting of Stockholders is open only to our stockholders and our invited guests. Stockholders attending the annual meeting should present an admittance ticket or evidence of NorthWestern Corporation (NASDAQ: NWEC) stock ownership to gain entrance. You may be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the annual meeting.

•

The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

•	Stockholder questions and comments related to our business will be addressed only during the question and answer portion of the agenda at the end of the annual meeting.
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Stockholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated with a time limit of three minutes.

•

Although personal grievances, claims and political statements are not appropriate subjects for the annual meeting, you may submit in writing any of these to an usher or company representative, and we will respond in writing.

•

The use of cameras or sound recording equipment is prohibited, except by those employed by the company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the annual meeting.

•	No firearms or weapons will be allowed in the meeting room.
•	No banners or signs will be allowed in the meeting room.
•	We reserve the right to inspect all items entering the meeting room. Handbags, briefcases and packages may be inspected.

IMPORTANT:

PLEASE SIGN AND RETURN

THE ENCLOSED PROXY CARD PROMPTLY

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[PROXY VOTING CARD – front side]

NORTHWESTERN CORPORATION

125 S. DAKOTA AVE., SIOUX FALLS, SD 57104

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints E. Linn Draper, Jr. and Michael J. Hanson, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2006 Annual Meeting of Stockholders of NORTHWESTERN CORPORATION (the “Company”) to be held at the Sioux Falls Convention Center, 1201 N. West Avenue, Sioux Falls, South Dakota at 2:00 p.m. Central Daylight Time, on Wednesday, August 2, 2006, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD

PROMPTLY IN THE ENVELOPE PROVIDED.

(continued and to be signed on the reverse side)

[PROXY VOTING CARD – back side]

NORTHWESTERN CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Adoption of the Agreement and Plan of Merger, dated as of April 25, 2006, among Babcock & Brown Infrastructure Limited and the Company, as the same may be amended from time to time.

For __ Against __ Abstain __

2. ELECTION OF DIRECTORS

For: Stephen P. Adik, E. Linn Draper, Jr., Jon S. Fossel, Michael J. Hanson, Julia L. Johnson, Philip L. Maslowe, D. Louis Peoples

For All __

Withhold All __

For All Except __

_________________________________________________

For all nominees except as noted above.

3. Ratification of selection of Deloitte & Touche LLP as independent registered accounting firm for fiscal year ended December 31, 2006.

For __ Against __ Abstain __

4. Any proposal to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

For __ Against __ Abstain __

5. Upon such other matters as may come before said meeting or any adjournment or postponement thereof, in the discretion of the Proxyholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT IN ITEM 1, “FOR” THE NOMINEES NAMED IN ITEM 2, “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM 3, AND “FOR” THE PROPOSAL TO ADJOURN THE ANNUAL MEETING TO A LATER DATE TO SOLICIT ADDITIONAL PROXIES IN ITEM 4.

Date: ____________________________________________________________________

__________________________________________________________________________

Signature

__________________________________________________________________________

Signature

Please sign exactly as name(s) appear on this Proxy. Joint owners should each sign personally. Corporation Proxies should be signed by authorized officer. When signing as executors, administrators, trustees, etc., give full title.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD

IN THE ENVELOPE PROVIDED.

[ADMISSION TICKET]

[front side]

ADMISSION TICKET

NorthWestern Corporation Annual Meeting of Stockholders August 2, 2006 2 p.m. Central Daylight Time Sioux Falls Convention Center 1201 N. West Ave., Sioux Falls, S.D. [company logo]

[back side]

[map showing annual meeting location]